Exhibit (a)(1)(i)

OFFERING MEMORANDUM

EXCHANGE OFFERS FOR ALL OUTSTANDING

6.50% SERIES D CUMULATIVE REDEEMABLE PREFERRED SHARES, $1.00 PAR VALUE

FOR NEW

6.50% SERIES G CUMULATIVE REDEEMABLE PREFERRED SHARES, $1.00 PAR VALUE

ALL OUTSTANDING

7.25% SERIES E CUMULATIVE REDEEMABLE PREFERRED SHARES, $1.00 PAR VALUE

FOR NEW

7.25% SERIES H CUMULATIVE REDEEMABLE PREFERRED SHARES, $1.00 PAR VALUE

ALL OUTSTANDING

5.875% SERIES F NON-CUMULATIVE REDEEMABLE PREFERRED SHARES, $1.00 PAR VALUE

FOR NEW

5.875% SERIES I NON-CUMULATIVE REDEEMABLE PREFERRED SHARES, $1.00 PAR VALUE

The exchange offers will expire at 5:00 p.m., New York City time, on April 29, 2016, unless extended or earlier terminated.

Upon the terms and subject to the conditions set forth in this offering memorandum and the accompanying letter of transmittal, PartnerRe Ltd. (“the Company” or “we”) is offering to exchange (collectively, the “exchange offers”) any and all of our outstanding 6.50% Series D Cumulative Redeemable Preferred Shares, $1.00 par value (the “Series D Preferred Shares”) for our 6.50% Series G Cumulative Redeemable Preferred Shares, $1.00 par value (the “Series G Preferred Shares”), any and all of our outstanding 7.25% Series E Cumulative Redeemable Preferred Shares, $1.00 par value (the “Series E Preferred Shares”) for our 7.25% Series H Cumulative Redeemable Preferred Shares, $1.00 par value (the “Series H Preferred Shares”) and any and all of our outstanding 5.875% Series F Non-Cumulative Redeemable Preferred Shares, $1.00 par value (the “Series F Preferred Shares”) for our 5.875% Series I Non-Cumulative Redeemable Preferred Shares, $1.00 par value (the “Series I Preferred Shares”) (we collectively refer to Series D Preferred Shares, Series E Preferred Shares and Series F Preferred shares as “existing preferred shares” and to Series G Preferred Shares, Series H Preferred Shares and Series I Preferred Shares as “new preferred shares”).The “exchange offer consideration” will consist of one new preferred share in exchange for each existing preferred share. Upon the terms and subject to the conditions set forth in this offering memorandum, dividends on new preferred shares will begin to accrue and, in the case of Series G Preferred Shares and Series H Preferred Shares, shall be fully cumulative from, March 1, 2016, which is the first day of the current dividend period of the existing preferred shares. If your existing preferred shares are validly tendered and accepted for exchange, you will lose the right to receive any accrued dividends for past or current dividend periods on such existing preferred shares.

The exchange offers will expire at 5:00 p.m., New York City time, on April 29, 2016, unless extended or earlier terminated, which time, as may be so extended or terminated, we refer to herein as the “expiration time.” You must validly tender your existing preferred shares for exchange in the exchange offers prior to the expiration time to be entitled to receive the exchange offer consideration. You should carefully review the procedures for tendering existing preferred shares beginning on page 41 of this offering memorandum. You may withdraw existing preferred shares tendered in the exchange offers at any time prior to the expiration time. Any existing preferred shares not validly tendered will not be accepted by us for exchange and holders of the existing preferred shares not validly tendered will not be entitled to receive the exchange offer consideration.

The terms of each new preferred share will be identical in all material respects to the existing preferred shares, except that the new preferred shares will reflect, subject to certain exceptions, an extended redemption date of the fifth anniversary of the date of issuance of the new preferred shares. In addition, consistent with the restrictions set forth in the merger agreement (as defined in this offering memorandum), the certificates of designation of the new preferred shares will reflect a restriction providing that (subject to certain exceptions), following the issue date of the new preferred shares until December 31, 2020, Distributions (as defined below) with respect to any fiscal quarter shall be less than, in the aggregate, 67% of the Company’s net income (“Net Income”), as determined in accordance with United States generally accepted accounting principles (“GAAP”), during such fiscal quarter (such amount, the “Distributable Amount”). Notwithstanding the foregoing, with respect to the first fiscal quarter immediately following March 18, 2016, the “Distributable Amount” shall be defined as the sum of (x) 67% of the Company’s Net Income during such fiscal quarter, plus (y) (A) 67% of the Company’s Net Income during the 2015 fiscal year, minus (B) the sum of (1) the aggregate amount of ordinary course quarterly cash dividends on the common shares paid during the 2015 fiscal year plus (2) the aggregate amount paid by the Company during the 2015 fiscal year to repurchase the common shares (the “Initial Distributable Amount”). If the Company does not make aggregate Distributions of all of the Distributable Amount during any fiscal quarter, such remaining amount shall carryover and be available for Distributions in subsequent fiscal quarters, regardless of the Company’s Net Income during such subsequent fiscal quarters. “Distributions” is defined to include (i) dividends or other distributions declared or paid or set apart for payment upon common shares or any other capital shares ranking junior to the preferred shares and (ii) the redemption, purchase or other acquisition of common shares or any other capital shares ranking junior to the preferred shares.

The exchange offers are subject to the conditions discussed under “Terms of the Exchange Offers—Conditions to the Exchange Offers.” The exchange offers are not conditioned on the tender of any minimum number of existing preferred shares. The existing preferred shares are listed for trading on the New York Stock Exchange (“NYSE”) under the symbols PRE PR D, PRE PR E, and PRE PR F, respectively. We intend to list the new preferred shares for trading on the NYSE.

We urge you to carefully read the “Risk Factors” section and the “Material Bermuda and United States Federal Income Tax Consequences—United States Taxation” of this offering memorandum beginning on page 24 and 71, respectively, before you make any decision regarding the exchange offers.

There are no guaranteed delivery procedures provided for by us in conjunction with the exchange offers.

You must make your own decision whether to tender existing preferred shares in the exchange offers, and, if so, the amount of existing preferred shares to tender. None of us, our board of directors, the conversion agent, the information agent nor any other person is making any recommendation as to whether or not you should tender your existing preferred shares in the exchange offers. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or these securities or determined if this offering memorandum is truthful or complete. Any representation to the contrary is a criminal offense.

The depositary and conversion agent for the exchange offers is Computershare Trust Company, N.A. The information agent for the exchange offers is Okapi Partners LLC.

THE DATE OF THIS OFFERING MEMORANDUM IS April 1, 2016.

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We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended, which we refer to herein as the “Securities Act,” to exempt the exchange offers from the registration requirements of the Securities Act. We have not filed a registration statement under the Securities Act or any other federal or state securities laws with respect to the new preferred shares that will be issued in the exchange offers. We are also relying on Section 18(b)(4) of the Securities Act to exempt the exchange offers from the registration and qualification requirements of state securities laws. Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to “any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.” We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the exchange offers. Officers and regular employees of our company, who will not receive additional compensation therefor, may solicit tenders from holders. In addition, we have not engaged or authorized any financial advisor, broker, dealer, salesperson, agent or any other person to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the exchange offers. You must comply with all applicable laws and regulations in force in any applicable jurisdiction, and you must obtain any consent, approval or permission required for the purchase, offer or sale by you of the new preferred shares under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchase, offer or sale, and we will not have any responsibility therefor. We are not making any representation to any participant in this offering regarding the legality of the exchange offers under any investment or similar laws or regulations.

No dealer, salesman or other person has been authorized to give any information or to make any representations with respect to the matters described in this offering memorandum, other than those contained in, or incorporated by reference into, this offering memorandum. If given or made, such information or representations may not be relied upon as having been authorized by us.

This offering memorandum is submitted to holders of the existing preferred shares for informational use solely in connection with their consideration of the exchange offers described in this offering memorandum. Its use for any other purpose is not authorized. The offering memorandum may not be copied or reproduced in whole or in part nor may it be distributed or any of its contents be disclosed to anyone other than the holder to whom it is submitted.

The new preferred shares which are the subject of the exchange offers may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act 2003 and the Exchange Control Act 1972 (and regulations made thereunder) and the requirements of the related regulations of Bermuda which regulate the sale of securities in Bermuda.

The Bermuda Monetary Authority (the “BMA”), the Registrar of Companies and the Minister of Economic Development accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed herein.

No invitation whether directly or indirectly may be made to the public in Bermuda to subscribe for the new preferred shares.

In making an investment decision, holders must rely on their own examination of us and the terms of the exchange offers, including the merits and risks involved. The information contained in this offering memorandum is correct as of the date hereof and neither the delivery of this offering memorandum nor the consummation of the exchange offers shall create the implication that the information contained herein is correct at any time after the date hereof. Our business, financial condition, results of operations and prospects may have changed since that date. No representation is made to any holder of existing preferred shares regarding the legality of an investment in the new preferred shares under any applicable legal investment or similar laws or regulations. The contents of this offering memorandum are not to be construed as legal, business or tax advice. Holders of existing preferred shares should consult their own attorneys, business advisors or tax advisors as to legal, business or tax advice with respect to the exchange offers.

Questions regarding the exchange offers, requests for assistance in tendering your existing preferred shares or requests for additional copies of this offering memorandum or the letter of transmittal should be directed to the information agent for the exchange offers, at the telephone number or the address listed on the back cover page of this offering memorandum. Holders of existing preferred shares may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the exchange offers.

FORWARD-LOOKING STATEMENTS

Some of the statements made and information contained in this offering memorandum, excluding historical information, are “forward-looking statements” as defined in Section 27A of the Securities Act and 21E of the Securities Exchange Act of 1934, as amended, which we refer to herein as the “Exchange Act.” PartnerRe has made forward-looking statements in this document, and in documents that are incorporated by reference in this document, that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of our management. Generally, forward-looking statements include information concerning possible or assumed future actions, events or our results of operations. Forward-looking statements specifically include, without limitation, the information included in or incorporated by reference into this document regarding projections; efficiencies/cost avoidance; cost savings; income and margins; earnings per share; growth; economies of scale; the economy; future economic performance; conditions to, and the timetable for, completing the merger; future acquisitions and dispositions; litigation; potential and contingent liabilities; management’s plans; business portfolios; taxes; and merger and integration-related expenses.

Forward-looking statements may be preceded by, followed by or include the words “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” the negative of these terms and other comparable terminology.

Forward-looking statements are not guarantees of performance. You should understand that the important factors set forth below, in addition to those risk factors disclosed in our current and periodic reporting filed with the SEC could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements.

First, in order to achieve an appropriate compound annual growth in diluted tangible book value per share over the reinsurance cycle, we believe we must be able to generate an appropriate operating return on beginning diluted book value per share over the reinsurance cycle. Our ability to do that over a reinsurance cycle is dependent on our individual performance, but also on industry factors that impact the level of competition and the price of risk. The level of competition is determined by supply of and demand for capacity. Demand is determined by client buying behavior, which varies based on the client’s perception of the amount and volatility of risk, its financial capacity to bear it and the cost of risk transfer. Supply is determined by the existing reinsurance companies’ level of financial strength and the introduction of capacity from new start-ups or capital markets. Significant new capacity or significant reduction in demand will depress industry profitability until the supply/demand balance is redressed. Extended periods of imbalance could depress industry profitability to a point where we would fail to meet our targets.

Second, we knowingly expose ourselves to significant volatility in our quarterly and annual net income. We create shareholder value by assuming risk from the insurance and capital markets. This exposes us to volatile earnings as untoward events happen to our clients and in the capital markets. Examples of potential large loss events include, without limitation:

•	Natural catastrophes such as hurricane, windstorm, flood, tornado, earthquake, etc.;

•	Man-made disasters such as terrorism;

•	Declines in the equity and credit markets;

•	Systemic increases in the frequency or severity of casualty losses; and

•	New mass tort actions or reemergence of old mass torts such as cases related to asbestosis.

We manage large loss events through evaluation processes, which are designed to enable proper pricing of these risks over time, but which do little to moderate short-term earnings volatility. The only effective tools to dampen earnings volatility are through diversification by building a portfolio of uncorrelated risks and through the purchase of retrocessional coverage to optimize a portfolio. We do not use significant capital market hedges or trading strategies in the pursuit of stability in earnings.

Third, we expose ourselves to several very significant risks that are of a size that can impact our financial strength as measured by GAAP or regulatory capital. We believe that the following can be categorized as very significant risks:

•	Natural catastrophe risk;

•	Long tail reinsurance risk;

•	Market risk;

•	Interest rate risk;

•	Default and credit spread risk;

•	Trade credit underwriting risk;

•	Longevity risk;

•	Pandemic risk;

•	Agriculture risk; and

•	Mortgage reinsurance risk.

Most of these risks can accumulate to the point that they exceed a year’s worth of earnings and potentially adversely affect the capital base of the Company. We rely on our internal risk management processes, models and systems to manage these risks at the nominal exposure levels approved by the Company’s Board. However, because these models and processes may fail, we also impose limits on our exposure to these risks.

We caution the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this document. We do not undertake any duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this document or to reflect actual outcomes.

Additional factors that may affect future results and conditions are described in our filings with the SEC, especially on Forms 10-K, 10-Q and 8-K, which are available at the SEC’s website at www.sec.gov or at our website at www.partnerre.com.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at +1 (800) SEC-0330 for further information on the operation of the public reference room. These SEC filings are also available to the public from the Internet website maintained by the SEC at http://www.sec.gov. You can also get more information by visiting our website at www.partnerre.com. Materials from this website and other websites mentioned in this offering memorandum are not incorporated by reference into this offering memorandum.

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed a statement on Schedule TO, which contains additional information with respect to the exchange offers. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner set forth above. We may amend the Schedule TO in order to disclose additional information about the exchange offers that occurs following commencement of the exchange offers and will file a final amendment to report the results of the exchange offers promptly following the expiration of the exchange offers.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information in this offering memorandum, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this offering memorandum, except for any information that is superseded by information included directly in this offering memorandum.

The documents listed below that we have previously filed with the SEC are incorporated by reference into this offering memorandum. They contain important business and financial information about PartnerRe:

Annual Report on Form 10-K	For the fiscal year ended December 31, 2015, filed with the SEC on February 25, 2016.

Current Reports on Form 8-K	Filed with the SEC on February 5, 2016, February 8, 2016, February 17, 2016, February 26, 2016, March 18, 2016, March 24, 2016 and March 30, 2016.

We also hereby incorporate by reference any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this offering memorandum and prior to the closing of the exchange offers. The information that we file later with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the closing of the exchange offers will automatically update and supersede previous information included or incorporated by reference in this offering memorandum.

You can obtain any of the documents incorporated by reference in this offering memorandum from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this offering memorandum. You can obtain documents incorporated by reference in this offering memorandum by requesting them in writing or by telephone from us at the following address:

PartnerRe Ltd.

Attention: Chief Legal Counsel

Wellesley House South

90 Pitts Bay Road

Pembroke HM 08, Bermuda

+1 (441) 292-0888

In order to ensure timely delivery, you must request the information no later than five business days before the expiration of the exchange offers. This request must be made by April 22, 2016.

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SUMMARY

The following summary may not contain all of the information you should consider before investing in the new preferred shares and should be read in conjunction with the more detailed information, financial statements and related notes appearing elsewhere in or incorporated by reference in this offering memorandum. This offering memorandum contains forward-looking statements, which involve risks and uncertainties. See “Forward-Looking Statements.” Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the “Risk Factors” and other sections of this offering memorandum.

Unless the context otherwise requires, the terms the “Company,” “we” and “our” refer to PartnerRe Ltd., a Bermuda exempted company, and its predecessors and subsidiaries.

PartnerRe Ltd.

PartnerRe Ltd. (which we refer to herein as “we” or “the Company”), incorporated in Bermuda in August 1993, is the ultimate holding company for our international reinsurance and insurance group. The Company predominantly provides reinsurance and certain specialty insurance lines on a worldwide basis through its principal subsidiaries, including Partner Reinsurance Company Ltd., Partner Reinsurance Europe SE, Partner Reinsurance Company of the U.S. and, effective April 1, 2015, Partner Reinsurance Asia Pte. Ltd. Risks reinsured include, but are not limited to, property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, multiline and other lines, mortality, longevity, accident and health and alternative risk products. The Company’s alternative risk products include weather and credit protection to financial, industrial and service companies on a worldwide basis.

In 1997, recognizing the limitation of a monoline strategy, the Company shifted its strategic focus to become a leading multiline reinsurer. In July 1997, the Company completed the acquisition of SAFR (subsequently renamed PartnerRe SA with the reinsurance business being transferred into PartnerRe Europe), a well-established global professional reinsurer based in Paris. In December 1998, the Company completed the acquisition of the reinsurance operations of Winterthur Re, further enhancing the Company’s expansion strategy. In December 2009, the Company completed the acquisition of PARIS RE Holdings Limited, a French-listed, Swiss-based holding company and its operating subsidiaries. This acquisition provided the Company with enhanced strategic and financial flexibility in a less predictable and more limited growth environment.

Effective December 31, 2012, the Company completed the acquisition of Presidio Reinsurance Group, Inc. (subsequently renamed and referred to herein as PartnerRe Health), a U.S. specialty accident and health reinsurance and insurance writer.

As of April 1, 2015, PartnerRe Asia became the principal reinsurance carrier for the Company’s non-life and life business underwritten in the Asia Pacific region. The establishment of PartnerRe Asia has enabled the Company’s Asian reinsurance operations to be consolidated into one regional, well-capitalized entity and will support its growing underwriting presence in the region.

On January 25, 2015, the Company entered into an Agreement and Plan of Amalgamation (the “Amalgamation Agreement”) with Axis Capital Holdings Limited, a Bermuda exempted company, pursuant to which, upon the consummation of the transactions contemplated by the Amalgamation Agreement, the two companies were expected to amalgamate and continue as a single Bermuda exempted company.

On April 14, 2015, the Company announced the receipt of an unsolicited written proposal from EXOR S.p.A. (“EXOR”), an European investment company controlled by the Agnelli family, to acquire 100% of the outstanding common shares of the Company for $130 per share in cash. On August 2, 2015, after subsequent negotiations with EXOR, the Company entered into an Agreement and Plan of Merger with Exor N.V. (the “Parent”), Pillar Ltd. (“Merger Sub”), a wholly owned subsidiary of Exor N.V., and, solely with respect to certain specified sections thereof, EXOR (as subsequently amended, the “merger agreement”). The transaction would be effected by a merger of Merger Sub. with and into the Company, with the Company continuing as the surviving company and a subsidiary of Parent (the “merger”). Pursuant to the terms of the merger agreement, each PartnerRe common share issued and outstanding immediately prior to the effective time of the merger was automatically canceled and converted into the right to receive (i) $137.50 in cash per share and (ii) a one-time special pre-closing cash dividend in the amount of $3.00 per common share.

In connection with the execution of the merger agreement with EXOR, the Company and AXIS terminated the Amalgamation Agreement.

On November 19, 2015, our shareholders voted to approve the proposed acquisition of us by EXOR, and all related transactions, at a Special General Meeting of shareholders held at our offices in Bermuda. The acquisition of us by EXOR closed on March 18, 2016. We also announced that our Board of Directors declared a special dividend of $3.00 per share payable to the relevant holders of its common shareholders, which was conditional and contingent upon the consummation of EXOR’s acquisition of us.

Background of the Exchange Offers

The merger agreement, requires us to use our commercially reasonable efforts to commence an offer to exchange all of the existing preferred shares for new preferred shares.

We issued the Series D Preferred Shares, Series E Preferred Shares and Series F Preferred Shares pursuant to shelf registration statements on Form S-3 (Reg. No. 333-109326, Reg. No. 333-158531 and Reg. No. 333-180628).

All of the existing preferred shares are freely transferable under U.S. federal securities laws because we are (and have been for more than 90 days) subject to the reporting requirements of Section 13 of the Exchange Act and the existing preferred shares have been held by non-affiliates of the Company for over one year, as a result of which the existing preferred shares are eligible for resale without restriction pursuant to Rule 144 under the Securities Act. Accordingly, all of the new preferred shares issued in the exchange offers will also be freely transferable under U.S. federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act) of the Company, subject to certain requirements. Each series of the new preferred shares will be represented by a new unrestricted CUSIP number. See “Terms of the Exchange Offers—Resale of New Preferred Shares Received Pursuant to the Exchange Offers.”

Pursuant to the merger agreement, we delisted our common shares from the NYSE and filed Form 15 to deregister our common shares under the Exchange Act. Our preferred shares will remain registered under the Exchange Act. As a company whose only listed securities on the NYSE will be preferred shares, we will not be required to comply with certain NYSE corporate governance requirements that are applicable to companies that have listed common stock, including the requirement for the board of directors to have a majority of independent directors and that we either establish a compensation committee and a nominating and corporate governance committee, or otherwise ensure that the compensation of the company’s executive officers and nominees for directors are determined or recommended to the board of directors by the independent members of the board of directors.

In addition, we expect to qualify as a “foreign private issuer” (as defined in Rule 3b-4 of the Securities Exchange Act) on the last business day of our second fiscal quarter in 2016. In such case, we expect to start using the forms and rules applicable to foreign private issuers. Foreign private issuers are not required, among other things, to comply with the Securities Exchange Act rules governing proxy statements or the requirement to file quarterly reports on Form 10-Q. In addition, officers, directors and 10% shareholders of foreign private issuers are not subject to the reporting and short-swing profit disgorgement provisions of Section 16 of the Securities Exchange Act.

Purpose of the Exchange Offers

On August 2, 2015, we entered into the merger agreement. Pursuant to the merger agreement and the statutory merger agreement, Merger Sub was merged with and into us on March 18, 2016, with us continuing as the surviving company. At the effective time, the surviving company continued as a Bermuda exempted company and a subsidiary of Parent, and the vesting of our and Merger Sub’s respective undertakings, property and liabilities in the surviving company became effective. The purpose of the exchange offers is to comply with the merger agreement.

Pursuant to the merger agreement, if we obtained a private letter ruling (or pre-filing agreement or closing agreement) from the Internal Revenue Service (which we refer to as the “IRS”) prior to the closing date of the merger confirming the absence of U.S. tax shelter reporting obligations with respect to the proposed exchange offer (which we refer to as a “ruling”), the surviving company would be required to use its commercially reasonable efforts to commence an exchange offer promptly pursuant to which each of the preferred shareholders of the surviving company who tender their preferred shares would receive newly issued preferred shares of the surviving company reflecting a 100 basis point increase in the current applicable dividend rate, an extended redemption date of the later of (i) the fifth anniversary of the date of issuance and (ii) January 1, 2021, and a restriction on the ability of the Company and its subsidiaries to, subject to certain exceptions, make Distributions prior to December 31, 2020 in an amount exceeding the Distributable Amount. The terms of each new preferred share would be otherwise identical in all material respects to each existing preferred share for which it was exchanged.

Pursuant to the merger agreement, if we did not obtain a ruling prior to the closing date of the merger, EXOR would pay a contingent cash payment of approximately $42.7 million, at or as soon as reasonably practicable following the effective time, in lieu of a 100 basis point increase in the current applicable dividend rate, made pro rata to holders of existing preferred shares as of the effective time (which we refer to as the “contingent cash payment”). In this case, the merger agreement provides that the surviving company would be required to use its commercially reasonable efforts to commence an alternate exchange offer promptly pursuant to which each of the preferred shareholders of the surviving company who tender their preferred shares of the surviving company will receive newly issued preferred shares of the surviving company reflecting, subject to certain exceptions, an extended redemption date of the later of (a) the fifth anniversary of the date of issuance and (b) January 1, 2021, and a restriction on the ability of the Company and its subsidiaries to, subject to certain exceptions, make Distributions prior to December 31, 2020 in an amount exceeding the Distributable Amount. The terms of each new preferred share would be otherwise identical in all material respects to each existing preferred share for which it was exchanged.

We requested a ruling on September 8, 2015, and the IRS declined to issue such ruling on February 16, 2016. See “Material Bermuda and United States Federal Income Tax Consequences—United States Taxation—Consequences of the Receipt, Ownership, and Disposition of New Preferred Shares—Possible Fast-Pay Arrangement” for a summary of the background of the ruling request and discussions with the IRS. Accordingly, EXOR paid the contingent cash payment on March 18, 2016 and we are making the alternate exchange offers, which we refer to herein as “exchange offers.”

Summary Terms of the Exchange Offers

The following summary is provided solely for the convenience of holders of existing preferred shares. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere or incorporated by reference in this offering memorandum. Holders of existing preferred shares are urged to read this offering memorandum in its entirety, including the information set forth in the section of this offering memorandum entitled “Risk Factors,” and the other documents incorporated by reference in this offering memorandum.

Offeror	PartnerRe Ltd.

Securities Subject to the Exchange Offers

Any and all of our outstanding Series D Preferred Shares, Series E Preferred Shares and Series F Preferred Shares. As of March 29, 2016, we had the following existing preferred shares outstanding:

•    9.2 million of Series D Preferred Shares;

•    14.95 million of Series E Preferred Shares; and

•    10 million Series F Preferred Shares.

See “Terms of the Exchange Offers—Terms of the Exchange Offers.”

The Exchange Offers

We are offering to exchange, upon the terms and subject to the conditions set forth in this offering memorandum, any and all of our outstanding Series D Preferred Shares for our Series G Preferred Shares, any and all of our outstanding Series E Preferred Shares for our Series H Preferred Shares, and any and all of our outstanding Series F Preferred Shares for our Series I Preferred Shares.

You may tender all, some or none of your existing preferred shares. See “Terms of the Exchange Offers—Terms of the Exchange Offers.”

Exchange Offer Consideration	Upon the terms and subject to the conditions set forth in this offering memorandum and in the related letter of transmittal, the holder will receive one new preferred share in exchange for each existing preferred share.

There will be no cash payment in the exchange offers. See “Terms of the Exchange Offers—Source and Amount of Funds or Other Consideration.”

Comparison of the Terms of Existing Preferred Shares and New Preferred Shares	The terms of each new preferred share will be identical in all material respects to the existing preferred shares, except reflecting an extended redemption date of the fifth anniversary of the date of issuance of the new preferred shares. In addition, consistent with the restrictions set forth in the merger agreement, the certificates of designation of the new preferred shares will reflect a restriction on the ability of the Company and its subsidiaries to, subject to certain exceptions, make Distributions prior to December 31, 2020 in an amount exceeding the Distributable Amount. See “Comparison of Rights Between the Existing Preferred Shares and the New Preferred Shares.”

Expiration; Extension	The exchange offers will expire at 5:00 p.m., New York City time, on April 29, 2016, unless extended or earlier terminated by us, in which case the expiration time will be the latest date and time to which the exchange offers is extended or terminated. If a broker, dealer, commercial bank, trust company or other nominee holds your existing preferred shares, such nominee may have an earlier deadline for tendering in the exchange offers. You should promptly contact the broker, dealer, commercial bank, trust company or other nominee that holds your existing preferred shares to determine its deadline. See “Terms of the Exchange Offers—Expiration Time; Extension; Termination; Amendment.”

Dividends

The Series G Preferred Shares will pay cumulative preferential cash dividends in an amount per share equal to 6.50% of the liquidation preference per annum.

The Series H Preferred Shares will pay cumulative preferential cash dividends in an amount per share equal to 7.25% of the liquidation preference per annum.

The Series I Preferred Shares will pay non-cumulative preferential cash dividends in an amount per share equal to 5.875% of the liquidation preference per annum.

Upon the terms and subject to the conditions set forth in this offering memorandum, dividends on new preferred shares will begin to accrue and, in the case of Series G Preferred Shares and Series H Preferred Shares, shall be fully cumulative from, March 1, 2016, which is the first day of the current dividend period of the existing preferred shares. If your existing preferred shares are validly tendered and accepted for exchange, you will lose the right to receive any accrued dividends for past or current dividend periods on such existing preferred shares.

See “Description of Series G Cumulative Redeemable Preferred Shares—Dividend Rights,” “Description of Series H Cumulative Redeemable Preferred Shares—Dividend Rights” and “Description of Series I Non-Cumulative Redeemable Preferred Shares—Dividend Rights; Ranking.”

Acceptance of Tendered Existing Preferred Shares	Upon the terms of the exchange offers and upon satisfaction or waiver of the conditions to the offer specified herein under “Terms of the Exchange Offers—Conditions to the Exchange Offers,” we will accept for exchange existing preferred shares validly tendered (or defectively tendered, if we have waived such defect) and not validly withdrawn before or on the expiration time. See “Terms of the Exchange Offers—Acceptance of Existing Preferred Shares for Exchange; Delivery of Exchange Offer Consideration.”

Settlement Date	The settlement date in respect of any existing preferred shares that are validly tendered prior to the expiration time and not validly withdrawn is expected to be promptly following the expiration time. See “Terms of the Exchange Offers—Terms of the Exchange Offers.”

Conditions of the Exchange Offers	The exchange offers are subject to customary conditions, some of which we may waive in our sole discretion (see “Terms of the Exchange Offers—Conditions to the Exchange Offers”). The exchange offers are not conditioned upon any minimum number of existing preferred shares being tendered for exchange.

Waiver; Amendment	We reserve the right, subject to applicable law, to waive any and all conditions to the exchange offers, extend or terminate the exchange offers or otherwise amend, modify or interpret the terms of the exchange offers. See “Terms of the Exchange Offers—Expiration Time; Extension; Termination; Amendment.”

How to Tender Existing Preferred Shares	In order to exchange your existing preferred shares for new preferred shares, you must validly tender them at or before the expiration time.

If you beneficially own existing preferred shares through an account maintained by a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your existing preferred shares, you should contact your nominee promptly and instruct it to tender your existing preferred shares on your behalf.

To properly tender existing preferred shares, DTC participants must electronically submit their acceptance through DTC’s ATOP system (as defined in “Terms of the Exchange Offers—Procedures for Tendering Existing Preferred Shares”) or complete, sign and mail or transmit the letter of transmittal to the conversion agent prior to the expiration time.

Additionally, the conversion agent must receive either a timely confirmation of book-entry transfer of the existing preferred shares or an agent’s message through DTC’s ATOP system.

You may tender your existing preferred shares for new preferred shares in whole or in part. See “Terms of the Exchange Offers—Procedures for Tendering Existing Preferred Shares” and “Risk Factors.”

Withdrawal and Revocation Rights	You may withdraw any existing preferred shares tendered in the exchange offers at any time prior to the expiration time. If we decide not to accept any existing preferred shares tendered for exchange, the existing preferred shares will be credited to the registered holder’s account at DTC at our expense promptly after the expiration or termination of the exchange offers. Any withdrawn existing preferred shares will be credited to the tendering holder’s account at DTC.

For further information regarding the withdrawal of tendered existing preferred shares, see “Terms of the Exchange Offers—Withdrawal Rights.”

Existing Preferred Shares not Tendered or Accepted for Exchange

Any existing preferred shares not accepted for exchange for any reason will be credited to an account maintained at DTC promptly after the expiration or termination of the exchange offers. If you do not tender your existing preferred shares in the exchange offers, or if your existing preferred shares are not accepted for exchange, you will not be entitled to receive the exchange offer consideration. You will continue to hold your existing preferred shares and will be entitled to all the rights and subject to all the limitations applicable to the existing preferred shares. However, the liquidity of any trading market for existing preferred shares not tendered for exchange, or tendered for exchange and not accepted, could be reduced to the extent that existing preferred shares are tendered and accepted for exchange in the exchange offers. Accordingly, if you do not exchange your existing preferred shares, the existing preferred shares you retain may become substantially less liquid as a result of the completion of the exchange offers. See “Risk Factors—Risks Related to the Existing Preferred Shares and New Preferred Shares.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the new preferred shares. See “Use of Proceeds.”

Risk Factors	You should consider carefully in its entirety all of the information set forth in this offering memorandum, as well as the information incorporated by reference in this offering memorandum, and, in particular, you should evaluate the specific factors set forth in the section of this offering memorandum entitled “Risk Factors” before deciding whether to participate in the exchange offers.

Material U.S. Federal Income Tax Consequences

A holder should not recognize any income, gain or loss for U.S. federal income tax purposes in connection with the exchange offers. If the new preferred shares are tested for “fast-pay” status when they are issued pursuant to the exchange offers, we understand that it is the position of the IRS that they will be presumed to be “fast-pay stock” if they are issued for an amount that exceeds a de minimis premium to their redemption value unless clearly demonstrated otherwise. If the new preferred shares are fast-pay stock, beneficial owners of the new preferred shares must comply with annual tax shelter reporting requirements. See “Material Bermuda and United States Federal Income Tax Consequences—United States Taxation—Consequences of the Receipt, Ownership, and Disposition of New Preferred Shares—Possible Fast-Pay Arrangement—Classification of New Preferred Shares.”

Market; Trading	The existing preferred shares are listed for trading on the NYSE under the symbols PRE PR D, PRE PR E and PRE PR F, respectively. It is a condition to the exchange offers that we shall be satisfied in our reasonable discretion that the new preferred shares to be issued pursuant to the exchange offers will be eligible to be listed on the NYSE. Following completion of the exchange offers, we will submit a supplemental listing application to the NYSE requesting that the new preferred shares issued in the exchange offers be approved for listing. See “Description of Series G Cumulative Redeemable Preferred Shares— Listing of the Series G Preferred Shares,” “Description of Series H Cumulative Redeemable Preferred Shares— Listing of the Series H Preferred Shares” and “Description of Series I Non-Cumulative Redeemable Preferred Shares— Listing of the Series I Preferred Shares.”

Brokerage Commissions	No brokerage commissions are payable by the holders of the existing preferred shares to the conversion agent or us. If your existing preferred shares are held through a broker or other nominee that tenders the existing preferred shares on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply. “Terms of the Exchange Offers—Terms of the Exchange Offers.”

Conversion agent	Computershare Trust Company, N.A. Its address is set forth on the back cover of this offering memorandum. See the section of this offering memorandum entitled “Conversion agent.”

Information Agent	Okapi Partners LLC. Its address and telephone number are set forth on the back cover of this offering memorandum. See the section of this offering memorandum entitled “Information Agent.”

Further Information	If you have questions regarding the exchange offers, require assistance in tendering your existing preferred shares or require additional copies of the offering memorandum or the letter of transmittal, please contact the information agent for the exchange offers, at the telephone number or the address listed on the back cover page of this offering memorandum.

New Preferred Shares

Series G Preferred Shares and Series H Preferred Shares

The following is a summary of some of the terms of the Series G Preferred Shares and Series H Preferred Shares. For a more complete description, see “Description of the New Preferred Shares.”

Issuer	PartnerRe Ltd.

Securities Offered	6.50% Series G Cumulative Redeemable Preferred Shares (the “Series G Preferred Shares) and 7.25% Series H Cumulative Redeemable Preferred Shares (the “Series H Preferred Shares).

Dividends	Dividends on the Series G Preferred Shares and Series H Preferred Shares will in each case be cumulative from March 1, 2016 and will be payable quarterly in arrears on the first day of March, June, September and December of each year (or, if such date is not a business day, on the business day immediately following such date), commencing on June 1, 2016, in an amount per share equal to 6.50% and 7.25% for the Series G Preferred Shares and Series H Preferred Shares, respectively, of the liquidation preference per annum (equivalent to $1.625 per share and $1.8125 per share for the Series G Preferred Shares and Series H Preferred Shares, respectively). Additionally, there will be a restriction on the ability of the Company and its subsidiaries to, subject to certain exceptions, make Distributions prior to December 31, 2020 in an amount exceeding the Distributable Amount. See “Description of Series G Cumulative Redeemable Preferred Shares—Dividend Rights” and “Description of Series H Cumulative Redeemable Preferred Shares—Dividend Rights.”

Liquidation Rights	Upon our liquidation, dissolution or winding up, holders of the Series G Preferred Shares and Series H Preferred Shares will each be entitled to receive from our assets legally available for distribution to shareholders a liquidation preference of $25.00 per share, plus declared but unpaid dividends, if any, to the date of liquidation. See “Description of Series G Cumulative Redeemable Preferred Shares—Liquidation Preference” and Description of Series H Cumulative Redeemable Preferred Shares—Liquidation Preference.”

Redemption	We are not required to redeem the Series G Preferred Shares or Series H Preferred Shares. Holders of the Series G Preferred Shares and Series H Preferred Shares will have no right to have the Series G Preferred Shares or Series H Preferred Shares redeemed. The Series G Preferred Shares and Series H Preferred Shares will not be redeemable until the fifth anniversary of the date of issuance of the new preferred shares, except, in the case of the Series H Preferred Shares, in specified circumstances relating to certain tax events. See “Description of Series G Cumulative Redeemable Preferred Shares—Redemption” and “Description of Series H Cumulative Redeemable Preferred Shares—Redemption” and “—Tax Redemption.” Beginning on the fifth anniversary of the date of issuance, the Series G Preferred Shares and Series H Preferred Shares will be redeemable at our option in whole at any time or in part from time to time, at a redemption price of $25.00 per share, plus an amount equal to the portion of the quarterly dividend attributable to the then–current dividend period to, but excluding, the redemption date. See “Description of Series G Cumulative Redeemable Preferred Shares—Redemption” and See “Description of Series H Cumulative Redeemable Preferred Shares—Redemption.”

Maturity	The Series G Preferred Shares and Series H Preferred Shares do not have any maturity date. Accordingly, the Series G Preferred Shares and Series H Preferred Shares will remain outstanding indefinitely, unless and until we decide to redeem them.

Conversion Rights	The Series G Preferred Shares and Series H Preferred Shares will not be convertible into or exchangeable for any other securities.

Certain Restrictions on Payment of Dividends and Redemptions

Under Bermuda law, we may not lawfully declare or pay a dividend on the Series G Preferred Shares and Series H Preferred Shares (even if such dividends have been previously declared) if there are reasonable grounds for believing that (i) we are or, after giving effect to the payment of such dividend, would be unable to pay our liabilities as they become due or (ii) the realizable value of our assets would be less than our liabilities.

Under Bermuda law, we may not lawfully effect any redemption of the Series G Preferred Shares or Series H Preferred Shares if there are reasonable grounds for believing that we are, or would after the payment of the redemption price be, unable to pay our liabilities as they become due, or if the realizable value of our assets will, after payment of the dividend, be less than our liabilities.

Further, as the BMA is our group supervisor for insurance group solvency and reporting requirements, we may not be able to declare or pay a dividend on the Series G Preferred Shares or Series H Preferred Shares or effect any redemption of Series G Preferred Shares or Series H Preferred Shares if we are or, after giving effect to such payment, would be in breach of applicable group solvency and liquidity requirements or applicable group enhanced capital requirements or such other applicable rules, regulations or restrictions as may from time to time be issued or imposed by the BMA (or any successor agency or then–applicable regulatory authority) pursuant to the terms of the Insurance Act 1978 of Bermuda, as amended, and related rules and regulations thereunder (the “Insurance Act”) or any successor legislation or then–applicable law or regulation.

See “Description of Series G Cumulative Redeemable Preferred Shares—Certain Restrictions on Payment of Dividends and Redemption of Shares” and “Description of Series H Cumulative Redeemable Preferred Shares—Certain Restrictions on Payment of Dividends and Redemption of Shares.”

Ranking

The Series G Preferred Shares:

•    will rank senior to our junior shares with respect to the payment of dividends and distributions upon our liquidation, dissolution or winding up. Junior shares include our common shares and any other class of shares that rank junior to the Series G Preferred Shares either as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up;

•    will rank pari passu with each other series of shares ranking on parity with this series of preferred shares as to the payment of dividends and distributions upon our liquidation, dissolution or winding up, which we refer to as “parity shares” (which include Series D Preferred Shares, Series E Preferred Shares and Series F Preferred Shares and, to the extent issued in connection with the exchange offers, Series H Preferred Shares and Series I Preferred Shares); and

•    will rank junior to any series of shares ranking senior to the Series G Preferred Shares as to the payment of dividends and distributions upon our liquidation, dissolution or winding up.

See “Description of Series G Cumulative Redeemable Preferred Shares—Dividend Rights” and “—Liquidation Preference.”

The Series H Preferred Shares:

•    will rank senior to our junior shares with respect to the payment of dividends and distributions upon our liquidation, dissolution or winding up. Junior shares include our common shares and any other class of shares that rank junior to the Series H Preferred Shares either as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up;

•    will rank pari passu with each other series of shares ranking on parity with this series of preferred shares as to the payment of dividends and distributions upon our liquidation, dissolution or winding up, which we refer to as “parity shares” (which include Series D Preferred Shares, Series E Preferred Shares and Series F Preferred Shares and, to the extent they are issued in connection with the exchange offers, Series G Preferred Shares and Series I Preferred Shares); and

•    will rank junior to any series of shares ranking senior to the Series H Preferred Shares as to the payment of dividends and distributions upon our liquidation, dissolution or winding up.

See “Description of Series H Cumulative Redeemable Preferred Shares—Dividend Rights” and “—Liquidation Preference.”

Voting Rights	Generally, the holders of the Series G Preferred Shares and Series H Preferred Shares will not have any voting rights. However, whenever Series G Preferred Shares, Series H Preferred Shares or any class or series of cumulative capital shares ranking on a parity with the Series G Preferred Shares or Series H Preferred Shares with respect to the payment of dividends and amounts upon liquidation, dissolution or winding up, as further described in the applicable Certificate of Designation, are in arrears in an amount equivalent to dividends for six full dividend periods (whether or not consecutive), the applicable Certificate of Designation provides that holders of the Series G Preferred Shares and Series H Preferred Shares (in each case, voting together as a single class with the holders of cumulative parity shares, respectively) will have the right to elect two directors whose terms of office shall continue until such dividend arrearage is eliminated. In addition, certain transactions that would vary the rights of holders of the Series G Preferred Shares and Series H Preferred Shares cannot be made without the approval of the holders of 75% of the Series G Preferred Shares and Series H Preferred Shares, respectively.

Holders of Series F Preferred Shares and Series I Preferred Shares (which we refer to as “non-cumulative shares”) will be entitled to elect two separate additional directors whenever dividends have not been declared and paid on such shares in an amount equivalent to dividends for six full dividend periods (whether or not consecutive) in accordance with the terms of the applicable certificate of designation; however, holders of cumulative shares (which include Series D Preferred Shares, Series E Preferred Shares and, to the extent issued in connection with the exchange offers, Series G Preferred Shares and Series H Preferred Shares) will not be entitled to vote for additional directors together with the holders of non-cumulative shares.

See “Description of Series G Cumulative Redeemable Preferred Shares—Voting Rights” and “Description of Series H Cumulative Redeemable Preferred Shares—Voting Rights.”

Payment of Additional Amounts and Tax Redemption

In the case of the Series H Preferred Shares, subject to certain limitations, we will pay additional amounts to holders of the Series H Preferred Shares, as additional dividends, to make up for any deduction or withholding for any taxes or other charges imposed by or on behalf of Bermuda or any other jurisdiction in which we are organized, or any political subdivision thereof, on amounts we must pay with respect to the Series H Preferred Shares, so that the net amounts paid will be equal to the amounts we would otherwise be required to pay had no such withholding or deduction been required. See “Description of Series H Cumulative Redeemable Preferred Shares—Payment of Additional Amounts.” If there is a substantial probability that we or any successor corporation would become obligated to pay any additional amounts as a result of a “change in tax law” (as described in “Description of Series H Cumulative Redeemable

Preferred Shares—Tax Redemption”), we will also have the option to redeem the Series H Preferred Shares, at any time in whole or in part from time to time, at a redemption price of $25.00 per share, plus an amount equal to the portion of the quarterly dividend attributable to the then–current dividend period to, but excluding, the redemption date. See “Description of Series H Cumulative Redeemable Preferred Shares—Tax Redemption.”

Limitations on Transfer and Ownership	Our bye-laws provide, that, subject to waiver by our board of directors, no person (other than any “EXOR Group Member”, which means any member of EXOR N.V., a naamloze vennotschap organized under the laws of Kingdom of the Netherlands, and each of its affiliates that becomes a shareholder of the Company and each of their respective successors) may acquire ownership of our shares (including the Series G Preferred Shares and Series H Preferred Shares) if such purchase would result in (1) such person owning or controlling more than 9.9% of our outstanding shares (as determined by value) or (2) such person becoming a holder of more than 9.9% of the total combined voting power of all classes of our shares entitled to vote at a general meeting of our shareholders or in any other circumstance in which our shareholders are entitled to vote (a “Ten Percent Shareholder”). In the case of (2) above, the votes conferred by the controlled shares (including any Series G Preferred Shares and Series H Preferred Shares) will be automatically reduced by whatever amount is necessary so that after any such reduction such person will not be a Ten Percent Shareholder. For these purposes, references to “ownership” or “control” of our shares mean “ownership” within the meaning of Section 958 of the Internal Revenue Code. Our bye-laws provide for additional limitations on transfer and ownership of our share capital.

Trading	We intend to file an application with the NYSE to list the Series G Preferred Shares and Series H Preferred Shares on the NYSE under the symbols “PRE Pr G” and “PRE Pr H,” respectively. If the application is approved, trading is expected to commence as soon as practicable after the closing of the exchange offers. It is a condition to the exchange offers that we shall be satisfied in our reasonable discretion that the new preferred shares to be issued pursuant to the exchange offers will be eligible to be listed on the NYSE. Following completion of the exchange offers, we will submit a supplemental listing application to the NYSE requesting that the new preferred shares issued in the exchange offers be approved for listing.

Form of Series G Preferred Shares and Series H Preferred Shares

The Series G Preferred Shares and Series H Preferred Shares will be represented by one or more global securities registered in the name of DTC or its nominee. This means that holders will not receive a certificate for their Series G Preferred Shares and Series H Preferred Shares. Ownership interests in the Series G

Preferred Shares and Series H Preferred Shares will be shown on, and transfers of the Series G Preferred Shares and Series H Preferred Shares will be effected only through, records maintained by participants in DTC. DTC and the dividend disbursing agent for the Series G Preferred Shares and Series H Preferred Shares will be responsible for dividend payments to you.

Transfer Agent	Computershare Trust Company, N.A.

Governing Law	Bermuda.

Risk Factors	In general, the risks associated with the Series D Preferred Shares and Series E Preferred Shares and the Series G Preferred Shares and Series H Preferred Shares are substantially similar. However, because the Series G Preferred Shares and Series H Preferred Shares will be a new issue of securities, an active trading market for the Series G Preferred Shares and Series H Preferred Shares may not develop or be sustained and the new preferred shares may not have sufficient liquidity to avoid price volatility and trading disadvantages. See “Risk Factors.”

Series I Preferred Shares

The following is a summary of some of the terms of the Series I Preferred Shares. For a more complete description, see “Description of the New Preferred Shares.”

Issuer	PartnerRe Ltd.

Securities Offered	5.875% Series I Non–Cumulative Redeemable Preferred Shares, par value $1.00 per share (the “Series I Preferred Shares”).

Dividends

Holders of the Series I Preferred Shares will be entitled to receive, only when, as and if declared by our board of directors (or a duly authorized committee of the board), dividends on the Series I Preferred Shares. Dividends on the Series I Preferred Shares will be non–cumulative and, if declared, will be payable quarterly on the first day of March, June, September and December of each year (or, if such date is not a business day, on the business day immediately following such date), commencing March 1, 2016, in an amount per share equal to 5.875% of the liquidation preference per annum (equivalent to $1.46875 per share). Accordingly, in the event dividends are not declared, dividends will not accrue and will not be payable. Additionally, there will be a restriction on the ability of the Company and its subsidiaries to, subject to certain exceptions, make Distributions prior to December 31, 2020 in an amount exceeding the Distributable Amount.

If your existing preferred shares are validly tendered and accepted for exchange, you will lose the right to receive any accrued dividends for past or current dividend periods on such existing preferred shares.

See “Description of Series I Non–Cumulative Redeemable Preferred Shares—Dividend Rights; Ranking.”

Liquidation Rights	Upon our liquidation, dissolution or winding up, holders of the Series I Preferred Shares will be entitled to receive from our assets legally available for distribution to shareholders a liquidation preference of $25.00 per share, plus declared but unpaid dividends, if any, to the date of liquidation. See “Description of Series I Non–Cumulative Redeemable Preferred Shares—Liquidation Preference.”

Redemption	We are not required to redeem the Series I Preferred Shares. Holders of the Series I Preferred Shares will have no right to have the Series I Preferred Shares redeemed. The Series I Preferred Shares will not be redeemable until the fifth anniversary of the date of issuance, except in specified circumstances relating to certain capital disqualification or tax events. See “Description of Series I Non–Cumulative Redeemable Preferred Shares—Capital Disqualification Redemption” and “—Tax Redemption.” Beginning on the fifth anniversary of the date of issuance, the Series I Preferred Shares will be redeemable at our option in whole at any time or in part from time to time, at a redemption price of $25.00 per share, plus an amount equal to the portion of the quarterly dividend attributable to the then–current dividend period to, but excluding, the redemption date. The Series I Preferred Shares will not be subject to any sinking fund or mandatory redemption. See “Description of Series I Non–Cumulative Redeemable Preferred Shares—Redemption.”

Maturity	The Series I Preferred Shares do not have any maturity date. Accordingly, the Series I Preferred Shares will remain outstanding indefinitely, unless and until we decide to redeem them.

Conversion Rights	The Series I Preferred Shares will not be convertible into or exchangeable for any other securities.

Certain Restrictions on Payment of Dividends and Redemptions

Under Bermuda law, we may not lawfully declare or pay a dividend on the Series I Preferred Shares (even if such dividends have been previously declared) if there are reasonable grounds for believing that (i) we are or, after giving effect to the payment of such dividend, would be unable to pay our liabilities as they become due, or (ii) the realizable value of our assets would be less than our liabilities.

Under Bermuda law, we may not lawfully effect any redemption of the Series I Preferred Shares if there are reasonable grounds for believing that we are, or would after the payment of the redemption price be, unable to pay our liabilities as they become due, or if the realizable value of our assets will, after payment of the dividend, be less than our liabilities.

Further, as the BMA is our group supervisor for insurance group solvency and reporting requirements, we may not be able to declare or pay a dividend on the Series I Preferred Shares or effect any redemption of Series I Preferred Shares if we are or, after giving effect to such payment, would be in breach of applicable group solvency and liquidity requirements or applicable group enhanced capital requirements or such other applicable rules, regulations or restrictions as may from time to time be issued or imposed by the BMA (or any successor agency or then–applicable regulatory authority) pursuant to the terms of the Insurance Act 1978 of Bermuda, as amended, and related rules and regulations (the “Insurance Act”) or any successor legislation or then–applicable law or regulation.

See “Description of Series I Non–Cumulative Redeemable Preferred Shares—Certain Restrictions on Payment of Dividends and Redemption of Shares.”

Substitution or Variation	In lieu of a redemption upon a capital disqualification event as described under “Description of Series I Non–Cumulative Redeemable Preferred Shares—Capital Disqualification Redemption” or a redemption upon a tax event as described under “Description of Series I Non–Cumulative Redeemable Preferred Shares—Tax Redemption,” upon or following such capital disqualification event or tax event, we may, without the consent of any holders of the Series I Preferred Shares, vary the terms of, or exchange for new securities, the Series I Preferred Shares in the case of a capital disqualification event, so that the Series I Preferred Shares or new securities qualify as Tier 2 Capital securities under then–applicable capital adequacy regulations or in the case of a tax event, to eliminate the substantial probability that we would be required to pay any additional amounts with respect to the Series I Preferred Shares as a result of a change in tax law. No such variation of terms or securities in exchange will change specified terms of the Series I Preferred Shares. See “Description of Series I Non–Cumulative Redeemable Preferred Shares—Substitution or Variation”.

Ranking

The Series I Preferred Shares:

•    will rank senior to our junior shares with respect to the payment of dividends and distributions upon our liquidation, dissolution or winding up. Junior shares include our common shares and any other class of shares that rank junior to the Series I Preferred Shares either as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up;

•    will rank pari passu with each other series of shares ranking on parity with this series of preferred shares as to the payment of dividends and distributions upon our liquidation, dissolution or winding up, which we refer to as “parity shares” (which include Series D Preferred Shares, Series E Preferred Shares and Series F Preferred Shares and, to the extent issued in connection with the exchange offers, Series G Preferred Shares and Series H Preferred Shares); and

•    will rank junior to any series of shares ranking senior to the Series I Preferred Shares as to the payment of dividends and distributions upon our liquidation, dissolution or winding up. See “Description of Series I Non–Cumulative Redeemable Preferred Shares—Dividend Rights” and “—Liquidation Preference.”

Voting Rights	Generally, holders of non-cumulative shares will not have any voting rights. However, whenever dividends have not been declared and paid on the Series I Preferred Shares or any class or series of non–cumulative parity shares in an amount equivalent to dividends for six full dividend periods (whether or not consecutive), then, immediately upon the happening of such event, the holders of the Series I Preferred Shares, together with the holders of shares of every class or series of non–cumulative parity shares, voting together as a single class regardless of class or series, will have the right to elect two directors to our board of directors. Whenever dividends on the Series I Preferred Shares and the non–cumulative parity shares then outstanding have been paid in full, or declared and sufficient funds have been set apart for payment, for at least four consecutive dividend periods, then the right of holders of the Series I Preferred Shares and the non–cumulative parity shares to be represented by such directors will cease (but subject always to the same provision for the vesting of such rights in the case of any future non–payments in an amount equivalent to dividends for six full dividend periods) and the terms of office of the additional directors elected to our board will immediately terminate.

Holders of non-cumulative shares will be entitled to elect two separate additional directors whenever dividends have not been declared and paid on such non-cumulative shares in an amount equivalent to dividends for six full dividend periods (whether or not consecutive) in accordance with the terms of the respective certificates of designation for such non-cumulative shares; however, the holders of non-cumulative shares will not be entitled to vote for such additional directors together with the holders of cumulative shares.

In addition, certain transactions that would vary the rights of holders of the Series I Preferred Shares cannot be made without the approval of the holders of 75% of the Series I Preferred Shares.

See “Description of Series I Non–Cumulative Redeemable Preferred Shares—Voting Rights.”

Payment of Additional Amounts and Tax Redemption

Subject to certain limitations, we will pay additional amounts to holders of the Series I Preferred Shares, as additional dividends, to make up for any deduction or withholding for any taxes or other charges imposed by or on behalf of Bermuda or any other jurisdiction in which we are organized, or any political subdivision thereof, on amounts we must pay with respect to the Series I Preferred Shares, so that the net amounts paid will be equal to the amounts we would otherwise be required to pay had no such withholding or deduction been required. See “Description of Series I Non–Cumulative Redeemable Preferred Shares—Payment of Additional Amounts.” If there is a substantial probability that we or any successor corporation would become obligated to pay any additional amounts as a result of a “change in tax law” (as described in “Description of Series I Non–Cumulative Redeemable Preferred Shares—Tax Redemption”), we will also have the option to redeem the Series I Preferred Shares, at any time in whole or in part from time to time, at a redemption price of $25.00 per share, plus an amount equal to the portion of the quarterly dividend attributable to the then–current dividend period to, but excluding, the redemption date. See “Description of Series I Non–Cumulative Redeemable Preferred Shares—Tax Redemption.”

Limitations on Transfer and Ownership	Our bye-laws provide that, subject to waiver by our board of directors, no person (other than any EXOR Group Member) may acquire ownership of our shares (including the Series I Preferred Shares) if such purchase would result in (1) such person owning or controlling more than 9.9% of our outstanding shares (as determined by value) or (2) such person becoming a holder of more than 9.9% of the total combined voting power of all classes of our shares entitled to vote at a general meeting of our shareholders or in any other circumstance in which our shareholders are entitled to vote (a “Ten Percent Shareholder”). In the case of (2) above, the votes conferred by the controlled shares (including any Series I Preferred Shares) will be automatically reduced by whatever amount is necessary so that after any such reduction such person will not be a Ten Percent Shareholder. For these purposes, references to “ownership” or “control” of our shares mean “ownership” within the meaning of Section 958 of the Internal Revenue Code. Our bye-laws provide for additional limitations on transfer and ownership of our share capital.

Trading	We intend to file an application with the NYSE to list the Series I Preferred Shares on the NYSE under the symbol “PRE PR I.” If the application is approved, trading is expected to commence as soon as practicable after the closing of the exchange offers. It is a condition to the exchange offers that we shall be satisfied in our reasonable discretion that the new preferred shares to be issued pursuant to the exchange offers will be eligible to be listed on the NYSE. Following completion of the exchange offers, we will submit a supplemental listing application to the NYSE requesting that the new preferred shares issued in the exchange offers be approved for listing.

Form of Series I Preferred Shares	The Series I Preferred Shares will be represented by one or more global securities registered in the name of DTC or its nominee. This means that holders will not receive a certificate for their Series I Preferred Shares. Ownership interests in the Series I Preferred Shares will be shown on, and transfers of the Series I Preferred Shares will be effected only through, records maintained by participants in DTC. DTC and the dividend disbursing agent for the Series I Preferred Shares will be responsible for dividend payments to you.

Transfer Agent	Computershare Trust Company, N.A.

Governing Law	Bermuda.

Risk Factors	In general, the risks associated with the Series I Preferred Shares and the Series F Preferred Shares are substantially similar. However, because the Series I Preferred Shares will be a new issue of securities, an active trading market for the Series I Preferred Shares may not develop or be sustained and the new preferred shares may not have sufficient liquidity to avoid price volatility and trading disadvantages. See “Risk Factors.”

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFERS

These answers to questions that you may have as a holder of existing preferred shares are highlights of selected information included elsewhere or incorporated by reference in this offering memorandum. To fully understand the exchange offers and the other considerations that may be important to your decision about whether to participate in the exchange offers, you should carefully read this offering memorandum in its entirety, including the section entitled “Risk Factors,” as well as the information incorporated by reference in this offering memorandum. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Why are we making the exchange offers?

On August 2, 2015, we entered into the merger agreement with Parent, Merger Sub and, solely with respect to certain specified sections of the merger agreement, EXOR. Pursuant to the merger agreement and the statutory merger agreement, Merger Sub was merged with and into us on March 18, 2016, with us continuing as the surviving company. At the effective time, the surviving company continued as a Bermuda exempted company and a subsidiary of Parent, and the vesting of our and Merger Sub’s respective undertakings, property and liabilities in the surviving company became effective.

Pursuant to the merger agreement, if we obtained a private letter ruling (or a pre-filing agreement or closing agreement) from the IRS prior to the closing date of the merger confirming the absence of U.S. tax shelter reporting obligations with respect to the proposed exchange offer, the surviving company would have been required to use its commercially reasonable efforts to commence an exchange offer promptly pursuant to which each of the preferred shareholders of the surviving company who tender their preferred shares would receive newly issued preferred shares of the surviving company reflecting a 100 basis point increase in the current applicable dividend rate, an extended redemption date of the later of (i) the fifth anniversary of the date of issuance and (ii) January 1, 2021, and a restriction on the ability of the Company and its subsidiaries to, subject to certain exceptions, make Distributions prior to December 31, 2020 in an amount exceeding the Distributable Amount. The terms of each new preferred share would be otherwise identical in all material respects to each existing preferred share for which it was exchanged.

Pursuant to the merger agreement, if we did not obtain a ruling prior to the closing date of the merger, EXOR would pay a contingent cash payment at or shortly after the effective time of approximately $42.7 million, in lieu of a 100 basis point increase in the current applicable dividend rate, paid pro rata to holders of existing preferred shares as of the effective time (which we refer to as the “contingent cash payment”). In this case, the merger agreement provides that the surviving company shall use its commercially reasonable efforts to commence an alternate exchange offer promptly pursuant to which each of the preferred shareholders of the surviving company who tender their preferred shares of the surviving company will receive newly issued preferred shares of the surviving company reflecting, subject to certain exceptions, an extended redemption date of the later of (a) the fifth anniversary of the date of issuance and (b) January 1, 2021, and a restriction on the ability of the Company and its subsidiaries, subject to certain exceptions, to make Distributions prior to December 31, 2020 in an amount not exceeding the Distributable Amount. The terms of each new preferred share would be otherwise identical in all material respects to each existing preferred share for which it was exchanged.

We requested a ruling on September 8, 2015, and the IRS indicated it would not grant such ruling on February 16, 2016. See “Material Bermuda and United States Federal Income Tax Consequences—United States Taxation—Consequences of the Receipt, Ownership, and Disposition of New Preferred Shares—Possible Fast-Pay Arrangement” for a summary of the background of the ruling request and discussions with the IRS. Accordingly, EXOR paid the contingent cash payment on March 18, 2016 and we are making the alternate exchange offers, which we refer to herein as “exchange offers.”

What is the number of existing preferred shares being sought in the exchange offers?

We are making the exchange offers for any and all of our outstanding existing preferred shares. As of March 29, 2016, we had the following existing preferred shares outstanding:

•	9.2 million of Series D Preferred Shares;

•	14.95 million of Series E Preferred Shares; and

•	10 million Series F Preferred Shares.

What will I receive in the exchange offers if I tender my existing preferred shares and they are accepted for exchange?

For each existing preferred share that you validly tender as part of the exchange offers and we accept for exchange, you will receive one new preferred share. Your right to receive the exchange offer consideration in the exchange offers is subject to all of the conditions set forth in this offering memorandum and the related letter of transmittal.

What are the differences between the new preferred shares and the existing preferred shares?

The terms of each new preferred share will be identical in all material respects to the existing preferred shares, except that the new preferred shares will reflect, subject to certain exceptions, an extended redemption date of the fifth anniversary of the date of issuance. In addition, consistent with the restrictions set forth in the merger agreement, the certificates of designation of the new preferred shares reflect a restriction on the ability of the Company and its subsidiaries, subject to certain exceptions, to make Distributions prior to December 31, 2020 in an amount exceeding the Distributable Amount.

Do I have a choice in whether to tender my existing preferred shares?

Yes. Holders of existing preferred shares are not required to tender their existing preferred shares pursuant to the exchange offers. All rights and obligations under the applicable Certificate of Designation pursuant to which the existing preferred shares were issued will continue with respect to those existing preferred shares that remain outstanding after expiration of the exchange offers.

May I tender only a portion of the existing preferred shares that I hold?

Yes. You do not have to tender all of your existing preferred shares to participate in the exchange offers. We will not issue fractional shares of our new preferred shares in the exchange offers.

Will the new preferred shares received by tendering holders of existing preferred shares be freely tradable?

These exchange offers are being made pursuant to an exemption from the registration requirements of the Securities Act contained in Section 3(a)(9) of the Securities Act. All of the new preferred shares issued in the exchange offers will also be freely transferable under U.S. federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act) of the Company, subject to certain requirements. See “Terms of the Exchange Offers—Resale of New Preferred Shares Received Pursuant to the Exchange Offers.”

Will the new preferred shares to be issued in the exchange offers be listed for trading?

Yes, we intend to list the new preferred shares on the NYSE under the symbols PRE PR G, PRE PR H, and PRE PR I, respectively. It is a condition to the exchange offers that we shall be satisfied in our reasonable discretion that the new preferred shares to be issued pursuant to the exchange offers will be eligible to be listed on the NYSE. Following completion of the exchange offers, we will submit a supplemental listing application to the NYSE requesting that the new preferred shares issued in the exchange offers be approved for listing. The existing preferred shares are listed for trading on the NYSE under the symbols PRE PR D, PRE PR E, and PRE PR F, respectively.

If the exchange offers are consummated and I do not participate in the exchange offers or I do not exchange all of my existing preferred shares in the exchange offers, how will my rights and obligations under my remaining outstanding existing preferred shares be affected?

The terms of your existing preferred shares, if any, that remain outstanding after the consummation of the exchange offers will not change as a result of the exchange offers. However, we expect the trading market for the remaining outstanding existing preferred shares to be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of such shares, following the consummation of the exchange offers. See “Risk Factors—Risks Related to the Existing Preferred Shares and New Preferred Shares.”

When do the exchange offers expire?

Unless extended or earlier terminated by us, the exchange offers will expire at 5:00 p.m., New York City time, on April 29, 2016. Existing preferred shares tendered may be validly withdrawn at any time before the expiration time, but not thereafter. If a broker, dealer, commercial bank, trust company or other nominee holds your existing preferred shares, such nominee may have an earlier deadline for accepting the exchange offers. You should promptly contact the broker, dealer, commercial bank, trust company or other nominee that holds your existing preferred shares to determine its deadline.

What are the conditions to the exchange offers?

The exchange offers are conditioned upon the closing conditions described in “Terms of the Exchange Offers—Conditions to the Exchange Offers.” The exchange offers are not conditioned upon the tender of any minimum number of existing preferred shares. We may waive certain conditions of the exchange offers. If any of the conditions are not satisfied or waived, we will not complete the exchange offers. Each exchange offers with respect to a series of the existing preferred shares is not conditioned upon the other exchange offers, and we may waive certain conditions of one or more of the exchange offers without waiving such conditions with respect to any other exchange offers.

What if less than all of the existing preferred shares are tendered?

The exchange offers is not conditioned upon the tender of any minimum number of existing preferred shares. If less than all of the existing preferred shares are validly tendered, all existing preferred shares tendered will be accepted and the exchange offer consideration will be paid to all tendering holders, unless any of the conditions of the exchange offers are not satisfied or waived and we terminate the offer. See “Terms of the Exchange Offers.”

Are you making a recommendation regarding whether I should participate in the exchange offers?

We are not making any recommendation regarding whether you should tender or refrain from tendering your existing preferred shares for exchange in the exchange offers. In addition, we have not authorized anyone to make any such recommendation. Accordingly, you must make your own determination as to whether to tender your existing preferred shares for exchange in the exchange offers and, if so, the amount of existing preferred shares to tender. Before making your decision, we urge you to read this offering memorandum carefully in its entirety, including the information set forth in the section of this offering memorandum entitled “Risk Factors,” and the other documents incorporated by reference in this offering memorandum. We also urge you to consult your financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

Under what circumstances can the exchange offers be extended, amended or terminated?

We reserve the right to extend the exchange offers for any reason or no reason at all. We also expressly reserve the right, at any time or from time to time, to amend the terms of the exchange offers in any respect prior to the expiration time. We may be required by law to extend the exchange offers if we make a material change in the terms of the exchange offers or in the information contained in this offering memorandum or waive a material condition to the exchange offers. During any extension of the exchange offers, existing preferred shares that were previously tendered and not validly withdrawn will remain subject to the exchange offers. We reserve the right, in our sole and absolute discretion, but subject to applicable law, to terminate the exchange offers at any time prior to the expiration time if any condition to the exchange offers is not met. If the exchange offers is terminated, no existing preferred shares will be accepted for purchase, and any existing preferred shares that have been tendered will be returned to their holders. For more information regarding our right to extend, amend or terminate the exchange offers, see “Terms of the Exchange Offers—Expiration Time; Extension; Termination; Amendment.”

How will I be notified if the exchange offers is extended, amended or terminated?

If the exchange offers is extended, amended or terminated, we will promptly make a public announcement thereof by issuing a press release no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of such exchange offers. For more information regarding notification of extensions, amendments or the termination of the exchange offers, see “Terms of the Exchange Offers—Expiration Time; Extension; Termination; Amendment.”

How do I tender existing preferred shares in the exchange offers?

The outstanding existing preferred shares are represented by book-entry shares issued to Cede & Co., as nominee of DTC. Cede & Co., as nominee of DTC, is the only registered holder of the existing preferred shares. DTC facilitates the clearance and settlement of transactions in the existing preferred shares through electronic book-entry changes in accounts of DTC participants. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. To properly tender existing preferred shares, DTC participants must electronically submit their acceptance through DTC’s ATOP system (as defined in “Terms of the Exchange Offers—Procedures for Tendering Existing Preferred Shares”) or complete, sign and mail or transmit the letter of transmittal to the conversion agent prior to the expiration time. Additionally, the conversion agent must receive either a timely confirmation of book-entry transfer of the existing preferred shares or an agent’s message through DTC’s ATOP system (as defined in “Terms of the Exchange Offers—Procedures for Tendering Existing Preferred Shares”).

If you beneficially own existing preferred shares through an account maintained by a broker, dealer, commercial bank, trust company or other nominee and you desire to tender your existing preferred shares, you should contact your nominee promptly and instruct it to tender your existing preferred shares on your behalf.

For more information regarding the procedures for tendering your existing preferred shares, see “Terms of the Exchange Offers—Procedures for Tendering Existing Preferred Shares.”

If I change my mind, can I withdraw my tender of existing preferred shares?

You may withdraw previously tendered existing preferred shares at any time prior to the expiration time. See “Terms of the Exchange Offers—Withdrawal Rights.”

Will I have to pay any fees or commissions if I tender my existing preferred shares?

Tendering holders are not obligated to pay brokerage fees or commissions to us or to the conversion agent. If your existing preferred shares are held through a broker or other nominee who tenders the existing preferred shares on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply. See “Terms of the Exchange Offers.”

What risks should I consider in deciding whether or not to tender any or all of my existing preferred shares?

In deciding whether to participate in the exchange offers, you should carefully consider the discussion of risks and uncertainties pertaining to the exchange offers, and those affecting our businesses, described in this section “Questions and Answers About the Exchange Offers,” in the section entitled “Risk Factors” and in the documents incorporated by reference in this offering memorandum.

What are the material U.S. federal income tax considerations of participating in the exchange offers?

A holder should not recognize any income, gain or loss for U.S. federal income tax purposes in connection with the exchange offers. If the new preferred shares are tested for “fast-pay” status when they are issued pursuant to the exchange offers, we understand that it is the position of the IRS that they will be presumed to be “fast-pay stock” if they are issued for an amount that exceeds a de minimis premium to their redemption value unless clearly demonstrated otherwise. If the new preferred shares are fast-pay stock, beneficial owners of the new preferred shares must comply with annual tax shelter reporting requirements. For a more detailed discussion, please see the section of this offering memorandum entitled “Material Bermuda and United States Federal Income Tax Consequences—United States Taxation—Consequences of the Receipt, Ownership, and Disposition of New Preferred Shares—Possible Fast-Pay Arrangement—Classification of New Preferred Shares.” You are urged to consult your own tax advisor for a full understanding of the tax consequences of your participation in the exchange offers.

What do you intend to do with the existing preferred shares that you acquire in the exchange offers?

We will cancel all existing preferred shares that are validly tendered and accepted for exchange pursuant to the exchange offers. See “Terms of the Exchange Offers—Purpose of the Exchange Offers.”

Are any existing preferred shares held by your directors or executive officers?

No. To our knowledge, none of our directors or executive officers beneficially holds any existing preferred shares.

Will the Company receive any cash proceeds from the exchange offers?

No. We will not receive any cash proceeds from the exchange offers.

With whom may I talk if I have questions about the exchange offers?

If you have questions regarding the exchange offers, require assistance in tendering your existing preferred shares or require additional copies of the offering memorandum or the letter of transmittal, please contact the information agent for the exchange offers, at the telephone number or the address listed on the back cover page of this offering memorandum. Holders of existing preferred shares may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the exchange offers.

RISK FACTORS

Participation in the exchange offers and ownership of the new preferred shares involve risks. Our business is influenced by many factors that are difficult to predict and beyond our control and that involve uncertainties that may materially affect our results of operations, financial condition or cash flows, or the value of these securities. These risks and uncertainties include those described in the risk factor and other sections of the documents that are incorporated by reference in this offering memorandum. The risks and uncertainties incorporated by reference in this offering memorandum are not the only risks and uncertainties we may face. Risks and uncertainties not presently known to us or currently deemed immaterial by us may also adversely affect our business, results of operations, financial condition or cash flows, or the value of the securities.

You should carefully consider and evaluate all of the information included and incorporated by reference in this offering memorandum, including the risk factors listed below. Any of these risks, as well as other risks and uncertainties, could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of our securities, including the new preferred shares. Additional risks not currently known or currently material to us may also harm our business.

In addition, you should keep these risk factors in mind when you read forward-looking statements contained in this offering memorandum and the documents incorporated by reference in this offering memorandum. These statements relate to our expectations about future events and time periods. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “intends,” “plans,” “believes,” “anticipates,” “expects,” “estimates,” “predicts,” “potential,” “continue” or “opportunity,” the negative of these words or words of similar import. Similarly, statements that describe our reserves and our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. Forward-looking statements involve risks and uncertainties, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements.

Risks Related to Our Business

Please carefully consider the information set forth in our risk factors discussed in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, which could materially affect our business, financial condition or future results. The risks described in our Annual Report on Form 10-K, as well as other risks and uncertainties, could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of shares of our securities, including the new preferred shares. Additional risks not currently known or currently material to us may also harm our business.

Risks Related to the Exchange Offers

The exchange offer consideration is fixed and is not subject to adjustment. The market price of our existing preferred shares may fluctuate, and you cannot be sure of the value of the new preferred shares expected to be issued in the exchange offers.

In exchange for existing preferred shares properly tendered (and not validly withdrawn) and accepted by us, participating holders of existing preferred shares will be entitled to receive the exchange offer consideration. The exchange offer consideration will not be adjusted due to any increases or decreases in the market price of the existing preferred shares or the expected value of the new preferred shares. The value of these securities will depend upon numerous factors and the trading prices of our existing preferred shares will likely be different on the settlement date than they are as of the date the exchange offers commence because of ordinary trading fluctuations, changes in our business, operations or prospects, market reactions to the exchange offers, general market and economic conditions and other factors, many of which may not be within our control. Accordingly, holders of the existing preferred shares will not know the exact market value of the new preferred shares.

Our board of directors has not made a recommendation with regard to whether you should tender your existing preferred shares in the exchange offers nor have we obtained a third-party determination that the exchange offers are fair to holders of the existing preferred shares.

The exchange offers have been approved by our board of directors. We are not, however, making a recommendation as to whether holders of the existing preferred shares should exchange them. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of the existing preferred shares for purposes of negotiating the terms of the exchange offers or preparing a report concerning the fairness of the exchange offers. Although we expect the value of the existing preferred shares and the new preferred shares to be comparable, it is possible that the future value of the new preferred shares received by an exchanging holder may not be lower than the value of the existing preferred shares tendered and we do not take a position as to whether you ought to participate in the exchange offers.

Participating in the exchange offers may result in a holder holding fast-pay stock and being subject to U.S. tax shelter reporting obligations.

If the new preferred shares are tested for “fast-pay” status when they are issued pursuant to the exchange offers, we understand that it is the position of the IRS that they will be presumed to be “fast-pay stock” if they are issued at an amount that exceeds a de minimis premium to their redemption value unless clearly demonstrated otherwise. The amount for which the new preferred shares will be treated as issued is not entirely clear as a matter of law, and may depend on the value of the existing preferred shares or the new preferred shares at the time the exchange occurs, over which we have no control. Holding new preferred shares will be treated as participating in a “listed transaction” if the new preferred shares are treated as fast-pay stock. If holding new preferred shares is treated as participating in a listed transaction, beneficial owners of the new preferred shares must comply with annual tax shelter reporting requirements, as described more fully in “Material Bermuda and United States Federal Income Tax Consequences—United States Taxation—Consequences of the Receipt, Ownership, and Disposition of New Preferred Shares—Possible Fast-Pay Arrangement—Classification of New Preferred Shares.” In addition, in certain circumstances, the IRS may recast fast-pay arrangements as alternative transactions. Accordingly, treatment of the new preferred shares as fast-pay stock could materially and adversely affect the liquidity and value of the new preferred shares.

The market for existing preferred shares that remain outstanding after the exchange offers may become less liquid, and trading in the existing preferred shares may become more volatile.

If a sufficiently large number of existing preferred shares do not remain outstanding after the exchange offers, the liquidity of the existing preferred shares may be adversely affected and market prices may fluctuate significantly, and an active trading market in the existing preferred shares may not exist. Therefore, the market price for the existing preferred shares that remain outstanding after completion of the exchange offers may be materially and adversely affected or you may have difficulty in selling your existing preferred shares.

Failure to comply with the exchange offers procedures could prevent a holder from exchanging its existing preferred shares.

Holders of the existing preferred shares are responsible for complying with all exchange offers procedures. The issuance of new preferred shares in exchange for existing preferred shares will only occur upon completion of the procedures described in this offering memorandum under “Terms of the Exchange Offers.” Therefore, holders of existing preferred shares who wish to exchange them for new preferred shares should allow sufficient time for completion of the exchange procedures. Neither we nor the conversion agent are obligated to extend the offer or to notify you of any failure to follow the proper procedures.

Risks Related to the Existing Preferred Shares and New Preferred Shares.

The new preferred shares are a new issuance and there is no established trading market for them, which may negatively affect the market value and your ability to transfer or sell the new preferred shares.

The new preferred shares are a new issuance of securities with no established trading market. We intend to apply to list the new preferred shares on the NYSE. However, we cannot assure you that the new preferred shares will be approved for listing on the NYSE, particularly if only a small number of holders of existing preferred shares tenders in the exchange offers. Even if so approved, if only a small number of holders of existing preferred shares tender in the exchange offers, an active trading market on the NYSE for the new preferred shares may not develop or last, in which case the trading price and liquidity of the new preferred shares could be adversely affected. Even if a secondary market for the new preferred shares develops, it may not provide significant liquidity, and transaction costs in any secondary market could be high. As a result, the difference between bid and ask prices in any secondary market could be substantial. As a result, holders of the new preferred shares may be required to bear the financial risks of an investment in the new preferred shares for an indefinite period of time. The liquidity of any market for the new preferred shares that may develop will depend on a number of factors, including those that may affect our market value and many other factors that are beyond our control.

Our existing preferred shares may be delisted.

Our existing preferred shares are listed on the NYSE. The NYSE may initiate suspension and delisting procedures with respect to preferred shares if the aggregate market value of publicly-held shares is less than $2,000,000, the number of publicly-held shares is less than 100,000 or the number of holders of preferred shares is less than 100. If a substantial number of holders of existing preferred shares exchange their existing preferred shares for new preferred shares in the exchange offers, the NYSE may seek to delist our existing preferred shares, which may materially adversely affect their liquidity and the ability of holders of existing preferred shares to trade their existing preferred shares.

We may not have sufficient cash from our operations to enable us to pay dividends on or to redeem the new preferred shares following the payment of expenses and the establishment of any reserves.

We may not have sufficient cash available each quarter to pay dividends. In addition, we may have insufficient cash available to redeem the existing preferred shares and new preferred shares. The amount of dividends we can pay or use to redeem existing preferred shares and new preferred shares depends upon the amount of cash our subsidiaries generate from their operations that will be available to us for dividends or to redeem the new preferred shares, which may fluctuate based on, among other things:

•	the level of our operating costs and estimated losses due to catastrophes and other events;

•	prevailing global and regional economic and political conditions;

•	the effect of governmental regulations;

•	changes in the basis of taxation of our activities in various jurisdictions;

•	our ability to raise additional equity to satisfy our capital needs;

•	restrictions under our credit facilities or any debt, including existing restrictions under our debt agreements that, upon the occurrence of certain events that constitute or would constitute events of default, prevent us from declaring or paying dividends, redeeming shares of our share capital or making liquidation payments; and

•	the amount of any cash reserves established by our board of directors.

The amount of cash we generate from our operations may differ materially from our net income or loss for the period, which will be affected by non–cash items. As a result of these and the other factors mentioned above, we may pay dividends during periods when we record losses and may not pay dividends during periods when we record net income.

The new preferred shares are equity interests and are subordinate to our existing and future indebtedness.

The new preferred shares are equity interests and do not constitute indebtedness. As such, the new preferred shares will rank junior to all of our indebtedness and other non–equity claims with respect to assets available to satisfy our claims, including in our liquidation. As of March 29, 2016, our total consolidated long–term debt was $821 million, which is in addition to any other indebtedness (including valid contractual claims) to which the new preferred shares would be subordinated. We may incur additional debt and other obligations in the future. Our existing and future indebtedness may restrict payments of dividends on the new preferred shares. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of non-cumulative preferred shares like the Series F Preferred Shares and Series I Preferred Shares, dividends are payable only if declared by our board of directors, or a duly authorized committee, and we have no obligations to pay dividends if they have not been so declared. In addition, as described herein and in our Annual Report on Form 10-K, we are subject to certain regulatory and other constraints affecting our ability to pay dividends and make other payments.

Your economic interests in the new preferred shares could be adversely affected by the issuance of additional preferred shares, including additional new preferred shares, and by other transactions.

The issuance of additional preferred shares on par with or senior to our new preferred shares could adversely affect the economic interests of the holders of our new preferred shares, and any issuance of preferred shares senior to our new preferred shares or of additional indebtedness could affect our ability to pay dividends on, redeem or pay the liquidation preference on our new preferred shares in the event of a liquidation, dissolution or winding up of PartnerRe Ltd.

Dividends on the Series I Preferred Shares are non–cumulative, and as a result, holders of our cumulative shares may have the right to receive a greater amount of dividends than holders of the Series I Preferred Shares in the event of our liquidation, dissolution or winding–up.

Like the Series F Preferred Shares, dividends on the Series I Preferred Shares are non–cumulative and payable only out of lawfully available funds of the Company under Bermuda law. Consequently, if our board of directors, or a duly authorized committee of the board, does not authorize and declare a dividend for any given dividend period, holders of the Series I Preferred Shares would not be entitled to receive any dividend for such period, and no dividend for such period will accrue or ever become payable. We will have no obligation to pay dividends for a dividend period on or after the dividend payment date for such period if our board of directors, or a duly authorized committee of the board, has not declared a dividend before the related dividend payment date, whether or not dividends are declared for any subsequent dividend period with respect to the Series I Preferred Shares or any other preferred shares. Unlike the Series I Preferred Shares, if we do not declare a dividend on the Series D Preferred Shares and Series E Preferred Shares (and, to the extent issued in connection with the exchange offers, Series G Preferred Shares and Series H Preferred Shares) (collectively, the “cumulative shares”), such dividends will accrue for the benefit of the holders of such shares. In the event of our liquidation, dissolution or winding–up, holders of cumulative shares will be entitled to receive the aggregate liquidation preference for such shares, plus all accumulated and unpaid dividends, while holders of Series F Preferred Shares and Series I Preferred Shares are only entitled to receive the aggregate liquidation preference and any declared but unpaid dividends. Accordingly, if there are substantial arrearages of dividends on the cumulative shares, holders of the cumulative shares would be entitled to receive a substantially greater amount than the holders of Series F Preferred Shares and Series I Preferred Shares would receive. In the event there are not sufficient funds to pay the aggregate liquidation preference on all our preferred shares, together with all accumulated but unpaid dividends on the cumulative shares and declared but unpaid dividends on the Series F Preferred Shares and Series I Preferred Shares, amounts payable would be distributed proportionately, and as such, holders of cumulative shares would be entitled to receive a much greater proportional amount.

The new preferred shares ratings may be downgraded.

If any ratings are assigned to the new preferred shares in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, could adversely affect the market for or the market value of the new preferred shares. A rating is not a recommendation to purchase, sell or hold any particular security, including the new preferred shares. Ratings do not reflect market prices or suitability of a security for a particular investor and any future rating of the new preferred shares may not reflect all risks related to us and our business, or the structure or market value of the new preferred shares. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision or withdrawal of a rating could have an adverse effect on the market price of the new preferred shares.

We are able to redeem the new preferred shares at our option beginning on the fifth anniversary of the date of issuance and, in the case of the Series H Preferred Shares and Series I Preferred Shares, in specified circumstances relating to certain capital disqualification or tax events.

Beginning on the fifth anniversary of the date of issuance, we may, at our option, redeem the new preferred shares for cash at a redemption price of $25.00 per share plus, in the case of Series D Preferred Shares and Series E Preferred Shares, all accrued and unpaid dividends, if any, thereon to the call date, without interest and, in the case of Series E Preferred Shares, an amount equal to the portion of the quarterly dividend attributable to the then–current dividend period to, but excluding, the redemption date. In addition, the Series H Preferred Shares will be redeemable at our option in specified circumstances relating to certain tax events, and the Series I Preferred Shares will be redeemable at our option in specified circumstances relating to certain capital disqualification or tax events. See “Description of Series H Cumulative Redeemable Preferred Shares—Redemption” and “—Tax Redemption” and See “Description of Series I Non–Cumulative Redeemable Preferred Shares—Capital Disqualification Redemption” and “—Tax Redemption.” If we redeem your new preferred shares, you may not be able to invest the proceeds in an investment with a comparable return. Even if we do not exercise our option to redeem some or all of the new preferred shares, our ability to do so may adversely affect the value of the new preferred shares. It is our sole option whether to redeem some or all of the new preferred shares.

A classification of the new preferred shares by the National Association of Insurance Commissioners may impact U.S. insurance companies that purchase the new preferred shares.

The National Association of Insurance Commissioners (“NAIC”) may from time to time, in its discretion, classify securities in U.S. insurers’ portfolios as either debt, preferred equity or common equity instruments. The NAIC’s written guidelines for classifying securities as debt, preferred equity or common equity include subjective factors that require the relevant NAIC examiner to exercise substantial judgment in making a classification. There is therefore a risk that the new preferred shares may be classified by NAIC as common equity instead of preferred equity. The NAIC classification determines the amount of risk based capital (“RBC”) charges incurred by insurance companies in connection with an investment in a security. Securities classified as common equity by the NAIC carry RBC charges that can be significantly higher than the RBC requirement for debt or preferred equity. Therefore, any classification of the new preferred shares as common equity may adversely affect U.S. insurance companies that hold new preferred shares. In addition, a determination by the NAIC to classify the new preferred shares as common equity may adversely impact the trading of the new preferred shares in the secondary market.

Our ability to pay dividends may be limited by regulatory law.

Under Bermuda law, we may not lawfully declare or pay a dividend or make a distribution if there are reasonable grounds for believing that we are, or will after payment of the dividend be, unable to pay our liabilities as they become due, or if the realizable value of our assets will, after payment of the dividend, be less than our liabilities. Further, as the BMA is our group supervisor for insurance group solvency and reporting requirements, we may not be able to declare or pay a dividend on or make a distribution with respect to the new preferred shares if we are or, after giving effect to such payment, would be in breach of the Insurance Act, the Insurance (Eligible Capital) Rules 2012 of Bermuda, as amended, the Bermuda Insurance (Group Supervision) Rules 2011 of Bermuda, as amended, the Insurance (Prudential Standards) (Insurance Group Solvency Requirement) Rules 2011, as amended, including enhanced capital requirements (whether individually or in respect of the group) contained within such rules or under such other applicable rules and regulations as may from time to time be issued by the BMA (or any successor agency or then–applicable regulatory authority) pursuant to the terms of the Insurance Act, or any successor legislation.

The regulatory capital treatment of the Series I Preferred Shares may not be what we anticipate and upon a “capital disqualification event”, we may redeem the new preferred shares or, in lieu thereof, vary the terms of the new preferred shares or substitute for new securities the Series I Preferred Shares, in any such case without your consent or approval.

The Series I Preferred Shares are intended to constitute Tier 2 capital in accordance with the group insurance own funds and capital resource requirements of the BMA which are at such time applicable to the Company. In order for the Series I Preferred Shares to qualify as Tier 2 capital, the terms of the Series I Preferred Shares should reflect the criteria contained in the Insurance (Group Supervision) Rules 2011 of Bermuda, as amended, and must comply with the enhanced capital requirements applicable to the Company and/or its group as set out therein. We cannot give you any assurance that the BMA will deem that the Series I Preferred Shares constitute Tier 2 capital under the Insurance (Group Supervision) Rules 2011 of Bermuda, as amended. In the event of a capital disqualification event, we would have the option to redeem for cash the Series I Preferred Shares at any time in whole or (subject to certain conditions) from time to time in part, at a redemption price of $25.00 per share, plus an amount equal to the portion of the quarterly dividend attributable to the then–current dividend period to, but excluding, the redemption date. In lieu of such redemption, we will be entitled to vary the terms of the Series I Preferred Shares or substitute for new securities the Series I Preferred Shares without your consent or approval to achieve the desired regulatory capital treatment in the event that the BMA does not make such a determination, or following the occurrence of certain tax events, as described herein, subject to the limitations described herein, each as described in this offering memorandum. See “Description of Series I Non–Cumulative Redeemable Preferred Shares—Substitution or Variation”.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of the new preferred shares in the exchange offers. We will cancel all existing preferred shares that are validly tendered and exchanged for the exchange offer consideration pursuant to the exchange offers.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

The following table presents our ratios of earnings to fixed charges and preferred share dividends for the periods presented.

	Year Ended December 31,
	2015	2014	2013	2012	2011
Ratio of earnings to fixed charges and preferred share dividends	2.04	11.11	6.05	10.67	*

*	Not meaningful. The ratio for the year ended December 31, 2011 is not meaningful due to the net loss reported for this period which was impacted by large catastrophic losses, including the Japan earthquake and resulting tsunami, the February and June New Zealand earthquakes, the floods in Thailand, the U.S. tornadoes, the floods in Queensland, Australia and aggregate contracts covering losses in Australia and New Zealand. Additional earnings of $492.0 million would be necessary to result in a one-to-one coverage ratio for the ratio of earnings to fixed charges and preference share dividends.

PRICE RANGE OF EXISTING PREFERRED SHARES

Our existing preferred shares are listed on the NYSE under the symbols PRE PR D, PRE PR E, and PRE PR F, respectively. The following table sets forth, for the periods indicated, the high and low sales prices per share of our existing preferred shares as reported on the NYSE.

	Price Range of Series D Preferred Shares
	High	Low	Dividends Per Share
2014
First Quarter	$24.970	$22.480	$0.40625
Second Quarter	$25.560	$24.350	$0.40625
Third Quarter	$25.630	$24.950	$0.40625
Fourth Quarter	$25.970	$25.090	$0.40625
2015
First Quarter	$26.100	$25.230	$0.40625
Second Quarter	$25.860	$25.060	$0.40625
Third Quarter	$26.950	$25.177	$0.40625
Fourth Quarter	$27.450	$26.150	$0.40625
2016
First Quarter (through March 29, 2016)	$28.390	$25.450	$0.40625

	Price Range of Series E Preferred Shares
	High	Low	Dividends Per Share
2014
First Quarter	$26.980	$25.200	$0.453125
Second Quarter	$27.430	$26.010	$0.453125
Third Quarter	$27.620	$26.230	$0.453125
Fourth Quarter	$27.860	$26.350	$0.453125
2015
First Quarter	$27.530	$26.340	$0.453125
Second Quarter	$27.000	$25.910	$0.453125
Third Quarter	$28.000	$25.980	$0.453125
Fourth Quarter	$28.900	$27.120	$0.453125
2016
First Quarter (through March 29, 2016)	$30.240	$26.300	$0.453125

	Price Range of Series F Preferred Shares
	High	Low	Dividends Per Share
2014
First Quarter	$22.490	$20.120	$0.3671875
Second Quarter	$24.600	$22.330	$0.3671875
Third Quarter	$25.000	$23.667	$0.3671875
Fourth Quarter	$25.610	$23.960	$0.3671875
2015
First Quarter	$25.730	$24.620	$0.3671875
Second Quarter	$25.820	$23.900	$0.3671875
Third Quarter	$26.450	$24.250	$0.3671875
Fourth Quarter	$26.560	$24.765	$0.3671875
2016
First Quarter (through March 29, 2016)	$26.920	$24.805	$0.3671875

The last reported sale price of our existing preferred shares on the NYSE on March 29, 2016, was $26.46 per Series D Preferred Share, $28.45 per Series E Preferred Share and $25.49 per Series F Preferred Share. As of March 29, 2016, there were $9.2 million, $14.95 million and $10.0 million outstanding of Series D Preferred Shares, Series E Preferred Shares and Series F Preferred Shares, respectively, all held by DTC’s nominee, Cede & Co., as holder of record.

TERMS OF THE EXCHANGE OFFERS

No Recommendation

None of us, our board of directors, the conversion agent or the information agent makes any recommendation as to whether you should tender any existing preferred shares or refrain from tendering existing preferred shares in the exchange offers. Accordingly, you must make your own decision as to whether to tender existing preferred shares in the exchange offers and, if so, the number of existing preferred shares to tender. Participation in the exchange offers is voluntary, and you should carefully consider whether to participate before you make your decision. We urge you to carefully read this offering memorandum in its entirety, including the information set forth in the section of this offering memorandum entitled “Risk Factors” and the information incorporated by reference herein, the letter of transmittal and any additional materials issued in connection with the exchange offers. We also urge you to consult your own financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

Background of the Exchange Offers

On August 2, 2015, we entered into the merger agreement with Parent, Merger Sub and, solely with respect to certain specified sections of the merger agreement, EXOR. Pursuant to the merger agreement and the statutory merger agreement, Merger Sub was merged with and into us on March 18, 2016, with us continuing as the surviving company. At the effective time, the surviving company continued as a Bermuda exempted company and a subsidiary of Parent, and the vesting of our and Merger Sub’s respective undertakings, property and liabilities in the surviving company became effective. The effective time of the merger was 9:00 a.m., New York City time on March 18, 2016. The exchange offers are being made pursuant to the merger agreement.

Pursuant to the merger agreement, we delisted our common shares from the NYSE and filed Form 15 to deregister our common shares under the Exchange Act. Our preferred shares will remain registered under the Exchange Act. As a company whose only listed securities on the NYSE will be preferred shares, we will not be required to comply with certain NYSE corporate governance requirements that are applicable to companies that have listed common stock, including the requirement for the board of directors to have a majority of independent directors and that we either establish a Compensation and Nominating and Corporate Governance Committees, each comprised entirely of independent directors, or otherwise ensure that the compensation of the company’s executive officers and nominees for directors are determined or recommended to the board of directors by the independent members of the board of directors.

These exchange offers are being made pursuant to an exemption from the registration requirements of the Securities Act contained in Section 3(a)(9) of the Securities Act. We have not filed, and will not file, a registration statement under the Securities Act or any other federal or state securities laws with respect to the new preferred shares that will be issued in the exchange offers.

We issued the Series D Preferred Shares, Series E Preferred Shares and Series F Preferred Shares pursuant to shelf registration statements on Form S-3 (Reg. No. 333-109326, Reg. No. 333-158531 and Reg. No. 333-180628).

All of the existing preferred shares are freely transferable under U.S. federal securities laws because we are (and have been for more than 90 days) subject to the reporting requirements of Section 13 of the Exchange Act and the existing preferred shares have been held by non-affiliates of the Company for over one year, as a result of which the existing preferred shares are eligible for resale without restriction pursuant to Rule 144 under the Securities Act. Accordingly, all of the new preferred shares issued in the exchange offers will also be freely transferable under U.S. federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act) of the Company, subject to certain requirements. Each series of the new preferred shares will be represented by a new unrestricted CUSIP number. We are relying on Section 18(b)(4) of the

Securities Act to exempt the exchange offers from the registration and qualification requirements of state securities laws. See “Terms of the Exchange Offers—Resale of New Preferred Shares Received Pursuant to the Exchange Offers.”

Purpose of the Exchange Offers

Pursuant to the merger agreement, if we obtained a private letter ruling (or a pre-filing agreement or closing agreement) from the IRS prior to the closing date of the merger confirming the absence of U.S. tax shelter reporting obligations with respect to the proposed exchange offer, the surviving company would have been required to use its commercially reasonable efforts to commence an exchange offer promptly pursuant to which each of the preferred shareholders of the surviving company who tender their preferred shares would receive newly issued preferred shares of the surviving company reflecting a 100 basis point increase in the current applicable dividend rate, an extended redemption date of the later of (i) the fifth anniversary of the date of issuance and (ii) January 1, 2021, and a restriction on the ability of the Company and its subsidiaries to, subject to certain exceptions, make Distributions prior to December 31, 2020 in an amount exceeding the Distributable Amount. The terms of each new preferred share would be otherwise identical in all material respects to each existing preferred share for which it was exchanged.

Pursuant to the merger agreement, if we did not obtain a ruling prior to the closing date of the merger, EXOR would pay a contingent cash payment of approximately $42.7 million, in lieu of a 100 basis point increase in the current applicable dividend rate at or shortly after the effective time, paid pro rata to holders of existing preferred shares as of the effective time. In this case, the merger agreement provides that the surviving company shall use its commercially reasonable efforts to commence an alternate exchange offer promptly pursuant to which each of the preferred shareholders of the surviving company who tender their preferred shares of the surviving company will receive newly issued preferred shares of the surviving company reflecting, subject to certain exceptions, an extended redemption date of the later of (a) the fifth anniversary of the date of issuance and (b) January 1, 2021, and a restriction on the ability of the Company and its subsidiaries to, subject to certain exceptions, make Distributions prior to December 31, 2020 in an amount exceeding the Distributable Amount. The terms of each new preferred share would be otherwise identical in all material respects to each existing preferred share for which it was exchanged.

We requested a ruling on September 8, 2015, and the IRS indicated it would not grant such ruling on February 16, 2016. See “Material Bermuda and United States Federal Income Tax Consequences—United States Taxation—Consequences of the Receipt, Ownership, and Disposition of New Preferred Shares—Possible Fast-Pay Arrangement” for a summary of the background of the ruling request and discussions with the IRS. Accordingly, EXOR paid the contingent cash payment on March 18, 2016 and we are making the alternate exchange offers, which we refer to herein as “exchange offers.”

Terms of the Exchange Offers

We are offering to exchange, upon the terms and subject to the conditions set forth in this offering memorandum and the accompanying letter of transmittal, any and all of our outstanding 6.50% Series D Cumulative Redeemable Preferred Shares for new 6.50% Series G Cumulative Redeemable Preferred Shares, 7.25% Series E Cumulative Redeemable Preferred Shares for new 7.25% Series H Cumulative Redeemable Preferred Shares and 5.875% Series F Non-Cumulative Redeemable Preferred Shares for new 5.875% Series I Non-Cumulative Redeemable Preferred Shares.

In exchange for each existing preferred share properly tendered (and not validly withdrawn) prior to the expiration time, and accepted by us, participating holders of existing preferred shares will receive one new preferred share, as applicable.

Each of the exchange offers will expire on the expiration time, unless extended or earlier terminated by us. Tendered existing preferred shares may be withdrawn at any time prior to the expiration of the related exchange offer. In addition, you may withdraw any tendered existing preferred shares if we have not accepted them for exchange within 40 business days from the commencement of the exchange offers on April 1, 2016.

All existing preferred shares are held in book-entry form through the facilities of the DTC. This offering memorandum and the letter of transmittal are being sent to all registered holders and beneficial holders of existing preferred shares identified by DTC participants as of the day preceding the date of this offering memorandum. There will be no fixed record date for determining registered holders of existing preferred shares entitled to participate in the exchange offers. There is no minimum number of existing preferred shares that is required for tender.

Any existing preferred shares that are accepted for exchange in the exchange offers will be cancelled. Shares tendered but not accepted because they were not validly tendered shall remain outstanding upon completion of the exchange offers. If any tendered existing preferred shares are not accepted for exchange and payment because of an invalid tender, the occurrence of other events set forth in this offering memorandum or otherwise, all unaccepted existing preferred shares will be returned, without expense, to the tendering holder promptly after the expiration of the applicable exchange offer. Existing preferred shares that are not exchanged in the exchange offers will remain outstanding.

Our obligation to accept existing preferred shares tendered pursuant to the exchange offers is subject to the conditions listed below under “—Conditions to the Exchange Offers.” We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Holders who tender existing preferred shares in the exchange offers will not be required to pay brokerage commissions or fees to the conversion agent, the information agent or us. If your existing preferred shares are held through a broker or other nominee who tenders the existing preferred shares on your behalf, your broker or nominee may charge you a commission for doing so. Additionally, subject to the instructions in the letter of transmittal, holders who tender existing preferred shares in the exchange offers will not be required to pay transfer taxes with respect to the exchange of existing preferred shares. It is important that you read “—Fees and Expenses” and “—Transfer Taxes” below for more details regarding fees and expenses and transfer taxes relating to the exchange offers.

We intend to conduct the exchange offers in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC. See “—Consequences of Failure to Exchange Existing Preferred Shares in the Exchange Offers.” Holders of existing preferred shares do not have any appraisal or dissenters rights under such instruments or otherwise in connection with the exchange offers.

We shall be deemed to have accepted for exchange properly tendered existing preferred shares when we have given oral or written notice of the acceptance to the conversion agent. The conversion agent will act as agent for the holders of existing preferred shares who tender their shares in the exchange offers for the purposes of receiving the exchange offer consideration from us and delivering the exchange offer consideration to the exchanging holders. We expressly reserve the right to amend or terminate any or all of the exchange offers, and not to accept for exchange any existing preferred shares not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offers.”

By tendering your existing preferred shares, you will lose your right to receive quarterly dividend payments in respect of the existing preferred shares, when, if and as declared by our board of directors, after the completion of the exchange offers. In return, you will receive the right to receive quarterly dividend payments in respect of the new preferred shares, when, if and as declared by our board of directors, after the completion of the exchange offers.

Fractional Shares

You may not tender fractional existing preferred shares and we will not issue any fractional shares upon exchange of existing preferred shares pursuant to the exchange offers.

Source and Amount of Funds or Other Consideration

We will issue new preferred shares in exchange for properly tendered (and not validly withdrawn) existing preferred shares that are accepted for exchange promptly after the related expiration time. There will be no cash payment in the exchange offers. We will not issue fractional shares of our new preferred shares in the exchange offers. See “— Fractional Shares” above.

Resale of New Preferred Shares Received Pursuant to the Exchange Offers

The shares of each series of existing preferred shares have been registered under the Securities Act, and therefore are not subject to resale restrictions (other than those existing preferred shares held by our affiliates). Section 3(a)(9) of the Securities Act provides an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under Section 3(a)(9), the securities received in essence assume the character of the exchanged securities for purposes of the Securities Act. Accordingly, the new preferred shares issued in exchange for existing preferred shares would be free of resale restrictions if held by persons that are not “affiliates” of ours within the meaning of Rule 405 of the Securities Act.

Consequences of Failure to Exchange Existing Preferred Shares in the Exchange Offers

Existing preferred shares that are not exchanged in the exchange offers will remain outstanding and continue to be entitled to the rights and benefits holders have under our certificate of incorporation, including the certificates of designation with respect to the existing preferred shares. The terms of the existing preferred shares will not change as a result of the exchange offers.

If a sufficiently large number of existing preferred shares do not remain outstanding after the exchange offers, the trading market for the remaining outstanding shares of existing preferred shares may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading of the existing preferred shares.

Expiration Time; Extension; Termination; Amendment

Each exchange offer will expire at the expiration time, unless extended or earlier terminated by us. The term “expiration time” means 5:00 p.m., New York City time, on April 29, 2016, and if we extend the period of time for which any of the exchange offers remains open, the term “expiration time” means the latest time and date to which such exchange offer is so extended. Tendered existing preferred shares may be withdrawn prior to the expiration time. You must validly tender your existing preferred shares for exchange prior to the expiration time to be entitled to receive the exchange offer consideration. The expiration time will be at least 20 business days from the commencement of the exchange offers as required by Rule 14e-1(a) under the Exchange Act.

We reserve the right to extend the period of time that any of the exchange offers is open, and delay acceptance for exchange of any existing preferred shares, by giving oral or written notice to the conversion agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time of the applicable exchange offer. During any extension, all existing preferred shares previously tendered pursuant to the extended exchange offer will remain subject to such exchange offer unless properly withdrawn.

In addition, we reserve the right to:

•	terminate or amend any or all of the exchange offers and not to accept for exchange any existing preferred shares not previously accepted for exchange upon the occurrence of any of the events specified below under “— Conditions to the Exchange Offers” that have not been waived by us; and

•	amend the terms of any or all of the exchange offers in any manner permitted or not prohibited by law.

If we terminate or amend any or all of the exchange offers, we will notify the conversion agent by oral or written notice (with any oral notice to be promptly confirmed in writing) and will issue a timely press release or other public announcement regarding the termination or amendment. Any exchange offer may be amended or terminated without amending or terminating the other exchange offers.

In the event that any of the exchange offers is terminated, withdrawn or otherwise not consummated prior to the expiration time, no consideration will be paid or become payable to holders who have properly tendered their existing preferred shares pursuant to such exchange offer. In any such event, the existing preferred shares previously tendered pursuant to such exchange offer will be promptly returned to the tendering holders.

If we make a material change in the terms of any of the exchange offers or the information concerning such exchange offer, or waive a material condition of such exchange offer, we will promptly disseminate disclosure regarding the changes to such exchange offer and extend such exchange offer, if required by law, to ensure that it remains open a minimum of five business days from the date we disseminate disclosure regarding the changes.

We do not expect to change the number of existing preferred shares sought in the exchange offers or the exchange offer consideration. If, however, we make a change in the number of existing preferred shares we are offering to accept in any exchange offer or the exchange offer consideration, including the number of shares of our new preferred shares being offered for exchange with respect to any of the exchange offers, we will promptly disseminate disclosure regarding the changes and extend such exchange offer, if required by law, to ensure that such exchange offer remains open a minimum of ten business days from the date we disseminate disclosure regarding the changes.

Procedures for Tendering Existing Preferred Shares

We have forwarded to you, along with this offering memorandum, the letter of transmittal relating to the exchange offers. A holder need not submit the letter of transmittal if the holder tenders existing preferred shares in accordance with the procedures mandated by DTC’s Automated Tender Offer Program (“ATOP”).

To tender in the exchange offers through ATOP, a holder must comply with the procedures described below under “—The Depository Trust Company Book-Entry Transfer Procedures.”

In the unlikely event that we issue any existing preferred shares in certificated form while the exchange offers are pending, registered holders of such shares may tender them in the exchange offers by following the instructions in the letter of transmittal for tender of certificated shares.

The Depository Trust Company Book-Entry Transfer Procedures

The conversion agent will establish accounts with respect to the existing preferred shares at DTC for purposes of the exchange offers within two business days after the date of the exchange offers.

All of the existing preferred shares is held in book-entry form and is currently represented by one or more global certificates registered in the name of a nominee of DTC. We have confirmed with DTC that the existing preferred shares may be exchanged by using ATOP procedures instituted by DTC. DTC participants may electronically transmit their acceptance of any of the exchange offers by causing DTC to transfer their outstanding existing preferred shares to the conversion agent using the ATOP procedures. In connection with each book-entry transfer of existing preferred shares to the conversion agent, DTC will send an “agent’s message” to the conversion agent, which, in turn, will confirm its receipt of the book-entry transfer. The term “agent’s message” means a message transmitted by DTC to, and received by, the conversion agent and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the participant in DTC tendering existing preferred shares that such participant has received and agrees to be bound by the terms of the applicable exchange offer and that we may enforce such agreement against the participant. By using the ATOP procedures to tender existing preferred shares, you will not be required to deliver the letter of transmittal to the information agent. However, you will be bound by its terms just as if you had signed it.

You must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC to tender your existing preferred shares.

In order to participate in any of the exchange offers, you must validly tender your existing preferred shares to the conversion agent as described below. Holders who tender (and do not validly withdraw) their existing preferred shares to the conversion agent prior to the expiration time will be entitled to receive the exchange offer consideration on the settlement date, provided that the remaining conditions to the applicable exchange offer have been satisfied or waived. It is your responsibility to validly tender your existing preferred shares. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

Any beneficial holder whose existing preferred shares is registered in the name of a broker, dealer, commercial bank, trust company or other nominee who wishes to tender should contact such broker, dealer, commercial bank or trust company promptly and instruct such broker, dealer, commercial bank or trust company to tender the existing preferred shares on such beneficial owner’s behalf.

If you need help in tendering your existing preferred shares, please contact the conversion agent, whose address is listed on the back cover page of this offering memorandum.

No Guaranteed Delivery

There are no guaranteed delivery procedures provided for by us in conjunction with the exchange offers. Holders of existing preferred shares must timely tender their existing preferred shares in accordance with the procedures set forth in this offering memorandum.

Withdrawal Rights

You may withdraw your tender of existing preferred shares at any time before the expiration time. In addition, if not previously returned, you may withdraw existing preferred shares that you tender that are not accepted by us for exchange after expiration of 40 business days from the commencement of the exchange offers. For a withdrawal of shares tendered through ATOP to be effective, the conversion agent must receive a computer generated notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with the standard operating procedure of DTC, or a written notice of withdrawal, sent by facsimile transmission, receipt confirmed by telephone, or letter, before the expiration of the applicable exchange offer. Any notice of withdrawal must:

•	specify the name of the person that tendered the existing preferred shares to be withdrawn;

•	identify the existing preferred shares to be withdrawn, including the certificate number or numbers;

•	specify the number of shares to be withdrawn;

•	include a statement that the holder is withdrawing its election to have the existing preferred shares exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the existing preferred shares were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the transfer agent register the transfer of such existing preferred shares into the name of the person withdrawing the tender; and

•	specify the name in which any of the existing preferred shares are to be registered, if different from that of the person that tendered the existing preferred shares.

Any notice of withdrawal of shares tendered through ATOP must specify the name and number of the account at DTC to be credited with the withdrawn existing preferred shares or otherwise comply with DTC’s procedures.

Any existing preferred shares withdrawn will not have been validly tendered for exchange for purposes of the exchange offers. Any existing preferred shares that have been tendered for exchange through ATOP but which are not exchanged for any reason will be credited to an account with DTC specified by the holder, promptly after withdrawal, rejection of tender or termination of the exchange offers. Properly withdrawn existing preferred shares may be re-tendered by following one of the procedures described under “— Procedures for Tendering Existing Preferred Shares” above at any time on or before the applicable expiration time.

Acceptance of Existing preferred shares for Exchange; Delivery of Exchange Offer Consideration

Upon satisfaction or waiver of all of the conditions to any exchange offer, we will promptly accept the existing preferred shares properly tendered that have not been withdrawn pursuant to the exchange offers and will pay the exchange offer consideration in exchange for such existing preferred shares promptly after the acceptance. Please refer to the section in this offering memorandum entitled “— Conditions to the Exchange Offers” below. For purposes of the exchange offers, we will be deemed to have accepted properly tendered existing preferred shares for exchange when we give notice of acceptance to the conversion agent.

In all cases, we will pay the exchange offer consideration only after the conversion agent timely receives a book-entry confirmation of the transfer of the existing preferred shares into the conversion agent’s account at DTC, and a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

We will not be liable for any interest as a result of a delay by the conversion agent or DTC in distributing the exchange offer consideration in the exchange offers.

Conditions to the Exchange Offers

No exchange offer is conditioned upon any other exchange offer.

Notwithstanding any other provision of this offering memorandum to the contrary, we will not be required to accept for exchange existing preferred shares tendered pursuant to any of the exchange offers and may terminate or amend any of the exchange offers if any condition to such exchange offer is not satisfied. We may also, subject to Rule 13e-4(f)(5) under the Exchange Act, which requires the issuer to pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer, postpone the acceptance for exchange of existing preferred shares validly tendered and not withdrawn prior to the expiration time, in any one of the following conditions has occurred, and the occurrence thereof has not been waived by us in our reasonable discretion:

•

there shall have been instituted, threatened in writing or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the exchange offers, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of one or all of the exchange offers or materially impair the contemplated benefits to us (as set forth under “— Purpose of the Exchange Offers”) of the exchange offers;

•	an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of such exchange offer or materially impair the contemplated benefits to us of such exchange offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

•	there shall have occurred or be reasonably likely to occur any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs; or

•	there shall have occurred:

•	any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets;

•	any material adverse change in the price of our common shares in U.S. securities or financial markets;

•	a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

•	any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or

•	a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

In addition, our obligation to issue the new preferred shares in any exchange offer is conditioned upon our acceptance of existing preferred shares tendered pursuant to such exchange offer.

We expressly reserve the right to amend or terminate any of the exchange offers and to reject for exchange any existing preferred shares not previously accepted for exchange, upon the occurrence of any of the conditions to such exchange offer specified above. In addition, we expressly reserve the right, at any time or at various times, to waive any of the conditions to any of the exchange offers, in whole or in part. We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to the conversion agent as promptly as practicable, followed by a timely press release to the extent required by law.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times with respect to any of the exchange offers prior to its expiration.

All conditions to any exchange offers must be satisfied or waived prior to the expiration of such exchange offer. The exchange offers are not conditioned upon any minimum number of existing preferred shares being tendered for exchange.

Fees and Expenses

We will bear the fees and expenses of soliciting tenders for the exchange offers, and tendering holders of existing preferred shares will not be required to pay any of our expenses of soliciting tenders in the exchange offers, including the fees of the conversion agent or the information agent. We will also reimburse the information agent and the conversion agent for reasonable out-of-pocket expenses, and we will indemnify each of the information agent and the conversion agent against certain liabilities and expenses in connection with the exchange offers, including liabilities under the federal securities laws. The principal solicitation is being made by mail. However, additional solicitations may be made by facsimile transmission, telephone or in person by our officers and other employees.

If a tendering holder participates in the exchange offers through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions to such third party.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of existing preferred shares pursuant to the exchange offers. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing existing preferred shares not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the existing preferred shares tendered;

•	new preferred shares are to be delivered to, or issued in the name of, any person other than the registered holder of the existing preferred shares;

•	tendered existing preferred shares are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of existing preferred shares under the exchange offers.

If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Future Purchases

Following completion of the exchange offers, we may repurchase additional existing preferred shares that remain outstanding in the open market, in privately negotiated transactions, tender or exchange offers or otherwise. However, Exchange Act Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any existing preferred shares other than pursuant to the Exchange Offers until ten business days after the expiration time. Future purchases of existing preferred shares that remain outstanding after the exchange offers may be on terms that are more or less favorable than the exchange offers. Future purchases, if any, will depend on many factors, which include market conditions and the condition of our business.

No Appraisal Rights

No appraisal or dissenters’ rights are available to holders of existing preferred shares under applicable law in connection with the exchange offers.

Schedule TO

Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the exchange offers. Such Schedule TO, including the exhibits and any amendment thereto, may be examined, and copies may be obtained, at the same places and in the same manner as are set forth under the caption “Where You Can Find More Information.”

Accounting Treatment

New preferred shares exchanged for existing preferred shares will be recorded within shareholder’s equity. Upon completion of the exchange offers, the fair value of the preferred shares before and after the exchange offers will be assessed and if material, reflected within retained earnings in accordance with United States generally accepted accounting principles.

COMPARISON OF RIGHTS BETWEEN THE EXISTING PREFERRED SHARES

AND THE NEW PREFERRED SHARES

The following describes the material differences between the rights of holders of the existing preferred shares and holders of shares of the new preferred shares. While we believe that the description covers the material differences between the existing preferred shares and the new preferred shares, this summary may not contain all of the information that is important to you. You should carefully read this offering memorandum, including “Description of the New Preferred Shares,” and the other documents we refer to for a more complete understanding of the differences between being a holder of existing preferred shares and a holder of new preferred shares, including the certificates of designation for each of the new preferred shares and existing preferred shares.

The terms of each new preferred share will be identical in all material respects to the existing preferred shares, except that the new preferred shares will reflect, subject to certain exceptions, an extended redemption date of the fifth anniversary of the issue of the new preferred shares. In addition, consistent with the restrictions set forth in the merger agreement, the certificates of designation of the new preferred shares reflect a restriction on the ability of the Company and its subsidiaries to, subject to certain exceptions, make Distributions prior to December 31, 2020 in an amount exceeding the Distributable Amount.

DESCRIPTION OF THE NEW PREFERRED SHARES

Description of Series G Cumulative Redeemable Preferred Shares

The following summary of the terms of our Series G Preferred Shares does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Certificate of Designation. Terms not defined hereby shall have the meanings ascribed to them in the Certificate of Designation.

General

When issued and paid for, the Series G Preferred Shares will be duly authorized, validly issued and fully paid. The holders of the Series G Preferred Shares will have no preemptive rights with respect to any of our common shares or any of our other securities convertible into or carrying rights or options to purchase any such shares. The Series G Preferred Shares will not be subject to any sinking fund or other obligation on our part to redeem or retire the Series G Preferred Shares. Unless we redeem them, the Series G Preferred Shares will have a perpetual term with no maturity.

Our board of directors may, from time to time, create and issue additional preferred shares without the approval of our shareholders and fix their relative rights, preferences and limitations. The alteration of the special rights attached to the Series G Preferred Shares requires the approval of their holders. See “—Voting Rights.” As of March 29, 2016, we had issued and outstanding $9.2 million of Series D Preferred Shares, $14.95 million of Series E Preferred Shares and $10 million of Series F Preferred Shares. Series D Preferred Shares, Series E Preferred Shares and Series F Preferred Shares not tendered in the exchange offers will remain outstanding and will be in parity with respect to payment of dividends and distribution of assets in liquidation with the Series G Preferred Shares offered hereby. To the extent issued in connection with the exchange offers, Series H Preferred Shares and Series I Preferred Shares will also be in parity with the Series G Preferred Shares (along with any existing preferred shares not tendered in the exchange offers). We have not issued shares that would be senior to the Series G Preferred Shares with respect to payment of dividends and distribution of assets in liquidation.

Dividend Rights

Holders of the Series G Preferred Shares will be entitled to receive, when, as and if declared by our board of directors out of funds legally available for the payment of dividends, cumulative preferential cash dividends in an amount per share equal to 6.50% of the liquidation preference per annum (equivalent to $1.625 per share). Such dividends shall begin to accrue and shall be fully cumulative from March 1, 2016 and shall be payable quarterly, when, as and if declared by our board of directors, in arrears on the first day of March, June, September and December of each year or, if such date is not a business day, on the business day immediately after such date (each, a “Dividend Payment Date”). If declared, the first dividend will be payable on June 1, 2016. The dividend for such dividend period and any other dividend payable on the Series G Preferred Shares for any partial dividend period will be computed on the basis of a 360–day year consisting of twelve 30–day months. Dividends will be payable to holders of record as they appear in our register of members at the close of business on the applicable record date, which shall be on the tenth calendar day immediately preceding such Dividend Payment Date (each, a “Dividend Record Date”).

So long as any Series G Preferred Shares are outstanding, (i) no dividends or other distributions (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, fully junior shares) shall be declared or paid or set apart for payment and no other distribution shall be declared or paid or set apart for payment upon junior shares, and (ii) no junior shares shall be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of common shares made for purposes of an employee incentive or benefit plan of the Company or any subsidiary of the Company) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any junior shares) by the Company, directly or indirectly (except by conversion into or exchange for fully junior shares)

((i) and (ii) collectively, “Distributions”), unless in each case (1) the full cumulative dividends on all outstanding Series G Preferred Shares and any parity shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods with respect to the Series G Preferred Shares, all past dividend periods with respect to such parity shares; and (2) sufficient funds have been or contemporaneously are set apart for the payment of the dividends for the current dividend period with respect to the Series G Preferred Shares and the current dividend period with respect to such parity shares. Following the issue date of the new preferred shares and until December 31, 2020, Distributions declared or paid with respect to any fiscal quarter shall be less than, in the aggregate, 67% of the Company’s net income (“Net Income”), as determined in accordance with United States generally accepted accounting principles, during such fiscal quarter (such amount, the “Distributable Amount”), provided, that notwithstanding the foregoing, with respect to the first fiscal quarter immediately following March 18, 2016, the “Distributable Amount” shall be defined as the sum of (x) 67% of the Company’s Net Income during such fiscal quarter, plus (y) (A) 67% of the Company’s Net Income during the 2015 fiscal year, minus (B) the sum of (1) the aggregate amount of ordinary course quarterly cash dividends on the Common Shares paid during the 2015 fiscal year plus (2) the aggregate amount paid by the Company during the 2015 fiscal year to repurchase the Common Shares (the “Initial Distributable Amount”); provided, further, that if the Company does not make aggregate Distributions of all of the Distributable Amount during any fiscal quarter, such remaining amount shall carryover and be available for Distributions in subsequent fiscal quarters, regardless of the Company’s Net Income during such subsequent fiscal quarters.

Our board of directors shall not declare any dividends on the Series G Preferred Shares nor shall we pay or set apart for payment any dividends at such time as the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such action would constitute a breach of or default under such agreement, or if such action is restricted or prohibited by law. Notwithstanding the foregoing, dividends on the Series G Preferred Shares will accrue and shall be cumulative, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Holders of our Series G Preferred Shares will not be entitled to any dividends in excess of full cumulative dividends as described above. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on our Series G Preferred Shares which may be in arrears.

If there is any change in the law, regulation or official directive (whether or not having the force of law) or in the interpretation by any Bermuda governmental authority or court of competent jurisdiction which imposes on us any condition with respect to our Series G Preferred Shares as a result of which any dividend payment is reduced, we shall give notice to the holders of our Series G Preferred Shares of such event and all reductions shall be borne in full by the holders of our Series G Preferred Shares (but only to the extent permitted by law).

“Parity shares” are any class or series of our shares whose holders are entitled to receive dividends and amounts distributable upon liquidation, dissolution or winding up along with the Series G Preferred Shares (which include Series D Preferred Shares, Series E Preferred Shares and Series F Preferred Shares and, to the extent issued in connection with the exchange offers, Series H Preferred Shares and Series I Preferred Shares), each in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other. If any of the Series G Preferred Shares are outstanding, no dividends or other distributions shall be declared or paid or set apart for payment on any class or series of parity shares for any period unless either (i) full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payments on the Series G Preferred Shares for all dividend periods terminating on or prior to the dividend payment date on such parity shares, or (ii) all dividends declared upon the Series G Preferred Shares and any class or series of parity shares are declared pro rata so that the amount of dividends declared per share on the Series G Preferred Shares and any class or series of parity shares shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the Series G Preferred Shares and such class or series of parity shares bear to each other.

“Fully junior shares” are common shares or other shares ranking junior to the Series G Preferred Shares both as to dividends and as to the distribution of assets upon any liquidation, dissolution or winding up of the Company.

“Junior shares” are common shares or any other capital shares ranking junior to the Series G Preferred Shares either as to dividends or as to the distribution of assets upon any liquidation, dissolution or winding up of the Company. If any of the Series G Preferred Shares are outstanding, unless full cumulative dividends on the Series G Preferred Shares and any parity shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than those paid in fully junior shares) shall be declared or paid or set apart for payment and no other distribution shall be declared or paid or set apart for payment on the junior shares, nor shall any common shares or any other junior shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of common shares made for purposes of any employee incentive or benefit plan of the Company or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund or the redemption of any common shares or any other junior shares) by us (except by conversion into or exchange for fully junior shares).

Any dividend payment made on the Series G Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to the Series G Preferred Shares which remains payable.

Certain Restrictions on Payment of Dividends and Redemption of Shares

Under Bermuda law, we may not lawfully declare or pay a dividend unless there are reasonable grounds for believing that we are, or will after payment of the dividend be, able to pay our liabilities as they become due, and that the realizable value of the our assets will, after payment of the dividend, be greater than the aggregate value of our liabilities, issued share capital and share premium accounts.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding–up of the affairs of the Company, the holders of the Series G Preferred Shares will be entitled to receive from our assets legally available for distribution to shareholders, $25.00 per share plus all dividends accrued and unpaid, if any, to the date fixed for distribution before any distribution is made to holders of our common shares and any other class or series of junior shares.

After payment of the full amount of the liquidating distributions to which they are entitled, the holders of our Series G Preferred Shares will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series G Preferred Shares and the corresponding amounts payable on all classes or series of parity shares, then the holders of the Series G Preferred Shares and all such classes or series of parity shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. If liquidating distributions shall have been made in full to all holders of the Series G Preferred Shares and all classes or series of parity shares, our remaining assets shall be distributed among the holders of our common shares or any other classes or series of our junior shares, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, our consolidation, amalgamation or merger with or into any other entity, the sale, lease or conveyance of all or substantially all of our shares or property or business or a statutory share exchange shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

Redemption

The Series G Preferred Shares are not redeemable prior to the fifth anniversary of the issue date of the Series G Preferred Shares. On or after such date, we, at our option upon not less than 30 nor more than 90 days written notice, may redeem the Series G Preferred Shares, in whole at any time or in part from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends, if any, thereon to the date fixed for redemption, without interest. The Series G Preferred Shares will not be subject to any sinking fund or other obligation on our part to redeem or retire the Series G Preferred Shares. Holders of shares to be redeemed will surrender certificates for such shares at the place designated in such notice and will be entitled to the redemption price and any accrued and unpaid dividends payable to the date of redemption.

If fewer than all of the outstanding Series G Preferred Shares are to be redeemed, we will determine the number of shares to be redeemed and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares), by lot or by any other method that we may deem equitable in our sole discretion.

Unless full cumulative dividends on all the Series G Preferred Shares and all parity shares shall have been declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, we shall not redeem, purchase, or otherwise acquire any Series G Preferred Shares or any parity shares unless all outstanding Series G Preferred Shares and any of our parity shares are redeemed; provided, however, that the foregoing shall not prevent our purchase or acquisition of fewer than all outstanding Series G Preferred Shares or parity shares pursuant to a purchase or exchange offers made on the same terms to holders of all outstanding Series G Preferred Shares and parity shares.

Notice of any redemption will be mailed at least 30 days but not more than 90 days before the redemption date to each holder of record of the Series G preferred shares to be redeemed at the address shown in our register of members. Each notice shall state, as appropriate: (i) the redemption date; (ii) the number of Series G preferred shares to be redeemed; (iii) the redemption price (including any accrued dividends); (iv) the place or places where certificates for the Series G preferred shares are to be surrendered for payment of the redemption price; and (v) that, where applicable, dividends on the Series G preferred shares to be redeemed will cease to accrue on such redemption date. If fewer than all of the Series G preferred shares are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of the Series G preferred shares to be redeemed from such holder. If we have given. If have given notice of redemption of any of the Series G Preferred Shares and set apart the funds necessary for such redemption in trust for the benefit of the holders of the Series G Preferred Shares so called for redemption, then from and after the redemption date, dividends will cease to accrue on the Series G Preferred Shares being redeemed, such Series G Preferred Shares shall no longer be deemed to be outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus all accrued and unpaid dividends, if any.

The holders of the Series G Preferred Shares at the close of business on a Dividend Record Date (as defined in the Certificate of Designation) will be entitled to receive the dividend payable with respect to such Series G Preferred Shares on the corresponding Dividend Payment Date notwithstanding the redemption thereof between such Dividend Record Date and the corresponding Dividend Payment Date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series G Preferred Shares which have been called for redemption.

Voting Rights

Generally, the Series G Preferred Shares shall have no voting rights. Whenever dividends payable on the Series G Preferred Shares or any class or series of cumulative parity shares shall be in arrears (whether or not such dividends have been earned or declared) in an amount equivalent to dividends for six full dividend periods (whether or not consecutive), then, immediately upon the happening of such event, the holders of the Series G

Preferred Shares, together with the holders of shares of every class or series of cumulative parity shares, voting as a single class regardless of class or series, shall have the right to elect two directors to our board of directors. Whenever all arrearages in dividends on the Series G Preferred Shares and the cumulative parity shares then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of holders of the Series G Preferred Shares and the cumulative parity shares to be represented by directors shall cease (but subject always to the same provision for the vesting of such rights in the case of any future arrearages in an amount equivalent to dividends for six full dividend periods), and the terms of office of the additional directors elected to our board shall forthwith terminate.

Without the written consent, or the sanction of a resolution passed at a separate meeting, of the holders of at least 75% of the Series G Preferred Shares at the time outstanding, we may not (i) make any amendment or alteration to, or repeal, any of the provisions of our Memorandum of Association, bye-laws or the Certificate of Designation that would vary the rights, preferences or voting powers of the holders of the Series G Preferred Shares; (ii) authorize any amalgamation, consolidation, merger or statutory share exchange that affects the Series G Preferred Shares, unless in each such case each Series G preferred share shall remain outstanding with no variation in its rights, preferences or voting powers or shall be converted into or exchanged for preferred shares of the surviving entity having rights, preferences and voting powers identical to that of a Series G preferred share; or (iii) authorize any creation or increase in the authorized amount of, any shares of any class or series or any security convertible into shares of any class or series ranking prior to the Series G Preferred Shares in payment of dividends or the distribution of assets on any liquidation, dissolution or winding up of the Company. However, no such vote of the holders of the Series G Preferred Shares shall be required if, prior to the time when any of the foregoing actions is to take effect, all the outstanding Series G Preferred Shares shall have been redeemed. We may create and issue additional classes or series of parity shares and fully junior shares without the consent of any holder of the Series G Preferred Shares. The holders of the Series G Preferred Shares are not entitled to vote on any sale of all or substantially all of our assets.

Conversion

Our Series G Preferred Shares are not convertible or exchangeable for any of our other securities.

Limitations on Transfer and Ownership

Our bye-laws provide that, subject to waiver by our board of directors, no person (other than any EXOR Group Member) may acquire ownership of our shares, including Series G Preferred Shares, if such purchase would result in (1) such person owning or controlling more than 9.9% of our outstanding shares (as determined by value) or (2) such person becoming a holder of more than 9.9% of the total combined voting power of all classes of our shares entitled to vote at a general meeting of our shareholders or in any other circumstance in which our shareholders are entitled to vote (a “Ten Percent Shareholder”). A transferee will be permitted to dispose of any shares purchased which violate the restriction and as to the transfer of which registration is refused. In addition, in the event we become aware of such ownership, we may reduce the voting rights with respect to any of our shares (including any Series G Preferred Shares) owned or controlled by such person to the extent necessary to limit the voting power held by such person to 9.9% in the aggregate. Our bye-laws provide for additional limitations on transfer and ownership of our share capital. The voting rights with respect to all shares held by such person in excess of the 9.9% limitation will be allocated to the other holders of shares, pro rata based on the number of shares held by all such other holders of shares, subject only to the further limitation that no shareholder allocated such voting rights may exceed the 9.9% limitation as a result of such allocation. For these purposes, references to ownership or control of our shares mean ownership within the meaning of Section 958 of the Internal Revenue Code and Section 13(d)(3) of the Exchange Act.

Book–Entry Procedures

DTC will act as securities depositary for our Series G Preferred Shares. We may issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of Series G Preferred Shares. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for our Series G Preferred Shares that you purchase, unless DTC’s services are discontinued as described below.

Title to book–entry interests in our Series G Preferred Shares will pass by book–entry registration of the transfer within the records of DTC in accordance with their respective procedures. Book–entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC.

Each person owning a beneficial interest in our Series G Preferred Shares must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of our Series G Preferred Shares.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

When you purchase our Series G Preferred Shares within the DTC system, the purchase must be made by or through a direct participant. The direct participant will receive a credit for our Series G Preferred Shares on DTC’s records. You, as the actual owner of our Series G Preferred Shares, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the direct and indirect participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the direct participants to whose accounts Series G Preferred Shares are credited, which may or may not be the beneficial owners.

You will not receive written confirmation from DTC of your purchase. The direct or indirect participants through whom you purchased our Series G Preferred Shares should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The direct and indirect participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through direct and indirect participants will be accomplished by entries on the books of direct and indirect participants acting on behalf of the beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in our Series G Preferred Shares, except in the event that use of the book–entry system for our Series G Preferred Shares is discontinued.

To facilitate subsequent transfers, all of the Series G Preferred Shares deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of our Series G Preferred Shares with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership.

The laws of some states may require that specified purchasers of securities take physical delivery of our Series G Preferred Shares in definitive form. These laws may impair the ability to transfer beneficial interests in the global certificates representing our Series G Preferred Shares.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our charter, DTC would authorize the direct participants holding the relevant shares to take such action, and those direct participants and any indirect participants would authorize beneficial owners owning through those direct and indirect participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Redemption notices will be sent to Cede & Co. If less than all of the shares of Series G Preferred Shares are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the Series G Preferred Shares to be redeemed in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to our Series G Preferred Shares unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants whose accounts our Series G Preferred Shares are credited on the record date, which are identified in a listing attached to the omnibus proxy.

Redemption proceeds and dividend payments on our Series G Preferred Shares will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or any agent of ours on the relevant payment date in accordance with their respective holdings shown on DTC’s records.

Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, ours or any agent of ours, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of ours or any agent of ours, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

DTC may discontinue providing its services as securities depositary with respect to our Series G Preferred Shares at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book–entry only system of transfers through DTC (or a successor securities depositary) with respect to our Series G Preferred Shares. In that event, we will print and deliver certificates in fully registered form for our Series G Preferred Shares or otherwise issue shares registered to DTC.

If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue our Series G Preferred Shares in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Secondary market trading between DTC’s Participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same–Day Funds Settlement System.

Listing of the Series G Preferred Shares

We intend to apply to have the Series G Preferred Shares approved for listing on the NYSE under the symbol “PRE PR G”.

Transfer Agent

The transfer agent for our Series G Preferred Shares will be Computershare Trust Company, N.A.

Description of Series H Cumulative Redeemable Preferred Shares

The following summary of the terms of our Series H Preferred Shares does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Certificate of Designation. Terms not defined hereby shall have the meanings ascribed to them in the Certificate of Designation.

General

When issued and paid for, the Series H Preferred Shares will be duly authorized, validly issued and fully paid. The holders of the Series H Preferred Shares will have no preemptive rights with respect to any of our common shares or any of our other securities convertible into or carrying rights or options to purchase any such shares. The Series H Preferred Shares will not be subject to any sinking fund or other obligation on our part to redeem or retire the Series H Preferred Shares. Unless we redeem them, the Series H Preferred Shares will have a perpetual term with no maturity.

Our board of directors may, from time to time, create and issue additional preferred shares without the approval of our shareholders and fix their relative rights, preferences and limitations. The alteration of the special rights attached to the Series H Preferred Shares requires the approval of their holders. See “—Voting Rights.” As of March 29, 2016, we had issued and outstanding $9.2 million of Series D Preferred Shares, $14.95 million of Series E Preferred Shares and $10 million of Series F Preferred Shares. Series D Preferred Shares, Series E Preferred Shares and Series F Preferred Shares not tendered in the exchange offers will remain outstanding and will be in parity with respect to payment of dividends and distribution of assets in liquidation with the Series H Preferred Shares offered hereby. To the extent issued in connection with the exchange offers, Series G Preferred Shares and Series I Preferred Shares will also be in parity with the Series H Preferred Shares (along with any existing preferred shares not tendered in the exchange offers). We have not issued shares that would be senior to the Series H Preferred Shares with respect to payment of dividends and distribution of assets in liquidation.

Dividend Rights

Holders of the Series H Preferred Shares will be entitled to receive, when, as and if declared by our board of directors out of funds legally available for the payment of dividends, cumulative preferential cash dividends in an amount per share equal to 7.25% of the liquidation preference per annum (equivalent to $1.8125 per share). Such dividends shall begin to accrue and shall be fully cumulative from March 1, 2016 and shall be payable quarterly, when, as and if declared by our board of directors, in arrears on the first day of March, June, September and December of each year or, if such date is not a business day, on the business day immediately after such date (each, a “Dividend Payment Date”). If declared, the first dividend will be payable on June 1, 2016. The dividend for such dividend period and any other dividend payable on the Series H Preferred Shares for any partial dividend period will be computed on the basis of a 360–day year consisting of twelve 30–day months. Dividends will be payable to holders of record as they appear in our register of members at the close of business on the applicable record date, which shall be on the tenth calendar day immediately preceding such Dividend Payment Date (each, a “Dividend Record Date”).

So long as any Series H Preferred Shares are outstanding, (i) no dividends or other distributions (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, fully junior shares) shall be declared or paid or set apart for payment and no other distribution shall be declared or paid or set apart for payment upon junior shares, and (ii) no junior shares shall be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of common shares made for purposes of an employee incentive or benefit plan of the Company or any subsidiary of the Company) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any junior shares) by the Company, directly or indirectly (except by conversion into or exchange for fully junior shares) ((i) and (ii) collectively, “Distributions”), unless in each case (1) the full cumulative dividends on all outstanding Series H Preferred Shares and any parity shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods with respect to the Series H Preferred Shares, all past dividend periods with respect to such parity shares; and (2) sufficient funds have been or contemporaneously are set apart for the payment of the dividends for the current dividend period with respect to the Series H Preferred Shares and the current dividend period with respect to such parity shares. Following the issue date of the new preferred shares and until December 31, 2020, Distributions declared or paid with respect to any fiscal quarter shall be less than, in the aggregate, 67% of the Company’s net income (“Net Income”), as determined in accordance with United States generally accepted accounting principles, during such fiscal quarter (such amount, the “Distributable Amount”), provided, that notwithstanding the foregoing, with respect to the first fiscal quarter immediately following March 18, 2016, the “Distributable Amount” shall be defined as the sum of (x) 67% of the Company’s Net Income during such fiscal quarter, plus (y) (A) 67% of the Company’s Net Income during the 2015 fiscal year, minus (B) the sum of (1) the aggregate amount of ordinary course quarterly cash dividends on the Common Shares paid during the 2015 fiscal year plus (2) the aggregate amount paid by the Company during the 2015 fiscal year to repurchase the Common Shares (the “Initial Distributable Amount”); provided, further, that if the Company does not make aggregate Distributions of all of the Distributable Amount during any fiscal quarter, such remaining amount shall carryover and be available for Distributions in subsequent fiscal quarters, regardless of the Company’s Net Income during such subsequent fiscal quarters.

Our board of directors shall not declare any dividends on the Series H Preferred Shares nor shall we pay or set apart for payment any dividends at such time as the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such action would constitute a breach of or default under such agreement, or if such action is restricted or prohibited by law. Notwithstanding the foregoing, dividends on the Series H Preferred Shares will accrue and shall be cumulative, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Holders of our Series H Preferred Shares will not be entitled to any dividends in excess of full cumulative dividends as described above. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on our Series H Preferred Shares which may be in arrears.

“Parity shares” are any class or series of our shares whose holders (which include Series D Preferred Shares, Series E Preferred Shares and Series F Preferred Shares and, to the extent issued in connection with the exchange offers, Series F Preferred Shares and Series I Preferred Shares) are entitled to receive dividends and amounts distributable upon liquidation, dissolution or winding up along with the Series H Preferred Shares, each in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other. If any of the Series H Preferred Shares are outstanding, no dividends or other distributions shall be declared or paid or set apart for payment on any class or series of parity shares for any period unless either (i) full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payments on the Series H Preferred Shares for all dividend periods terminating on or prior to the dividend payment date on such parity shares, or (ii) all dividends declared upon the Series H Preferred Shares and any class or series of parity shares are declared pro rata so that the amount of dividends declared per share on the Series H Preferred Shares and any class or series of parity shares shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the Series H Preferred Shares and such class or series of parity shares bear to each other.

“Fully junior shares” are common shares or other shares ranking junior to the Series H Preferred Shares both as to dividends and as to the distribution of assets upon any liquidation, dissolution or winding up of the Company.

“Junior shares” are common shares or any other capital shares ranking junior to the Series H Preferred Shares either as to dividends or as to the distribution of assets upon any liquidation, dissolution or winding up of the Company. If any of the Series H Preferred Shares are outstanding, unless full cumulative dividends on the Series H Preferred Shares and any parity shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then–current dividend period, no dividends (other than those paid in fully junior shares) shall be declared or paid or set apart for payment and no other distribution shall be declared or paid or set apart for payment on the junior shares, nor shall any common shares or any other junior shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of common shares made for purposes of any employee incentive or benefit plan of the Company or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund or the redemption of any common shares or any other junior shares) by us (except by conversion into or exchange for fully junior shares).

Any dividend payment made on the Series H Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to the Series H Preferred Shares which remains payable.

Certain Restrictions on Payment of Dividends and Redemption of Shares

Under Bermuda law, we may not lawfully declare or pay a dividend unless there are reasonable grounds for believing that we are, or will after payment of the dividend be, able to pay our liabilities as they become due, and that the realizable value of the our assets will, after payment of the dividend, be greater than the aggregate value of our liabilities, issued share capital and share premium accounts.

Payment of Additional Amounts

We will make all payments on the Series H Preferred Shares free and clear of and without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Bermuda or any other jurisdiction in which we are organized or any political subdivision or taxing authority thereof or therein (a “Taxing Jurisdiction”), unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of a Taxing Jurisdiction or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a Taxing Jurisdiction). If a withholding or deduction at source is required by either (x) or (y), we will, subject to certain limitations and exceptions described below, pay to the holders of the Series H Preferred Shares such additional amounts as dividends as may be necessary so that the net amounts paid will be equal to the amounts we would otherwise have been required to pay had no such withholding or deduction been required.

We will not be required to pay any additional amounts for or on account of:

(1) any tax, fee, duty, assessment or governmental charge of whatever nature that would not have been imposed but for the fact that such holder was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such Series H Preferred Shares or any Series H Preferred Shares presented for payment more than 30 days after the Relevant Date. The “Relevant Date” means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the dividend disbursing agent on or prior to such due date, it means the first date on which, the full amount of such moneys having been so received and being available for payment to holders, notice to that effect shall have been duly given to the holders of the Series H Preferred Shares;

(2) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge or any tax, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payment of the liquidation preference;

(3) any tax, fee, duty, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder of such Series H Preferred Shares to comply with any reasonable request by us addressed to the holder within 90 days of such request (a) to provide information concerning the nationality, residence or identity of the holder or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, fee, duty, assessment or other governmental charge;

(4) any withholding or deduction required to be made pursuant to any EU Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meetings of 26–27 November 2000, 3 June 2003 or any law implementing or complying with, or introduced in order to conform to, such EU Directive; or

(5) any combination of items (1), (2), (3) and (4).

In addition, we will not pay additional amounts with respect to any payment on any such Series H Preferred Shares to any holder who is a fiduciary, partnership, limited liability company or other pass–through entity other than the sole beneficial owner of such Series H Preferred Shares if such payment would be required by the laws of the relevant taxing jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership, limited liability company or other pass–through entity or a beneficial owner to the extent such beneficiary, partner or settlor would not have been entitled to such additional amounts had it been the holder of the Series H Preferred Shares.

If there is a substantial probability that we or any successor corporation would become obligated to pay any additional amounts as a result of a change in tax law, we will also have the option to redeem the Series H Preferred Shares as described in “—Tax Redemption” below.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of the Series H Preferred Shares will be entitled to receive from our assets legally available for distribution to shareholders, $25.00 per share plus all dividends accrued and unpaid, if any, to the date fixed for distribution before any distribution is made to holders of our common shares and any other class or series of junior shares.

After payment of the full amount of the liquidating distributions to which they are entitled, the holders of our Series H Preferred Shares will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series H Preferred Shares and the corresponding amounts payable on all classes or series of parity shares, then the holders of the Series H Preferred Shares and all such classes or series of parity shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If liquidating distributions shall have been made in full to all holders of the Series H Preferred Shares and all classes or series of parity shares, our remaining assets shall be distributed among the holders of our common shares or any other classes or series of our junior shares, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, our consolidation, amalgamation or merger with or into any other entity, the sale, lease or conveyance of all or substantially all of our shares or property or business or a statutory share exchange shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

Redemption

Except as described below under “—Tax Redemption,” the Series H Preferred Shares are not redeemable prior to the fifth anniversary of the issue date of the Series H Preferred Shares. On and after such date, we, at our option upon not less than 30 nor more than 90 days written notice, may redeem the Series H Preferred Shares, in whole at any time or in part from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends, if any, thereon to the date fixed for redemption, without interest. The Series H Preferred Shares will not be subject to any sinking fund or other obligation on our part to redeem or retire the Series H Preferred Shares. Holders of shares to be redeemed shall surrender certificates, if any, for such shares at the place designated in such notice. In addition, holders of shares to be redeemed shall be entitled to the redemption price and any accrued and unpaid dividends payable to the date of redemption.

If fewer than all of the outstanding Series H Preferred Shares are to be redeemed, we will determine the number of shares to be redeemed and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares), by lot or by any other method that we may deem equitable in our sole discretion.

Unless full cumulative dividends on all the Series H Preferred Shares and all parity shares shall have been declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then–current dividend period, we may not redeem, purchase, or acquire Series H Preferred Shares or any parity shares, otherwise than pursuant to a purchase or exchange offers made on the same terms to all holders of Series H Preferred Shares and parity shares.

Notice of any redemption will be mailed at least 30 days but not more than 90 days before the redemption date to each holder of record of the Series H Preferred Shares to be redeemed at the address shown in our register of members. Each notice shall state, as appropriate: (i) the redemption date; (ii) the number of Series H Preferred Shares to be redeemed; (iii) the redemption price (including any accrued dividends); (iv) the place or places where certificates for the Series H Preferred Shares are to be surrendered for payment of the redemption price; and (v) that, where applicable, dividends on the Series H Preferred Shares to be redeemed will cease to accrue on such redemption date. If fewer than all of the Series E Preferred Shares are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of the Series H Preferred Shares to be redeemed from such holder. If we have given notice of redemption of any of the Series H Preferred Shares and set apart the funds necessary for such redemption in trust for the benefit of the holders of the Series H Preferred Shares so called for redemption, then from and after the redemption date, dividends will cease to accrue on the Series E Preferred Shares being redeemed, such Series E Preferred Shares shall no longer be deemed to be outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus all accrued and unpaid dividends, if any.

The holders of the Series H Preferred Shares at the close of business on a Dividend Record Date will be entitled to receive the dividend payable with respect to such Series H Preferred Shares on the corresponding Dividend Payment Date notwithstanding the redemption thereof between such Dividend Record Date and the corresponding Dividend Payment Date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series H Preferred Shares which have been called for redemption.

Tax Redemption

We will have the option to redeem for cash the Series H Preferred Shares at any time in whole or from time to time in part, upon not less than 30 days nor more than 60 days prior written notice in accordance with the procedures described under “—Redemption” above, at a redemption price of $25.00 per share plus accrued and unpaid dividends, if any, to the date of redemption, without interest on such accrued and unpaid dividends, if as a result of a “change in tax law” there is a substantial probability that the Company or any successor would be required to pay any additional amounts with respect to the Series H Preferred Shares and the payment of those additional amounts cannot be avoided by the use of any reasonable measures available to us or any successor corporation.

A “change in tax law” that would trigger the provisions of the preceding paragraph would be (a) a change in or amendment to laws, regulations or rulings of any jurisdiction, political subdivision or taxing authority described in the next sentence, (b) a change in the official application or interpretation of those laws, regulations or rulings, (c) any execution of or amendment to any treaty affecting taxation to which any jurisdiction, political subdivision or taxing authority described in the next sentence is party or (d) a decision rendered by a court of competent jurisdiction in Bermuda or any taxing jurisdiction or any political subdivision described in the next sentence, whether or not such decision was rendered with respect to us, in each case described in (a)–(d) above occurring after the date of this offering memorandum. The jurisdictions, political subdivisions and taxing authorities referred to in the previous sentence are (a) Bermuda or any political subdivision or governmental authority of or in Bermuda with the power to tax, (b) any jurisdiction from or through which we or our dividend disbursing agent are making payments on the Series H Preferred Shares or any political subdivision or governmental authority of or in that jurisdiction with the power to tax or (c) any other jurisdiction in which the Company or a successor is organized or generally subject to taxation or any political subdivision or governmental authority of or in that jurisdiction with the power to tax.

In addition, we will have the option to redeem for cash any or all Series H Preferred Shares at any time in whole or from time to time in part, upon not less than 30 days nor more than 60 days prior written notice in accordance with the procedures set forth under “—Redemption” above, at a redemption price of $25.00 per share plus accrued and unpaid dividends, if any, to the date of redemption, without interest on such accrued and unpaid dividends, if there is a substantial probability that the entity formed by a consolidation, merger or amalgamation involving us or the entity to which we convey, transfer or lease substantially all our properties and assets will be required to pay additional amounts in respect of any tax, assessment or governmental charge imposed on any holder of Series H Preferred Shares as a result of a change in tax law that occurred after the date of the consolidation, merger, amalgamation, conveyance, transfer or lease and the payment of those additional amounts cannot be avoided by the use of any reasonable measures available to the Company or any successor corporation.

Voting Rights

Generally, the Series H Preferred Shares shall have no voting rights. Whenever dividends payable on the Series H Preferred Shares or any class or series of cumulative parity shares shall be in arrears (whether or not such dividends have been earned or declared) in an amount equivalent to dividends for six full dividend periods (whether or not consecutive), then, immediately upon the happening of such event, the holders of the Series H Preferred Shares, together with the holders of shares of every class or series of cumulative parity shares, voting as a single class regardless of class or series, shall have the right to elect two directors to our board of directors. Whenever all arrearages in dividends on the Series H Preferred Shares and the cumulative parity shares then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of holders of the Series H Preferred Shares and the cumulative parity shares to be represented by directors shall cease (but subject always to the same provision for the vesting of such rights in the case of any future arrearages in an amount equivalent to dividends for six full dividend periods), and the terms of office of the additional directors elected to our board shall forthwith terminate.

Without the written consent, or the sanction of a resolution passed at a separate meeting, of the holders of at least 75% of the Series H Preferred Shares at the time outstanding, we may not (i) make any amendment or alteration to, or repeal, any of the provisions of our Memorandum of Association, bye-laws or the Certificate of Designation that would vary the rights, preferences or voting powers of the holders of the Series H Preferred Shares; (ii) authorize any amalgamation, consolidation, merger or statutory share exchange that affects the Series H Preferred Shares, unless in each such case each Series H preferred share shall remain outstanding with no variation in its rights, preferences or voting powers or shall be converted into or exchanged for preferred shares of the surviving entity having rights, preferences and voting powers identical to that of a Series H preferred share; or (iii) authorize any creation or increase in the authorized amount of, any shares of any class or series or any security convertible into shares of any class or series ranking prior to the Series H Preferred Shares in payment of dividends or the distribution of assets on any liquidation, dissolution or winding up of the Company. However, no such vote of the holders of the Series H Preferred Shares shall be required if, prior to the time when any of the foregoing actions is to take effect, all the outstanding Series H Preferred Shares shall have been redeemed. We may create and issue additional classes or series of parity shares and fully junior shares without the consent of any holder of the Series H Preferred Shares. The holders of the Series H Preferred Shares are not entitled to vote on any sale of all or substantially all of our assets.

Conversion

Our Series H Preferred Shares are not convertible or exchangeable for any of our other securities.

Limitations on Transfer and Ownership

Our bye-laws provide that, subject to waiver by our board of directors, no person (other than any EXOR Group Member) may acquire ownership of our shares, including Series H Preferred Shares, if such purchase would result in (1) such person owning or controlling more than 9.9% of our outstanding shares (as determined by value) or (2) such person becoming a holder of more than 9.9% of the total combined voting power of all classes of our shares entitled to vote at a general meeting of our shareholders or in any other circumstance in which our shareholders are entitled to vote (a “Ten Percent Shareholder”). A transferee will be permitted to dispose of any shares purchased which violate the restriction and as to the transfer of which registration is refused. In the case of (2) above, the votes conferred by the controlled shares (including any Series H Preferred Shares) will be automatically reduced by whatever amount is necessary so that after any such reduction such person will not be a Ten Percent Shareholder. The voting rights with respect to all shares held by such person in excess of the 9.9% limitation will be allocated to the other holders of shares, pro rata based on the number of shares held by all such other holders of shares, subject only to the further limitation that no shareholder allocated such voting rights may exceed the 9.9% limitation as a result of such allocation. For these purposes, references to “ownership” or “control” of our shares mean “ownership” within the meaning of Section 958 of the Internal Revenue Code. Our bye-laws provide for additional limitations on transfer and ownership of our share capital.

Jurisdiction and Governing Law

We have agreed to submit ourselves to the non–exclusive jurisdiction of any United States Federal or New York State court sitting in the Borough of Manhattan, The City of New York, New York, over any suit, action or proceeding arising out of or relating to the Series H Preferred Shares. Bermuda substantive law will be applied in any such proceeding.

Book–Entry Procedures

DTC will act as securities depositary for our Series H Preferred Shares. We may issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of Series H Preferred Shares. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for our Series H Preferred Shares that you purchase, unless DTC’s services are discontinued as described below.

Title to book–entry interests in our Series H Preferred Shares will pass by book–entry registration of the transfer within the records of DTC in accordance with their respective procedures. Book–entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC.

Each person owning a beneficial interest in our Series H Preferred Shares must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of our Series H Preferred Shares.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

When you purchase our Series H Preferred Shares within the DTC system, the purchase must be made by or through a direct participant. The direct participant will receive a credit for our Series H Preferred Shares on DTC’s records. You, as the actual owner of our Series H Preferred Shares, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the direct and indirect participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the direct participants to whose accounts Series H Preferred Shares are credited, which may or may not be the beneficial owners.

You will not receive written confirmation from DTC of your purchase. The direct or indirect participants through whom you purchased our Series H Preferred Shares should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The direct and indirect participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through direct and indirect participants will be accomplished by entries on the books of direct and indirect participants acting on behalf of the beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in our Series H Preferred Shares, except in the event that use of the book–entry system for our Series H Preferred Shares is discontinued.

To facilitate subsequent transfers, all of the Series H Preferred Shares deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of our Series H Preferred Shares with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership.

The laws of some states may require that specified purchasers of securities take physical delivery of our Series H Preferred Shares in definitive form. These laws may impair the ability to transfer beneficial interests in the global certificates representing our Series H Preferred Shares.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our charter, DTC would authorize the direct participants holding the relevant shares to take such action, and those direct participants and any indirect participants would authorize beneficial owners owning through those direct and indirect participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Redemption notices will be sent to Cede & Co. If less than all of the shares of Series H Preferred Shares are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the Series H Preferred Shares to be redeemed in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to our Series H Preferred Shares unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants whose accounts our Series H Preferred Shares are credited on the record date, which are identified in a listing attached to the omnibus proxy.

Redemption proceeds and dividend payments on our Series H Preferred Shares will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or any agent of ours on the relevant payment date in accordance with their respective holdings shown on DTC’s records.

Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, ours or any agent of ours, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of ours or any agent of ours, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

DTC may discontinue providing its services as securities depositary with respect to our Series H Preferred Shares at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book–entry only system of transfers through DTC (or a successor securities depositary) with respect to our Series H Preferred Shares. In that event, we will print and deliver certificates in fully registered form for our Series H Preferred Shares or otherwise issue shares registered to DTC.

If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue our Series H Preferred Shares in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Secondary market trading between DTC’s Participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same–Day Funds Settlement System.

Listing of the Series H Preferred Shares

We intend to apply to have the Series H Preferred Shares approved for listing on the NYSE under the symbol “PRE PR H”.

Transfer Agent

The transfer agent for our Series H Preferred Shares will be Computershare Trust Company, N.A.

Description of Series I Non–Cumulative Redeemable Preferred Shares

The following summary of the terms of our Series I Preferred Shares does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Certificate of Designation. Terms not defined hereby shall have the meanings ascribed to them in the Certificate of Designation.

General

When issued and paid for, the Series I Preferred Shares will be duly authorized, validly issued and fully paid. The holders of the Series I Preferred Shares will have no preemptive rights with respect to any of our common shares or any of our other securities convertible into or carrying rights or options to purchase any such shares. The Series I Preferred Shares will not be subject to any sinking fund or other obligation on our part to redeem or retire the Series I Preferred Shares. Unless we redeem them, the Series I Preferred Shares will have a perpetual term with no maturity.

Our board of directors may, from time to time, create and issue additional preferred shares without the approval of our shareholders and fix their relative rights, preferences and limitations. The alteration of the special rights attached to the Series I Preferred Shares requires the approval of their holders. See “—Voting Rights.” As of March 29, 2016, we had issued and outstanding $9.2 million of Series D Preferred Shares, $14.95 million of Series E Preferred Shares and $10 million of Series F Preferred Shares. Series D Preferred Shares, Series E Preferred Shares and Series F Preferred Shares not tendered in the exchange offers will remain outstanding and will be in parity with respect to payment of dividends and distribution of assets in liquidation with the Series I Preferred Shares offered hereby. To the extent issued in connection with the exchange offers, Series G Preferred Shares and Series H Preferred Shares will also be in parity with the Series I Preferred Shares (along with any existing preferred shares not tendered in the exchange offers). We have not issued shares that would be senior to the Series I Preferred Shares with respect to payment of dividends and distribution of assets in liquidation.

Dividend Rights; Ranking

Holders of the Series I Preferred Shares will be entitled to receive, when, as and if declared by our board of directors out of funds legally available for the payment of dividends, non–cumulative preferential cash dividends in an amount per share equal to 5.875% of the liquidation preference per annum (equivalent to $1.46875 per share). Such dividends will be payable quarterly, when, as and if declared by our board of directors, on the first day of March, June, September and December of each year, commencing on June 1, 2016 (each, a “Dividend Payment Date”); provided, however, that if any Dividend Payment Date falls on any day other than a business day (defined as any day other than a Saturday, Sunday or a day on which banking institutions in Hamilton, Bermuda, or New York, New York are not required to be open), the dividend payment due on such Dividend Payment Date will be paid on the business day immediately after such Dividend Payment Date. The dividend for such dividend period and any other dividend payable on the Series I Preferred Shares for any partial dividend period will be computed on the basis of a 360–day year consisting of twelve 30–day months. Dividends will be payable to holders of record as they appear in our register of members at the close of business on the tenth calendar day immediately preceding such Dividend Payment Date, whether or not a business day (each, a “Dividend Record Date”).

Dividends on the Series I Preferred Shares will not be cumulative. Accordingly, if the board of directors of the Company, or a duly authorized committee of the board, does not declare a dividend on the Series I Preferred Shares payable in respect of any dividend period before the related dividend payment date, such dividend will not accrue and will not be payable and we will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends are declared for any future dividend period on the Series I Preferred Shares or any other preferred shares.

So long as any Series I Preferred Shares are outstanding, (i) no dividends or other distributions (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, fully junior shares) shall be declared or paid or set apart for payment and no other distribution shall be declared or paid or set apart for payment upon junior shares, and (ii) no junior shares shall be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of common shares made for purposes of an employee incentive or benefit plan of the Company or any subsidiary of the Company) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any junior shares) by the Company, directly or indirectly (except by conversion into or exchange for fully junior shares) ((i) and (ii) collectively, “Distributions”), unless in each case (1) the dividends on all outstanding Series I Preferred Shares and any parity shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the latest completed dividend period, and, in the case of the cumulative shares, for all past dividend periods; and (2) sufficient funds have been or contemporaneously are set apart for the payment of the dividends for the current Dividend Period with respect to the Series I Preferred Shares and the current dividend period with respect to such parity shares. Following the issue date of the new preferred shares and until December 31, 2020, Distributions declared or paid with respect to any fiscal quarter shall be less than, in the aggregate, 67% of the Company’s net income (“Net Income”), as determined in accordance with United States generally accepted accounting principles, during such fiscal quarter (such amount, the “Distributable Amount”), provided, that notwithstanding the foregoing, with respect to the first fiscal quarter immediately following March 18, 2016, the “Distributable Amount” shall be defined as the sum of (x) 67% of the Company’s Net Income during such fiscal quarter, plus (y) (A) 67% of the Company’s Net Income during the 2015 fiscal year, minus (B) the sum of (1) the aggregate amount of ordinary course quarterly cash dividends on the Common Shares paid during the 2015 fiscal year plus (2) the aggregate amount paid by the Company during the 2015 fiscal year to repurchase the Common Shares (the “Initial Distributable Amount”); provided, further, that if the Company does not make aggregate Distributions of all of the Distributable Amount during any fiscal quarter, such remaining amount shall carryover and be available for Distributions in subsequent fiscal quarters, regardless of the Company’s Net Income during such subsequent fiscal quarters.

Our board of directors will not declare any dividends on the Series I Preferred Shares nor will we pay or set apart for payment any dividends at such time as the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such action would constitute a breach of or default under such agreement, or if such action is restricted or prohibited by law. Holders of our Series I Preferred Shares will not be entitled to any dividends in excess of dividends actually declared by our board. No interest, or sum of money in lieu of interest, will be payable in respect of any undeclared or declared but unpaid dividends on our Series I Preferred Shares.

“Parity shares” are any class or series of our shares whose holders are entitled to receive dividends and amounts distributable upon liquidation, dissolution or winding up along with the Series I Preferred Shares (which include Series D Preferred Shares, Series E Preferred Shares and Series F Preferred Shares and, to the extent issued in connection with the exchange offers, Series G Preferred Shares and Series H Preferred Shares), each in proportion to their respective amounts of declared but unpaid or accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other. Future series of preferred shares that we may issue from time to time may be considered to be on parity with the Series I Preferred Shares offered hereby.

“Fully junior shares” are common shares or any other class or series of our shares ranking junior to the Series I Preferred Shares both as to dividends and as to the distribution of assets upon any liquidation, dissolution or winding up of the Company.

“Junior shares” are common shares or any other class or series of our shares ranking junior to the Series I Preferred Shares either as to dividends or as to the distribution of assets upon any liquidation, dissolution or winding up of the Company.

If any of the Series I Preferred Shares are outstanding, no dividends or other distributions will be declared or paid or set apart for payment on any class or series of parity shares for any period unless either (i) dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payments on the Series I Preferred Shares for the latest completed dividend period, and, in the case of the cumulative shares, for all dividend periods terminating on or prior to the dividend payment date on such cumulative shares, or (ii) all dividends declared upon the Series I Preferred Shares and any class or series of parity shares are declared pro rata so that the amount of dividends declared per share on the Series I Preferred Shares and any class or series of parity shares will in all cases bear to each other the same ratio that unpaid dividends (whether accrued but unpaid or declared but unpaid) per share on the Series I Preferred Shares and such class or series of parity shares bear to each other.

In addition, if any of the Series I Preferred Shares are outstanding, unless dividends on the Series I Preferred Shares and any parity shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the latest completed dividend period, and, in the case of the cumulative shares, for all past dividend periods, no dividends (other than those paid in fully junior shares) will be declared or paid or set apart for payment and no other distribution will be declared or paid or set apart for payment on any junior shares, nor will any junior shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of common shares made for purposes of any employee incentive or benefit plan of the Company or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund or the redemption of any common shares or any other junior shares) by us (except by conversion into or exchange for fully junior shares).

Certain Restrictions on Payment of Dividends and Redemption of Shares

Under Bermuda law, we may not lawfully declare or pay a dividend unless there are reasonable grounds for believing that we are, or will after payment of the dividend be, able to pay our liabilities as they become due, and that the realizable value of our assets will, after payment of the dividend, be greater than our liabilities.

In addition, under Bermuda law, no redemption of the Series I Preferred Shares may be effected if, on the date that the redemption is to be effected, we have reasonable grounds for believing that we are, or after the redemption would be, unable to pay our liabilities as they become due. In addition, if the redemption price is to be paid out of funds otherwise available for dividends or distributions, no redemption may be made if the realizable value of our assets would thereby be less than our liabilities.

Further, as the BMA is our group supervisor for insurance group solvency and reporting requirements, we may not be able to declare or pay a dividend on the Series I Preferred Shares or effect any redemption of Series I Preferred Shares if we are or, after giving effect to such payment, would be in breach of the Insurance Act, the Insurance (Eligible Capital) Rules 2012, the Insurance (Prudential Standards) (Insurance Group Solvency Requirement) Rules 2011, including the enhanced capital requirements or the group enhanced capital requirements contained within such rules or under such other applicable rules and regulations as may from time to time be issued by the BMA (or any successor agency or then–applicable regulatory authority) pursuant to the terms of the Insurance Act, or any successor legislation.

Payment of Additional Amounts

We will make all payments on the Series I Preferred Shares free and clear of and without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Bermuda or any other jurisdiction in which the Company is organized or any political subdivision or taxing authority thereof or therein (a “Taxing Jurisdiction”), unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of a Taxing Jurisdiction or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a Taxing Jurisdiction). If a withholding or deduction at source is required by either (x) or (y), we will, subject to certain limitations and exceptions described below, pay to the holders of the Series I Preferred Shares such additional amounts as dividends as may be necessary so that the net amounts paid will be equal to the amounts we would otherwise have been required to pay had no such withholding or deduction been required.

We will not be required to pay any additional amounts for or on account of:

(1) any tax, fee, duty, assessment or governmental charge of whatever nature that would not have been imposed but for the fact that such holder was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such Series I Preferred Shares;

(2) any Series I Preferred Shares presented for payment more than 30 days after the Relevant Date. The “Relevant Date” means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the dividend disbursing agent on or prior to such due date, it means the first date on which, the full amount of such moneys having been so received and being available for payment to holders, notice to that effect will have been duly given to the holders of the Series I Preferred Shares;

(3) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge or any tax, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payment of the liquidation preference;

(4) any tax, fee, duty, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder of such Series I Preferred Shares to comply with any reasonable request by us addressed to the holder within 90 days of such request (a) to provide information concerning the nationality, residence or identity of the holder or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, fee, duty, assessment or other governmental charge;

(5) any withholding or deduction required to be made pursuant to any EU Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meetings of 26–27 November 2000, 3 June 2003 or any law implementing or complying with, or introduced in order to conform to, such EU Directive; or

(6) any combination of items (1), (2), (3), (4) and (5).

In addition, we will not pay additional amounts with respect to any payment on any such Series I Preferred Shares to any holder who is a fiduciary, partnership, limited liability company or other pass–through entity other than the sole beneficial owner of such Series I Preferred Shares if such payment would be required by the laws of the relevant taxing jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership, limited liability company or other pass–through entity or a beneficial owner to the extent such beneficiary, partner or settlor would not have been entitled to such additional amounts had it been the holder of the Series I Preferred Shares.

If there is a substantial probability that we or any successor corporation would become obligated to pay any additional amounts as a result of a change in tax law, we will also have the option to redeem the Series I Preferred Shares as described in “—Tax Redemption” below.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of the Series I Preferred Shares will be entitled to receive from our assets legally available for distribution to shareholders, $25.00 per share, plus dividends declared but unpaid thereon, if any, to the date of final distribution to such holders, before any distribution is made to holders of our common shares and any other class or series of junior shares.

After payment of the full amount of the liquidating distributions to which they are entitled, the holders of our Series I Preferred Shares will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series I Preferred Shares and the corresponding amounts payable on all classes or series of parity shares, then the holders of the Series I Preferred Shares and all such classes or series of parity shares will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If liquidating distributions will have been made in full to all holders of the Series I Preferred Shares and all classes or series of parity shares, our remaining assets will be distributed among the holders of our common shares or any other classes or series of our junior shares, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, our consolidation, amalgamation or merger with or into any other entity, the sale, lease or conveyance of all or substantially all of our shares or property or business or a statutory share exchange will not be deemed to constitute a liquidation, dissolution or winding up of the Company.

Redemption

Except as described below under “—Capital Disqualification Redemption” or “—Tax Redemption,” the Series I Preferred Shares are not redeemable prior to the fifth anniversary of the issue date of the Series I Preferred Shares. On and after such date, we, at our option upon not less than 30 nor more than 90 days written notice, may redeem the Series I Preferred Shares, in whole at any time or in part from time to time, for cash at a redemption price of $25.00 per share, plus an amount equal to the portion of the quarterly dividend attributable to the then–current dividend period to, but excluding, the redemption date. The Series I Preferred Shares will not be subject to any sinking fund or other obligation on our part to redeem or retire the Series I Preferred Shares. Holders of shares to be redeemed will surrender certificates, if any, for such shares at the place designated in such notice. In addition, holders of shares to be redeemed will be entitled to the redemption price and any declared but unpaid dividends payable to the redemption date.

If fewer than all of the outstanding Series I Preferred Shares are to be redeemed, we will determine the number of shares to be redeemed and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares), by lot or by any other method that we may deem equitable in our sole discretion.

Unless dividends on all the Series I Preferred Shares and all parity shares will have been declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the latest completed dividend period, and, in the case of the cumulative shares, for all past dividend periods, we may not redeem, purchase, or acquire Series I Preferred Shares or any parity shares, otherwise than pursuant to a purchase or exchange offers made on the same terms (other than in respect of arrearages on the cumulative shares) to all holders of Series I Preferred Shares and parity shares.

Notice of any redemption will be mailed at least 30 days but not more than 90 days before the redemption date to each holder of record of the Series I Preferred Shares to be redeemed at the address shown in our register of members. Each notice will state, as appropriate: (i) the redemption date; (ii) the number of Series I Preferred

Shares to be redeemed; (iii) the redemption price (including any declared but unpaid dividends) and (iv) the place or places where certificates for the Series I Preferred Shares are to be surrendered for payment of the redemption price. If fewer than all of the Series I Preferred Shares are to be redeemed, the notice mailed to each such holder thereof will also specify the number of the Series I Preferred Shares to be redeemed from such holder. If we have given notice of redemption of any of the Series I Preferred Shares and set apart the funds necessary for such redemption in trust for the benefit of the holders of the Series I Preferred Shares so called for redemption, then from and after the redemption date, such Series I Preferred Shares will no longer be deemed to be outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus declared but unpaid dividends, if any.

The holders of the Series I Preferred Shares at the close of business on a Dividend Record Date will be entitled to receive the dividend payable with respect to such Series I Preferred Shares on the corresponding Dividend Payment Date notwithstanding the redemption thereof between such Dividend Record Date and the corresponding Dividend Payment Date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for declared but unpaid dividends on Series I Preferred Shares which have been called for redemption.

Capital Disqualification Redemption

We will have the option to redeem for cash the Series I Preferred Shares at any time in whole or from time to time in part, upon not less than 30 days nor more than 60 days prior written notice in accordance with the procedures described under “—Redemption” above, at a redemption price of $25.00 per share, plus an amount equal to the portion of the quarterly dividend attributable to the then–current dividend period to, but excluding, the redemption date, within 90 days after we have reasonably determined that, as a result of (i) any amendment to, or change in, the laws or regulations of Bermuda that is enacted or becomes effective after the initial issuance of the Series I Preferred Shares; (ii) any proposed amendment to, or change in, those laws or regulations that is announced or becomes effective after the initial issuance of the Series I Preferred Shares; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of the Series I Preferred Shares, a “capital disqualification event” (as defined below) has occurred; provided that any such redemption in part may only be made if (x) we have reasonably determined that the portion of the Series I Preferred Shares to be redeemed are the subject of the capital disqualification event and (y) after giving effect to such redemption, we have reasonably determined that a capital disqualification event will not exist with respect to the then–outstanding Series I Preferred Shares and such redemption will not result in the suspension or removal of the Series I Preferred Shares from NYSE listing.

As used in this offering memorandum, a “capital disqualification event” has occurred if the Series I Preferred Shares cease to qualify, in whole or in part (including as a result of any transitional or grandfathering provisions), for purposes of determining our minimum solvency margin, capital adequacy ratios or any other comparable ratios, regulatory capital resource or level of the Company or any member thereof, where subdivided into tiers, as Tier 2 Capital securities under then–applicable capital adequacy rules and regulations imposed upon us by the BMA (or any successor agency or then–applicable regulatory authority), which, includes our “Enhanced Capital Requirements” (as defined in the relevant Bermuda capital regulations) then applicable to the Company and/or its group, except as a result of any applicable limitation on the amount of such capital.

Tax Redemption

We will have the option to redeem for cash the Series I Preferred Shares at any time in whole or from time to time in part, upon not less than 30 days nor more than 60 days prior written notice in accordance with the procedures described under “—Redemption” above, at a redemption price of $25.00 per share, plus an amount equal to the portion of the quarterly dividend attributable to the then–current dividend period to, but excluding, the redemption date, if as a result of a “change in tax law” there is a substantial probability that the Company or any successor would be required to pay any additional amounts with respect to the Series I Preferred Shares and the payment of those additional amounts cannot be avoided by the use of any reasonable measures available to us or any successor corporation.

A “change in tax law” that would trigger the provisions of the preceding paragraph would be (a) a change in or amendment to laws, regulations or rulings of any jurisdiction, political subdivision or taxing authority described in the next sentence, (b) a change in the official application or interpretation of those laws, regulations or rulings, (c) any execution of or amendment to any treaty affecting taxation to which any jurisdiction, political subdivision or taxing authority described in the next sentence is party or (d) a decision rendered by a court of competent jurisdiction in Bermuda or any taxing jurisdiction or any political subdivision described in the next sentence, whether or not such decision was rendered with respect to us, in each case described in (a)–(d) above occurring after the date of this offering memorandum. The jurisdictions, political subdivisions and taxing authorities referred to in the previous sentence are (a) Bermuda or any political subdivision or governmental authority of or in Bermuda with the power to tax, (b) any jurisdiction from or through which we or our dividend disbursing agent are making payments on the Series I Preferred Shares or any political subdivision or governmental authority of or in that jurisdiction with the power to tax or (c) any other jurisdiction in which the Company or a successor is organized or generally subject to taxation or any political subdivision or governmental authority of or in that jurisdiction with the power to tax.

In addition, we will have the option to redeem for cash any or all Series I Preferred Shares at any time in whole or from time to time in part, upon not less than 30 days nor more than 60 days prior written notice in accordance with the procedures set forth under “—Redemption” above, at a redemption price of $25.00 per share, plus an amount equal to the portion of the quarterly dividend attributable to the then–current dividend period to, but excluding, the redemption date, if there is a substantial probability that the entity formed by a consolidation, merger or amalgamation involving us or the entity to which we convey, transfer or lease substantially all our properties and assets will be required to pay additional amounts in respect of any tax, assessment or governmental charge imposed on any holder of Series I Preferred Shares as a result of a change in tax law that occurred after the date of the consolidation, merger, amalgamation, conveyance, transfer or lease and the payment of those additional amounts cannot be avoided by the use of any reasonable measures available to the Company or any successor corporation.

Substitution or Variation

In lieu of a redemption upon a capital disqualification event as described under “—Capital Disqualification Event” or a redemption upon a tax event as described under “—Tax Redemption” above, upon or following such capital disqualification event or tax event, we may, without the consent of any holders of the Series I Preferred Shares, vary the terms of the Series I Preferred Shares, or exchange them for new securities, that (1) in the case of a capital disqualification event, for purposes of determining the solvency margin, capital adequacy ratios or any other comparable ratios, regulatory capital resource or level of the Company or any member thereof, where subdivided into tiers, would cause the Series I Preferred Shares to become securities that qualify as Tier 2 Capital securities under then–applicable capital adequacy regulations imposed upon us by the BMA (or any successor agency or then–applicable regulatory authority), which includes our Enhanced Capital Requirements (as defined in the Bermuda capital regulations) or (2) in the case of a tax event, would eliminate the substantial probability that we or any successor corporation would be required to pay any additional amounts with respect to the Series I Preferred Shares as a result of a change in tax law. In either case, the terms of the varied securities or new securities considered in the aggregate cannot be less favorable to holders than the terms of the Series I Preferred Shares prior to being varied or exchanged; provided that no such variation of terms or securities received in exchange will change the specified denominations, or the amount of dividends payable on, the redemption dates (other than any extension of the period during which an optional redemption may not be exercised by the Company) or currency of, the Series I Preferred Shares, reduce the liquidation preference thereof, lower the ranking of the securities, reduce the voting threshold for the issuance of senior shares or change the foregoing list of items that may not be so amended as part of such variation or exchange. Further, no such variation of terms or securities received in exchange will impair the right of a holder of the securities to institute suit for the payment of any amounts due (as provided under the Certificate of Designation), but unpaid with respect to such holder’s securities.

Prior to any variation or exchange, we will be required to (1) receive an opinion of independent legal advisers of recognized standing to the effect that holders and beneficial owners of the Series I Preferred Shares (including as holders and beneficial owners of the varied or exchanged securities) will not recognize income, gain or loss for United States federal income tax purposes as a result of such variation or exchange and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case had such variation or exchange not occurred and (2) deliver a certificate signed by two executive officers of the Company to the transfer agent for the Series I Preferred Shares confirming that (a) a capital disqualification event or a tax event has occurred and is continuing (as reasonably determined by the Company) and (b) that the terms of the varied or new securities, considered in the aggregate, are not less favorable to holders than the terms of the Series I Preferred Shares prior to being varied or exchanged (as reasonably determined by the Company).

Any variation or exchange of the Series I Preferred Shares described above will be made after notice is given to the holders of the Series I Preferred Shares not less than 30 nor more than 60 days prior to the date fixed for variation or exchange, as applicable.

As used in this offering memorandum, “capital adequacy regulations” means the solvency margin, capital adequacy regulations or any other regulatory capital rules applicable to us from time to time on an individual or group basis pursuant to Bermuda law and/or the laws of any other relevant jurisdiction and which set out the requirements to be satisfied by financial instruments to qualify as solvency margin or additional solvency margin or regulatory capital (or any equivalent terminology employed by the then applicable capital adequacy regulations).

Voting Rights

Except as described below, the Series I Preferred Shares will have no voting rights. Whenever dividends have not been declared and paid on the Series I Preferred Shares or any class or series of non–cumulative parity shares in an amount equivalent to dividends for six full dividend periods (whether or not consecutive), then, immediately upon the happening of such event, the holders of the Series I Preferred Shares, together with the holders of shares of every class or series of non–cumulative parity shares, voting as a single class regardless of class or series, will have the right to elect two directors to our board of directors. Whenever dividends on the Series I Preferred Shares and the non–cumulative parity shares then outstanding have been paid in full, or declared and sufficient funds have been set apart for payment, for at least four consecutive dividend periods, then the right of holders of the Series I Preferred Shares and the non–cumulative parity shares to be represented by directors will cease (but subject always to the same provision for the vesting of such rights in the case of any future non–payments in an amount equivalent to dividends for six full dividend periods), and the terms of office of the additional directors elected to our board will immediately terminate.

Holders of cumulative shares are entitled to two separate additional directors whenever dividends have not been declared and paid on such cumulative parity shares in an amount equivalent to dividends for six full dividend periods (whether or not consecutive) in accordance with the terms of the respective Certificates of Designation for such cumulative shares. Unlike the additional directors for the non–cumulative shares, the terms of office of the additional directors elected by holders of cumulative shares will cease whenever all arrearages in dividends on such cumulative shares then outstanding will have been paid and dividends thereon for then–current quarterly dividend period will have been declared and paid or declared and set apart for payment. Although the Series I Preferred Shares are parity shares with respect to the cumulative shares, and notwithstanding any provision of the Certificate of Designation of any series of cumulative shares, holders of the Series I Preferred

Shares will not be entitled to vote with the holders of the cumulative shares for the election of additional directors in circumstances where the holders of cumulative shares are entitled to do so.

In the event we were to merge or amalgamate with another company, the holders of the Series I Preferred Shares are entitled to vote on such merger or amalgamation together with all other holders of our share capital pursuant to the Companies Act 1981 of Bermuda, as amended, provided that the holders of the Series I Preferred Shares would be entitled to vote as a separate class, if the merger or amalgamation agreement contains a provision that would constitute a variation of the rights of such Series I Preferred Shares.

In addition, except as set forth above under “—Substitution or Variation,” without the written consent, or the sanction of a resolution passed at a separate meeting, of the holders of at least 75% of the Series I Preferred Shares at the time outstanding, we may not (i) make any amendment or alteration to, or repeal, any of the provisions of our Memorandum of Association, bye-laws or the Certificate of Designation that would vary the rights, preferences or voting powers of the holders of the Series I Preferred Shares; (ii) authorize any amalgamation, consolidation, merger or statutory share exchange that affects the Series I Preferred Shares, unless in each such case each Series I preferred share will remain outstanding with no variation in its rights, preferences or voting powers or will be converted into or exchanged for preferred shares of the surviving entity having rights, preferences and voting powers identical to that of a Series I preferred share; or (iii) authorize any creation or increase in the authorized amount of, any shares of any class or series or any security convertible into shares of any class or series ranking prior to the Series I Preferred Shares in payment of dividends or the distribution of assets on any liquidation, dissolution or winding up of the Company. However, no such vote of the holders of the Series I Preferred Shares will be required if, prior to the time any vote is to be taken, all the outstanding Series I Preferred Shares will have been redeemed. We may create and issue additional classes or series of parity shares and fully junior shares without the consent of any holder of the Series I Preferred Shares. The holders of the Series I Preferred Shares are not entitled to vote on any sale of all or substantially all of our assets.

Conversion

Our Series I Preferred Shares are not convertible or exchangeable for any of our other securities.

Limitations on Transfer and Ownership

Our bye-laws provide that, subject to waiver by our board of directors, no person (other than any EXOR Group Member) may acquire ownership of our shares, including Series I Preferred Shares, if such purchase would result in (1) such person owning or controlling more than 9.9% of our outstanding shares (as determined by value) or (2) such person becoming a holder of more than 9.9% of the total combined voting power of all classes of our shares entitled to vote at a general meeting of our shareholders or in any other circumstance in which our shareholders are entitled to vote (a “Ten Percent Shareholder”). A transferee will be permitted to dispose of any shares purchased which violate the restriction and as to the transfer of which registration is refused. In the case of (2) above, the votes conferred by the controlled shares (including any Series I Preferred Shares) will be automatically reduced by whatever amount is necessary so that after any such reduction such person will not be a Ten Percent Shareholder. The voting rights with respect to all shares held by such person in excess of the 9.9% limitation will be allocated to the other holders of shares, pro rata based on the number of shares held by all such other holders of shares, subject only to the further limitation that no shareholder allocated such voting rights may exceed the 9.9% limitation as a result of such allocation. For these purposes, references to “ownership” or “control” of our shares mean “ownership” within the meaning of Section 958 of the Internal Revenue Code. Our bye-laws provide for additional limitations on transfer and ownership of our share capital.

Jurisdiction and Governing Law

We have agreed to submit ourselves to the non–exclusive jurisdiction of any United States Federal or New York State court sitting in the Borough of Manhattan, The City of New York, New York, over any suit, action or proceeding arising out of or relating to the Series F Preferred Shares. Bermuda substantive law will be applied in any such proceeding.

Book–Entry Procedures

DTC will act as securities depositary for our Series I Preferred Shares. We may issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of Series I Preferred Shares. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for our Series I Preferred Shares that you purchase, unless DTC’s services are discontinued as described below.

Title to book–entry interests in our Series I Preferred Shares will pass by book–entry registration of the transfer within the records of DTC in accordance with their respective procedures. Book–entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC.

Each person owning a beneficial interest in our Series I Preferred Shares must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of our Series I Preferred Shares.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

When you purchase our Series I Preferred Shares within the DTC system, the purchase must be made by or through a direct participant. The direct participant will receive a credit for our Series I Preferred Shares on DTC’s records. You, as the actual owner of our Series I Preferred Shares, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the direct and indirect participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the direct participants to whose accounts Series I Preferred Shares are credited, which may or may not be the beneficial owners.

You will not receive written confirmation from DTC of your purchase. The direct or indirect participants through whom you purchased our Series I Preferred Shares should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The direct and indirect participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through direct and indirect participants will be accomplished by entries on the books of direct and indirect participants acting on behalf of the beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in our Series I Preferred Shares, except in the event that use of the book–entry system for our Series I Preferred Shares is discontinued.

To facilitate subsequent transfers, all of the Series I Preferred Shares deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of our Series I Preferred Shares with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership.

The laws of some states may require that specified purchasers of securities take physical delivery of our Series I Preferred Shares in definitive form. These laws may impair the ability to transfer beneficial interests in the global certificates representing our Series I Preferred Shares.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our charter, DTC would authorize the direct participants holding the relevant shares to take such action, and those direct participants and any indirect participants would authorize beneficial owners owning through those direct and indirect participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Redemption notices will be sent to Cede & Co. If less than all of the shares of Series I Preferred Shares are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the Series I Preferred Shares to be redeemed in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to our Series I Preferred Shares unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants whose accounts our Series I Preferred Shares are credited on the record date, which are identified in a listing attached to the omnibus proxy.

Redemption proceeds and dividend payments on our Series I Preferred Shares will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or any agent of ours on the relevant payment date in accordance with their respective holdings shown on DTC’s records.

Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, ours or any agent of ours, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of ours or any agent of ours, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

DTC may discontinue providing its services as securities depositary with respect to our Series I Preferred Shares at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book–entry only system of transfers through DTC (or a successor securities depositary) with respect to our Series I Preferred Shares. In that event, we will print and deliver certificates in fully registered form for our Series I Preferred Shares or otherwise issue shares registered to DTC.

If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue our Series I Preferred Shares in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Secondary market trading between DTC’s Participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same–Day Funds Settlement System.

Listing of the Series I Preferred Shares

We intend to file an application to have the Series I Preferred Shares approved for listing on the NYSE under the symbol “PRE PR I.”.

Transfer Agent

The transfer agent for our Series I Preferred Shares will be Computershare Trust Company, N.A.

MATERIAL BERMUDA AND UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Bermuda Taxation

Currently, there is no Bermuda withholding tax on dividend payments made with respect to the existing preferred shares, income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by shareholders of the existing preferred shares or indeed other shareholders of the Company whether in respect of, as applicable, dividends or otherwise.

The Company has obtained from the Minister of Finance under The Exempted Undertaking Tax Protection Act 1966, as amended, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, then the imposition of any such tax will not be applicable to the Company or to any of its operations or its shares, debentures or other obligations, until March 31, 2035. The Company could be subject to taxes in Bermuda after that date. This assurance is subject to the proviso that it is not to be construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda or to prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to any property leased to the Company. The Company pays annual Bermuda government fees. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and there are other sundry taxes payable, directly or indirectly, to the Bermuda government.

United States Taxation

The following summary of the material U.S. federal income tax consequences to beneficial owners of the exchange of their existing preferred shares pursuant to the exchange offers and of the ownership and disposition of the new preferred shares, to the extent it discusses matters of law and legal conclusions, is the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”). This summary deals only with such existing preferred shares and new preferred shares held as capital assets by a beneficial owner. This discussion does not address beneficial owners of existing preferred shares that choose not to exchange such shares pursuant to the exchange offers. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

•	banks, regulated investment companies, real estate investment trusts and financial institutions;

•	insurance companies;

•	dealers and certain traders in securities;

•	persons holding existing preferred shares or new preferred shares as part of a hedging transaction, straddle, wash sale, conversion transaction or integrated transaction or person entering into a constructive sale with respect to the existing preferred shares or new preferred shares;

•	U.S. Holders (as defined below) whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	entities classified as partnerships for U.S. federal income tax purposes;

•	except as stated explicitly below, tax-exempt entities, including an “individual retirement account” or “Roth IRA”;

•	except as stated explicitly below, persons that own or are deemed to own 10% or more of our voting shares; and

•	certain U.S. expatriates.

In addition, this summary does not address alternative minimum taxes, state, local or non-U.S. taxes. This discussion does not address any U.S. federal taxes other than income taxes (such as gift and estate taxes).

If an entity that is classified as a partnership for U.S. federal income tax purposes holds existing preferred shares or new preferred shares, as the case may be, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding existing preferred shares or new preferred shares and partners in such partnerships are urged to consult their tax advisors as to the particular U.S. federal income tax consequences of participating in the exchange offers and holding and disposing of new preferred shares.

This summary is based on the Code, judicial decisions, U.S. Treasury regulations (proposed, temporary and final) issued under the Code, published rulings and other administrative pronouncements, all as they currently exist as of the date hereof. These income tax laws and regulations, however, may change at any time, possibly on a retroactive basis. Any such changes may affect the matters discussed in this summary.

U.S. HOLDERS OF EXISTING PREFERRED SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE EXCHANGE OFFERS AND OF THE OWNERSHIP AND DISPOSITION OF NEW PREFERRED SHARES IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, AND NON-U.S. LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

U.S. Holders

A “U.S. Holder” is a holder that, for U.S. federal income tax purposes, is a beneficial owner of existing preferred shares or new preferred shares and is:

•	a citizen or resident of the United States, as determined for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (x) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more persons are authorized to control all substantial decisions of the trust or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The Exchange Offers

We do not expect the exchanges pursuant to the exchange offers to constitute exchanges for U.S. federal income tax purposes. Therefore, you should not recognize any income, gain or loss for U.S. federal income tax purposes in connection with such exchanges. Even if such exchanges pursuant to the exchange offers did constitute exchanges for U.S. federal income tax purposes, you generally should not recognize any income, gain or loss for U.S. federal income tax purposes in connection with such exchanges. Additionally, if such exchange offers do constitute exchanges for U.S. federal income tax purposes, your tax basis in the new preferred shares received pursuant to the exchange offers will be equal to your tax basis in the existing preferred shares treated as exchanged therefor, and your holding period for the new preferred shares received pursuant to the exchange offers will include your holding period for the existing preferred shares treated as exchanged therefor.

Consequences of the Receipt, Ownership and Disposition of New Preferred Shares

Taxation of Distributions

Subject to the discussion below relating to the potential application of the “controlled foreign corporation,” “related person insurance income” and “passive foreign investment company” rules, cash distributions made with respect to the new preferred shares, including additional amounts paid pursuant to the obligation described under

“Description of Series H Cumulative Redeemable Preferred Shares— Payment of Additional Amounts and Description of Series I Non–Cumulative Redeemable Preferred Shares— Payment of Additional Amounts,” will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits. U.S. Holders of the new preferred shares generally will be subject to U.S. federal income tax on the receipt of such dividends. Such dividends will not be eligible for the dividends received deduction provided by Section 243 of the Code. To the extent that a distribution exceeds earnings and profits, it will first be treated as a return of the U.S. Holder’s basis to the extent thereof, and then as gain from the sale of a capital asset, subject to the discussion below related to the potential application of the “controlled foreign corporation,” “related person insurance income” and “passive foreign investment company” rules.

Subject to applicable limitations, dividends on the new preferred shares paid to certain non-corporate U.S. Holders should be taxed at favorable rates applicable to “qualified dividend income,” provided certain holding period requirements are met. This conclusion is based on our belief that we should not be classified as a “passive foreign investment company” (as discussed further below).

Sales, Exchanges or Other Dispositions of New Preferred Shares

In general, a U.S. Holder will recognize gain or loss on a sale, exchange, or other taxable disposition (collectively, a “disposition”) of a new preferred share in an amount equal to the difference between the amount realized and the adjusted tax basis for that new preferred share. Subject to the discussion below relating to the potential application of the “controlled foreign corporation,” “related person insurance income” and “passive foreign investment company” rules, gain or loss on the disposition of a new preferred share generally will be capital gain or loss, and generally will be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder has a holding period for the new preferred share of more than one year. Capital gains of individuals in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Additionally, any gain or loss on the disposition of a new preferred share generally will be U.S. source and generally will constitute “passive income” for foreign tax credit limitation purposes.

Redemption of New Preferred Shares

Unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code for treating the redemption as a sale or exchange, a redemption of the new preferred shares for cash will be treated under Section 302 of the Code as a dividend if we have sufficient earnings and profits. If the redemption is treated as a sale or exchange of the U.S. Holder’s new preferred shares, the U.S. Holder’s treatment will be as discussed above in “Sales, Exchanges or Other Dispositions of New Preferred Shares.” The redemption will be treated as a sale or exchange only if it (i) is “substantially disproportionate,” (ii) constitutes a “complete termination of the holder’s share interest” in us or (iii) is not “essentially equivalent to a dividend,” each within the meaning of Section 302(b). In determining whether any of the alternative tests of Section 302(b) is met, shares of our share capital actually owned, as well as shares considered to be owned by the U.S. Holder by reason of certain constructive ownership rules, must be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) is satisfied with respect to a particular holder of the new preferred shares will depend on that holder’s particular facts and circumstances as of the time the determination is made, U.S. Holders should consult their own tax advisors to determine their tax treatment of a redemption of new preferred shares in light of their own particular investment circumstances.

Application of Related Person Insurance Income Rules

Potential Inclusion of Related Person Insurance Income

The “related person insurance income” (“RPII”) rules of the Code will apply to U.S. Holders (including tax-exempt persons) who, through their ownership of our share capital (including existing preferred shares and new preferred shares), are indirect shareholders of an Insurance Subsidiary if both (A) the Insurance Subsidiary is a “controlled foreign corporation” (a “CFC”) for RPII purposes (a “RPII CFC”) (which will be the case if 25% or more of the value or voting power of such Insurance Subsidiary’s share capital is owned (directly, indirectly through foreign entities, or by attribution) by U.S. Holders), and (B)(i) such Insurance Subsidiary has gross RPII equal to 20% or more of its gross insurance income and (ii) 20% or more of either the voting power or the value of such Insurance Subsidiary’s share capital is owned directly or indirectly through entities by persons (directly or indirectly) insured or reinsured by such Insurance Subsidiary or persons related to such insureds or reinsureds. RPII is Section 953(a) insurance income (investment income and premium income) from the direct or indirect insurance or reinsurance of any U.S. Holder who holds share capital of the applicable Insurance Subsidiary (directly or indirectly through foreign entities) or of a person related to such a U.S. Holder of share capital. An Insurance Subsidiary may be considered to indirectly reinsure the risk of a direct or indirect U.S. Holder, and thus generate RPII, if an unrelated company that insured such risk in the first instance reinsures the risk with such Insurance Subsidiary.

While there can be no assurance, it is not anticipated that 20% or more of the gross insurance income of any Insurance Subsidiary for any taxable year will constitute RPII. If 20% or more of the gross insurance income of an Insurance Subsidiary for any taxable year were to constitute RPII and 20% or more of the voting power or the value of the share capital of such Insurance Subsidiary were held directly or indirectly by insureds or reinsureds or persons related thereto, each direct and indirect (including by reason of ownership of our new preferred shares) U.S. Holder of share capital of such Insurance Subsidiary (a “RPII Holder”) on the last day of such Insurance Subsidiary’s taxable year would be taxable currently with respect to its allocable share of the RPII for the entire year (whether distributed or not). For this purpose, all of such Insurance Subsidiary’s RPII would be allocated solely to RPII Holders but only to the extent of their ratable share of such Insurance Subsidiary’s total earnings and profits for the taxable year. A RPII Holder who owns our share capital (including new preferred shares) during a taxable year but not on the last day of the taxable year, which would normally be December 31, is generally not required to include in gross income any part of an Insurance Subsidiary’s RPII.

Computation of RPII

In an effort to determine how much RPII each Insurance Subsidiary has earned in each taxable year, we intend to obtain information to determine whether such Insurance Subsidiary’s insureds or persons related thereto own our share capital and are U.S. Holders. We will take reasonable steps to secure such information, but there can be no assurance that our procedures will enable us to identify all of the Insurance Subsidiaries’ RPII. For any year that we determine that an Insurance Subsidiary’s gross RPII is 20% or more of that entity’s gross insurance income for the year and 20% or more of the voting power or the value of the share capital of such Insurance Subsidiary is held directly or indirectly by insureds or reinsureds or persons related thereto, we may also seek information from our shareholders as to whether beneficial owners of our share capital at the end of the year are U.S. Holders so that RPII may be apportioned among such persons. To the extent we are unable to determine whether a beneficial owner of our share capital is a U.S. Holder, we may assume that such owner is not a U.S. Holder for purposes of apportioning RPII, thereby increasing the per share RPII amount for all RPII Holders.

Basis Adjustments

A RPII Holder’s tax basis in our share capital (including existing preferred shares and new preferred shares) will be increased by the amount of any RPII that the shareholder includes in income. The RPII Holder may exclude from income the amount of any distribution by us to the extent the RPII included such amount in income for the year in which the distribution was paid or for any prior year. Under proposed regulations, the RPII Holder’s tax basis in our share capital will be reduced by the amount of such distributions that are excluded from income.

Dispositions of New Preferred Shares

Section 1248 of the Code generally provides that if a U.S. Holder sells or exchanges stock in a foreign corporation and such person is a “10% U.S. Shareholder” (as defined below) at any time during the 5-year period ending on the date of the sale or exchange when such foreign corporation was a CFC, any gain from such sale or exchange may be treated as a dividend to the extent of the CFC’s earnings and profits, attributable to such shares, during the period that the shareholder held the shares (with certain adjustments). A 10% U.S. Shareholder will be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. income tax or information return that it would normally file for the taxable year in which the disposition occurs. A “10% U.S. Shareholder” of a foreign corporation is any U.S. Holder that owns, directly or indirectly through one or more foreign entities, or is considered to own (by application of certain constructive ownership rules), 10% or more of the total combined voting power of all classes of stock of the foreign corporation.

Section 953(c)(7) of the Code generally provides that Section 1248 will also apply to gain recognized by a RPII Holder with respect to the sale or exchange of shares in a foreign corporation that earns RPII and is characterized as a RPII CFC if the foreign corporation would be taxed as an insurance company if it were a domestic corporation, regardless of whether the RPII Holder is a 10% U.S. Shareholder or whether the corporation qualifies for either the RPII 20% ownership exception or the RPII 20% gross income exception. Existing Treasury Department regulations do not clarify whether Section 1248 and the requirement to file IRS Form 5471 would apply with respect to the disposition of shares in a foreign corporation (such as PartnerRe Ltd.) that is not itself a RPII CFC but has a foreign insurance subsidiary that is a RPII CFC and that would be taxed as an insurance company if it were a domestic corporation, nor do proposed regulations issued by the Treasury Department. Accordingly, it is possible that Section 1248 and the requirement to file IRS Form 5471 do not apply to a RPII Holder that is not a 10% U.S. Shareholder of our share capital because we are not directly engaged in the insurance business. There can be no assurance, however, that the IRS will interpret the regulations in this manner or that the Treasury Department will not amend the regulations to provide that Section 1248 and the requirement to file IRS Form 5471 will apply to dispositions of our share capital (including new preferred shares) in respect of our ownership of the Insurance Subsidiaries.

Application of Passive Foreign Investment Company Rules

Sections 1291 through 1298 of the Code contain special rules applicable with respect to foreign corporations that are “passive foreign investment companies” (“PFICs”). In general, a foreign corporation will be a PFIC if 75% or more of its gross income constitutes “passive income” or 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. If we were to be characterized as a PFIC, certain adverse consequences could apply to U.S. Holders of our share capital (including new preferred shares). If we were to be treated as a PFIC for any taxable year during which a U.S. Holder held our share capital, gain recognized by the U.S. Holder on a disposition of our share capital would be allocated ratably over the U.S. Holder’s holding period for the share capital. The amounts allocated to the taxable year of the disposition and to any year before we became a PFIC would be taxed as ordinary income. The amounts allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the amount allocated to such taxable year. Further, any distribution in respect of our share capital in excess of 125 percent of the average of the annual distributions on our share capital received by the U.S. Holder during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, would be subject to taxation in the same manner as gain, as described immediately above. If we were to be characterized as a PFIC, the adverse tax consequences described above would generally apply to gain on a sale, exchange or other disposition of our existing preferred shares and new preferred shares, but would not generally apply to the receipt of ordinary dividends paid on a regular, quarterly basis. In addition, if we and one of our subsidiaries were treated as a PFIC, U.S. Holders of our share capital could, under proposed Treasury regulations, be subject to taxation as described above upon our sale of the subsidiary stock or our receipt of a distribution paid from such subsidiary. Certain elections may be available to U.S. Holders (including a mark-to-market election) that may mitigate the adverse consequences resulting from PFIC status.

In determining whether a foreign corporation has the requisite passive income so as to be considered a PFIC, the Code contains an express exception for income “derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business.” The Code contains a look-through rule stating that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation will be treated as if it “received directly its proportionate share of the income” and as if it “held its proportionate share of the assets” of any other corporation in which it owns at least 25% of the stock. Under the look-through rule, we would be deemed to own the assets and to have received any income of the Insurance Subsidiaries directly for the purposes of determining whether we qualify for the insurance exception described above.

There are currently no final or temporary regulations regarding the application of the PFIC provisions of the code to an insurance company, so the application of those provisions to insurance companies remains unclear in certain respects. The IRS issued proposed regulations intended to clarify the application of the PFIC rules to foreign insurance companies. These proposed regulations provide that a non-U.S. insurance company may only qualify for an exception to the PFIC rules if, among other things, the non-U.S. insurance company’s officers and employees perform its substantial managerial and operational activities. These proposed regulations also provide that income from investment activities, to the extent such income is earned from assets held by the non-U.S. insurance company to meet obligations under its insurance, annuity and reinsurance contracts, is not passive income. These proposed regulations will not be effective until adopted in final form.

If we were to be treated as a PFIC for any taxable year during which a U.S. Holder owned existing preferred shares or new preferred shares, the U.S. Holder would generally be required to file IRS Form 8621 with its annual U.S. federal income tax return, subject to certain exceptions. Each U.S. Holder who is considering an investment in the new preferred shares should consult its tax advisor as to the effects of these rules.

Foreign Tax Credit

We expect that any dividends paid by us will be treated as foreign source income for purposes of computing a shareholder’s U.S. foreign tax credit limitation. Any dividends that are foreign source income generally will constitute “passive” income for foreign tax credit limitation purposes. Thus, U.S. Holders may not be able to utilize any excess foreign tax credits that a U.S. Holder may otherwise have to reduce U.S. tax on such income. The rules governing foreign tax credits are complex, and U.S. Holders should consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances.

Backup Withholding and Information Reporting

Payments of dividends, sales proceeds and the redemption price of the new preferred shares generally are subject to information reporting and to backup withholding at the applicable rate unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred.

The amount of any backup withholding from a payment to the U.S. Holder will be allowed as a credit against such holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

Net Investment Income Tax

An additional 3.8% tax generally is imposed on the net investment income of individuals, estates and trusts. “Net investment income” generally includes (1) interest, dividend, annuity, royalty and rent income and net gains from the disposition of property, unless such income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities) and (2) other gross income from a trade or business that consists of certain passive or trading activities. It is anticipated that net income and gain attributable to an investment in the existing preferred shares or new preferred shares will be included in an investor’s “net investment income” subject to this tax. U.S. Holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of this tax to their income and gains in respect of their investment in existing preferred shares or new preferred shares.

Possible Fast-Pay Arrangement

Background

As part of EXOR’s bid for PartnerRe, EXOR offered enhanced consideration to PartnerRe’s holders of existing preferred shares. This consideration was proposed in the form of exchange offers of securities that included an increased dividend rate, which is described in the merger agreement (the “enhanced dividend exchange offers”). During the course of negotiations, PartnerRe’s counsel raised the issue that the preferred shares to be issued in the enhanced dividend exchange offers might be fast-pay stock (discussed further below), and, consequently, that PartnerRe’s shareholders might be participants in a listed transaction and subject to the U.S. tax shelter reporting requirements resulting therefrom. As a result, PartnerRe and EXOR committed, under the merger agreement, to use their commercially reasonable efforts to obtain a ruling, as described in the merger agreement, from the IRS substantially to the effect that the new preferred shares to be issued pursuant to the enhanced dividend exchange offers would not be treated as fast-pay stock for U.S. federal income tax purposes or that shareholders would not have participated, or be subject to the disclosure requirements for having participated, in a “listed transaction.” Pursuant to the merger agreement, PartnerRe would commence the enhanced dividend exchange offers if, and only if, it received such a ruling.

Following a pre-submission telephone conference held during the week of August 25, 2015, PartnerRe requested such a ruling from the IRS on September 8, 2015. In the months that followed, PartnerRe and EXOR used commercially reasonable efforts to obtain the requested ruling, including numerous conference calls, two supplemental submissions and an in-person meeting with the IRS. Notwithstanding those efforts, the IRS indicated that it intended, contrary to the request, to rule that the new preferred shares to be issued in the enhanced dividend exchange offers would be fast-pay stock. Thereafter, PartnerRe and EXOR continued to use commercially reasonable efforts to obtain a closing agreement to the effect that the information and disclosure obligations of PartnerRe’s preferred shareholders would be deemed to have been satisfied with respect to the enhanced dividend exchange offers, thus fulfilling the ruling requirement in the merger agreement. Ultimately, on February 16, 2016, the IRS indicated that it would be unable to enter into such closing agreement. Accordingly, on February 17, 2016, PartnerRe publicly announced that the IRS had declined to issue the ruling described in the merger agreement upon which the enhanced dividend exchange offers was conditioned. PartnerRe announced that instead, as contemplated by the merger agreement in such circumstance, a payment of approximately $42.7 million in the aggregate would be made to the holders of existing preferred shares in connection with closing of the merger and that PartnerRe would use commercially reasonable efforts to make alternate exchange offers in lieu of the enhanced dividend exchange offers, which we refer to herein as “exchange offers.”

The merger agreement also provides that if PartnerRe does not obtain a ruling prior to the closing date of the merger, Parent is required to use commercially reasonable efforts to obtain two opinions of Paul, Weiss, substantially in the forms attached to the merger agreement, to the effect that (1) the existing preferred shares will not be fast-pay stock following the consummation of the merger and before the consummation of the exchange offers, and (2) the exchange offers will not result in the exchange of existing preferred shares for new preferred shares being treated as fast-pay stock for U.S. federal income tax purposes. In light of the positions taken by the IRS in the course of discussing the ruling request, Parent was unable to obtain such opinions substantially in such form.

PartnerRe has instead sought and received opinions from Paul, Weiss that reach the same conclusion as described above and that are substantially based on the reasoning discussed below in “Classification of New Preferred Shares.” We are including as exhibits to the Schedule TO relating to the exchange offers (see “Where

You Can Find More Information”) (a) the form of opinion received from Paul, Weiss that the existing preferred shares will not be fast-pay stock following the consummation of the merger and before the consummation of the exchange offers and (b) the form of opinion received from Paul, Weiss that the exchange offers will not result in the exchange of existing preferred shares for new preferred shares being treated as fast-pay stock for U.S. federal income tax purposes. Each of the opinions described above is subject to the limitations and qualifications set forth therein. Opinions of counsel are not binding on the IRS, however, and there is no guarantee that the IRS will agree with such opinion. Opinions are tax advice given solely to the addressee of such opinions (in this case, PartnerRe) and are not tax advice to be relied upon by any other party.

Fast-Pay Stock

“Fast-pay stock” is defined in Treasury Regulations as stock structured such that dividends paid on the stock are economically “a return of the holder’s investment (as opposed to only a return on the holder’s investment).” The Treasury Regulations also provide that, unless clearly demonstrated otherwise, stock is presumed to be fast-pay stock if either it is structured to have a dividend rate that is reasonably expected to decline, or it is issued for an amount that exceeds, by more than a de minimis amount, the amount at which the holder can be compelled to dispose of the stock.

The determination of whether stock is fast-pay stock is made when the stock is issued; stock that is not fast-pay stock when issued is re-tested when there is a “significant modification in the terms of the stock or the related agreements or a significant change in the relevant facts and circumstances.

The Treasury Regulations do not define, and there is no IRS guidance that interprets, what the term “significant modification” means for purposes of a fast-pay determination. Although not directly on point, the concept of “significant modification” is presented in an analogous context in regulations governing the determination of whether a change to an existing debt instrument constitutes an exchange for U.S. federal income tax purposes.

Pursuant to those regulations, a modification to a debt instrument results in an exchange if and only if it is a “significant modification.” A modification is a “significant modification” “only if, based on all facts and circumstances, the legal rights or obligations that are altered and the degree to which they are altered are economically significant.” The regulations provide a safe harbor period for deferral of payments, such that a deferral of the lesser of five years or 50 percent of the original term of the instrument will not result in a significant modification and provide that changes in customary financial covenants are not significant modifications.

Classification of New Preferred Shares

Based on the regulations discussed above, we do not believe that a holder’s exchange of the existing preferred shares for new preferred shares pursuant to these exchange offers will result in a holder holding securities the terms of which have been “significantly modified.” Further, we do not believe there has been a change in relevant facts and circumstances that would require retesting for fast-pay status. Therefore, we believe alternate exchange securities issued pursuant to the alternate exchange offers will not be tested for fast-pay status when they are issued.

Although we do not believe that the alternate exchange securities will be fast-pay stock, there is no guarantee that the IRS will agree with our position. Based on conversations with the IRS regarding the exchange offers, we believe that, if the IRS were to view the alternate exchange offers as an exchange for U.S. federal income tax purposes, it likely would take the position that the alternate exchange securities constitute fast-pay stock.

If the IRS does challenge the alternate exchange securities as fast-pay stock and is successful in its challenge, all U.S. holders of preferred shares, including U.S. holders that do not participate in the exchange offers, may be required under applicable Treasury Regulations to file a disclosure statement (IRS Form 8886 or successor form) with their U.S. federal income tax returns identifying their participation in a prohibited tax shelter transaction and to mail a copy of such form to the IRS Office of Tax Shelter Analysis. Failure to comply with these disclosure requirements may result in onerous penalties. In addition, in certain circumstances, the IRS may recast fast-pay arrangements as alternative transactions. Accordingly, treatment of the new preferred shares as fast-pay stock could materially and adversely affect the liquidity and value of the new preferred shares.

Material advisors to a transaction that is treated as a “fast-pay arrangement” are also required to file a disclosure statement with the IRS, and can be subject to onerous fee disgorgement penalties for failure to comply. In light of these onerous fee disgorgement penalties, certain material advisors to PartnerRe and EXOR intend to file protective disclosure statements with the IRS to avoid the risk of penalties. All U.S. holders of PartnerRe preferred shares are urged to consult their tax advisors as to the U.S. federal income tax consequences of the arrangements described herein, including as to the advisability of protectively filing disclosure statements with the IRS.

This summary of material U.S. federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS

Neither we nor our subsidiaries and, to our knowledge, none of our directors, executive officers or our controlling persons beneficially own any existing preferred shares or have engaged in any transaction in the existing preferred shares during the 60 days prior to the date hereof.

CONVERSION AGENT

Computershare Trust Company, N.A. has been appointed as the conversion agent for the exchange offers. We have agreed to pay the conversion agent reasonable and customary fees for its services. All completed letters of transmittal and agent’s messages should be directed to the conversion agent at the address set forth below.

Computershare Trust Company, N.A.

250 Royall Street

Suite V

Canton, MA 02021

INFORMATION AGENT

Okapi Partners LLC has been appointed as the information agent for the exchange offers. We will pay the information agent reasonable and customary fees for their services, and will reimburse them for their reasonable out-of-pocket expenses. We have agreed to pay the information agent reasonable and customary fees for its services and will reimburse the information agent for its reasonable out of pocket expenses. Any questions regarding the procedures for tendering in the exchange offers and requests for assistance in tendering your existing preferred shares, or requests for additional copies of this offering memorandum or the letter of transmittal should be directed to the information agent as set forth below:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

(212) 297-0720

Shareholders may call toll free: (877) 796-5274

E-mail: info@okapipartners.com

We will bear the fees and expenses relating to the exchange offers. We are making the principal solicitation by mail and overnight courier. However, where permitted by applicable law, additional solicitations may be made by facsimile, telephone, email or in person by our officers and regular employees and those of our affiliates. We will also pay the conversion agent reasonable and customary fees for their services, and will reimburse them for their reasonable out-of-pocket expenses. We will indemnify the conversion agent against certain liabilities and expenses in connection with the exchange offers, including liabilities under the federal securities laws.

MISCELLANEOUS

We are not aware of any jurisdiction in the United States in which the making of the exchange offers is not in compliance with applicable law. If we become aware of any such jurisdiction in the United States in which the making of the exchange offers would not be in compliance with applicable law, we will make a reasonable good faith effort to comply with any such law. If, after such reasonable good faith effort, we cannot comply with any such law, the exchange offers will not be made to (nor will surrenders of existing preferred shares for exchange in connection with the exchange offers be accepted from or on behalf of) the owners of existing preferred shares residing in such jurisdiction.

No person has been authorized to give any information or make any representations other than those contained or incorporated by reference herein or in the accompanying letter of transmittal and other materials, and, if given or made, such information or representations must not be relied upon as having been authorized by us, conversion agent or any other person. The statements made in this offering memorandum are made as of the date on the cover page of this offering memorandum, and the statements incorporated by reference are made as of the date of the document incorporated by reference. The delivery of this offering memorandum and the accompanying materials shall not, under any circumstances, create any implication that the information contained herein or incorporated by reference is correct as of a later date.

Recipients of this offering memorandum and the accompanying materials should not construe the contents hereof or thereof as legal, business or tax advice. Each recipient should consult its own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning the exchange offers.